Exhibit 10.2

EXECUTION COPY

COMMITMENT LETTER
COMMITMENT LETTER (including the Schedules and Annexes hereto, this “Commitment Letter”), dated as of November 14, 2014, by and between Time Warner Inc., a Delaware corporation (“Time Warner”), and Central European Media Enterprises Ltd., a Bermuda company (“CME”).  Capitalized terms used in this Commitment Letter have the meaning set forth in Section 7.1, unless defined elsewhere herein.

RECITALS
WHEREAS, CET 21 spol. s r.o., a limited liability company organized under the laws of the Czech Republic (“CET 21”), has outstanding €240.0 million aggregate principal amount of its Senior Notes due 2017 (the “2017 Notes”).

WHEREAS, CME has:

•	outstanding $261.0 million aggregate principal amount of its Senior Convertible Notes due 2015 (the “2015 Notes”);

•
outstanding $400.0 million aggregate principal amount of its Senior Secured Notes due 2017 (the “2017 PIK Notes”) issued by CME under the Indenture dated as of May 2, 2014, among CME, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, paying agent, transfer agent and registrar;

•
outstanding approximately $32.0 million aggregate principal amount under that certain Amended and Restated Term Loan Facility Credit Agreement dated as of November 14, 2014 (as amended, the “Term Loan Credit Agreement”), among CME, the lenders party thereto from time to time and Time Warner, as administrative agent, which amended the original Term Loan Credit Agreement dated as of February 28, 2014; and

•
entered into that certain Amended and Restated Revolving Loan Facility Credit Agreement, dated as of November 14, 2014 (as amended, the “Revolving Loan Credit Agreement”), among CME, Time Warner and the other lenders party thereto from time to time, and the administrative agent, which amended the original Revolving Loan Credit Agreement dated as of May 2, 2014;

WHEREAS, on the date hereof, the transactions and events set forth on Schedule 1 hereto are occurring or have occurred and were conditions to the execution and delivery of this Commitment Letter by Time Warner; and

WHEREAS, CME has requested Time Warner to provide or assist in arranging to provide financing sufficient to repay at maturity on November 15, 2015 (the “2015 Notes Maturity Date”) the outstanding principal amount of the 2015 Notes.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
COMMITMENT

1.1.               2015 Refinancing Transaction.  Time Warner agrees, at its election (the option below selected by Time Warner being herein called the “Selected Option”) either to:
(a)                 assist CME to arrange, and CME agrees to enter into, on the terms and conditions set forth in this Commitment Letter, a senior unsecured term loan that matures on November 1, 2019 (the “2015 Third Party Loan”) to be obtained by CME from one or more commercial banks selected by Time Warner and reasonably acceptable to CME (the “2015 Lenders”) and to be made under a term loan agreement substantially in the form attached hereto as Annex I or in such other form as is required by the 2015 Lenders and is otherwise acceptable to Time Warner and CME (the “2015 Third Party Credit Agreement”), accompanied by an unconditional unsecured guarantee of payment by Time Warner substantially in the form attached hereto as Annex II or in such other form as is required by the 2015 Lenders and is otherwise acceptable to Time Warner (the “2015 Third Party Credit Agreement Guarantee”); provided that at the option of Time Warner the 2015 Third Party Loan may take the form of an incremental term loan under the 2017 Third Party Credit Agreement (as defined herein); or
(b)                 provide (or to cause an Affiliate to provide) to CME, and CME agrees to enter into, on the terms and conditions set forth in this Commitment Letter, a senior secured term loan that matures on November 1, 2019 (the “2015 Time Warner Loan”) to be made by Time Warner or such Affiliate to CME under a term loan agreement substantially in the form attached hereto as Annex III or in such other form as is acceptable to Time Warner and CME (the “2015 Time Warner Credit Agreement”);
in either case providing sufficient funds to enable CME to repay the outstanding principal amount of the 2015 Notes on the 2015 Notes Maturity Date (the “2015 Refinancing Transaction”).  CME is solely responsible for obtaining funds to pay accrued interest on the 2015 Notes and all fees and expenses incurred by it in connection with the 2015 Refinancing Transaction.
1.2.               Selection of Form of 2015 Refinancing Transaction.  At any time prior to October 1, 2015, Time Warner after consultation with CME, will notify CME of the Selected Option, which election is binding upon CME; provided, that if such election is not made by such date, the selected option shall be deemed to be clause (b) of Section 1.1.
1.3.               Commitment Fee.  CME will pay to Time Warner a commitment fee (the “Commitment Fee”) of $9,136,190.00 in exchange for Time Warner’s commitments set forth in this Commitment Letter with respect to the 2015 Refinancing Transaction. The Commitment Fee will be fully earned by Time Warner on the date hereof and will be payable on the terms set out in Section 2.04(c) of the Reimbursement Agreement.

2

ARTICLE II.
2015 REFINANCING COVENANT

2.1.                2015 Refinancing Covenant.  CME agrees that neither it nor any of its Subsidiaries will directly or indirectly refinance the 2015 Notes except through the 2015 Refinancing Transaction as contemplated under this Commitment Letter (the “2015 Refinancing Covenant”).
ARTICLE III.
CONDITIONS
3.1.               Exclusive Conditions.  The obligation of Time Warner to arrange or provide the financing as provided in Article I is subject only to the following conditions being satisfied on or prior to funding the 2015 Third Party Credit Agreement or the 2015 Time Warner Credit Agreement, as applicable: (a) the events or conditions to effectiveness of this Commitment Letter set forth on Schedule 1 attached hereto shall have been satisfied or waived, (b) CME shall have complied with its obligations under this Commitment Letter, including the 2015 Refinancing Covenant and (c) the conditions set forth on Schedule 3.1 attached hereto shall have been satisfied or waived.  The obligations of the 2015 Lenders to fund under the 2015 Third Party Loan will be set forth therein, and the obligations of Time Warner or its Affiliate party thereto to fund under the 2015 Time Warner Credit Agreement shall be set forth therein.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
4.1.               Representations and Warranties of CME.  CME represents and warrants on the date hereof and on the Financing Closing Date to Time Warner as follows:
(a)           Organization and Standing.  CME is duly organized and in good standing under its jurisdiction of organization.  CME has all requisite power and authority to conduct its business as presently conducted and as disclosed in CME Reports except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)          Authorization, Execution and Delivery and Enforceability.  CME has all requisite corporate power and corporate authority to enter into and to perform its obligations under this Commitment Letter and to consummate the transactions contemplated hereby. The execution and delivery of this Commitment Letter by CME, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CME including, without limitation, by members of CME’s Board of Directors independent from Time Warner.  Approval of shareholders of CME is not required to consummate the 2015 Refinancing Transaction.  This Commitment Letter has been duly executed and delivered by CME and constitutes a valid and binding obligation of CME, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditor’s rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity and (iii) implied covenants of good faith and fair dealing.

3

(c)           Brokers, Finders, etc.  All negotiations relating to this Commitment Letter and the transactions contemplated by this Commitment Letter have been carried on in such manner as to not give rise to any valid claim against Time Warner or any of its Affiliates for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of CME or any of its subsidiaries.
(d)          No Litigation.  Except as disclosed in CME’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC on February 28, 2014 in the form previously provided to Time Warner or in other filings made with the SEC by CME after February 28, 2014 and prior to the date hereof (copies of which have been provided to Time Warner), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Entity or in arbitration now pending against, or to the knowledge of CME threatened against, CME or any of its Subsidiaries or any business, property, officers, directors or rights of any such Person that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)           Financial Condition; No Material Adverse Effect.
(i)            The audited consolidated balance sheet and statements of operations, stockholders equity and cash flows (including the notes thereto) of CME as of and for the fiscal year ended December 31, 2013, reported on by Deloitte LLP, independent public accountants, copies of which have heretofore been furnished to Time Warner, when combined with all public filings with the SEC by CME or its subsidiaries since December 31, 2013 and prior to the date hereof, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of CME, as of such date and for such period, in accordance with GAAP.
(ii)            The unaudited consolidated balance sheet and statements of operations, stockholders equity and cash flows of  CME as of and for the nine-month period ended September 30, 2014, copies of which have heretofore been furnished to Time Warner, when combined with all public filings with the SEC by CME or its subsidiaries since September 30, 2014, and prior to the date hereof, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of CME, as of such date and for such period, in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.
(iii)            Except as disclosed by CME (i) in writing to Time Warner or (ii) in any document filed with or furnished to the SEC, in each case prior to the date hereof, since September 30, 2014, through the date hereof, there have not been events, changes, circumstances or occurrences that, when taken as a whole, have had a Material Adverse Effect during the applicable period taken as a whole or would reasonably be expected to result in a Material Adverse Effect.

4

4.2.               Representations and Warranties of Time Warner.  Time Warner represents and warrants as of the date hereof to CME as follows:
(a)           Organization and Standing; Ownership.  Time Warner is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Time Warner has all requisite power and authority to enter into this Commitment Letter and to consummate the transactions contemplated hereby.
(b)          Authorization, Execution and Delivery and Enforceability.  The execution and delivery by Time Warner of this Commitment Letter and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Time Warner.  The Commitment Letter has been duly executed and delivered by it and constitutes a valid and binding obligation of Time Warner, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditor’s rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.
(c)           Financial Capability.  Time Warner will have available funds necessary to consummate the financings on the terms and conditions contemplated by the 2015 Time Warner Credit Agreement, if that is the Selected Option.
(d)          Brokers, Finders, etc.  All negotiations relating to this Commitment Letter and the transactions contemplated by this Commitment Letter have been carried on in such manner as to not give rise to any valid claim against CME for any brokerage or finder’s commission, fee or similar compensation based upon arrangements made by or on behalf of Time Warner.
ARTICLE V.
OTHER COVENANTS
5.1.               Public Announcements.  The parties agree that no public release or announcement concerning this Commitment Letter or the transactions contemplated hereby shall be issued or made by or on behalf of any party or their respective Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as such announcement may, in the reasonable judgment of the releasing party, be required by law, or any rule or regulation of any securities exchange on which securities of the releasing party are listed, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. For the avoidance of doubt, any press release(s) to be issued announcing the execution of this Commitment Letter or the documentation contemplated hereby shall be mutually agreed by the parties prior to release.

5

ARTICLE VI.
TERMINATION

6.1.               Termination.  This Commitment Letter may be terminated at any time:
(a)           by the mutual written consent of CME and Time Warner;
(b)          by either CME or Time Warner if any Governmental Entity shall have issued an injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Commitment Letter and such injunction or other ruling shall not be subject to appeal or shall have become final and unappealable;
(c)          prior to the date of execution and delivery of the parties thereto of the 2015 Third Party Credit Agreement or the 2015 Time Warner Credit Agreement, as applicable and the making of the 2015 Third Party Loan or the 2015 Time Warner Loan, as applicable (the “Financing Closing Date”), by Time Warner if CME shall have materially breached the terms of this Commitment Letter and such breach is not cured within fifteen (15) Business Days after receiving notice thereof; or
(d)          prior to the Financing Closing Date, by CME if Time Warner shall have materially breached the terms of this Commitment Letter and such breach is not cured within fifteen (15) Business Days after receiving notice thereof.
6.2.              Effect of Termination.  In the event that this Commitment Letter is terminated under Section 6.1, (a) all further obligations of the parties under this Commitment Letter, other than pursuant to this Section 6.2 and, unless this Commitment Letter is terminated by CME pursuant to Section 6.1(d), Section 1.3, will be terminated without further liability of any party to any other party, provided that such termination will not relieve any party from liability for its breach of this Commitment Letter prior to such termination.
ARTICLE VII.
DEFINITIONS AND MISCELLANEOUS
7.1.               Definitions.  As used in this Commitment Letter, the following capitalized terms have the respective meanings set forth below:
“2015 Lenders” shall have the meaning set forth in Section 1.1.
“2015 Notes” shall have the meaning set forth in the recitals of this Commitment Letter.
“2015 Notes Maturity Date” shall have the meaning set forth in the recitals of this Commitment Letter.
“2015 Refinancing Covenant” shall have the meaning set forth in Section 2.1.
“2015 Refinancing Transaction” shall have the meaning set forth in Section 1.1.
“2015 Third Party Credit Agreement” shall have the meaning set forth in Section 1.1.

6

“2015 Third Party Credit Agreement Guarantee” shall have the meaning set forth in Section 1.1.
“2015 Third Party Loan” shall have the meaning set forth in Section 1.1.
“2015 Time Warner Credit Agreement” shall have the meaning set forth in Section 1.1.
“2015 Time Warner Loan” shall have the meaning set forth in Section 1.1.
“2017 Notes” shall have the meaning set forth in the recitals of this Commitment Letter.
“2017 PIK Notes” shall have the meaning set forth in the recitals of this Commitment Letter.
“2017 Third Party Credit Agreement” shall have the meaning set forth in Schedule 1.
“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; provided, that Time Warner shall not be an Affiliate of CME for purposes of this definition.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise).
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.
“CME Reports” means the reports, schedules, forms, statements and other documents required to be filed by CME under the Securities Act and the Exchange Act on or after September 30, 2014 and prior to the date hereof, and CME’s Annual Report on Form 10-K for the year ended December 31, 2013 in the form provided to Time Warner prior to the date hereof.
“Commitment Fee” shall have the meaning set forth in Section 1.3.
“Commitment Letter” shall have the meaning set forth in the preamble of this Commitment Letter.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financing Closing Date” shall have the meaning set forth in Section 6.1(c).
“GAAP” means generally accepted accounting principles of the United States of America.

7

“Governmental Approvals” means any consent or approval of, made with or obtained from, any Governmental Entity.
“Governmental Entity” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self-regulatory entity supervising, organizing and supporting any stock exchange.
“Material Adverse Effect” means, with respect to the CME, any effect, event, development or change that, individually or together with any other event, development or change, is or is reasonably expected to (A) be materially adverse to the business, assets, results of operations or financial condition of CME and its Subsidiaries, taken as a whole or (B) prevent or materially impair or materially delay the ability of CME to consummate the transactions contemplated by this Commitment Letter or to otherwise perform its obligations under this Commitment Letter.
“Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Reimbursement Agreement” means the Reimbursement Agreement dated as of the date hereof between CME and Time Warner.
“Revolving Loan Credit Agreement” shall have the meaning set forth in the recitals of this Commitment Letter.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selected Option” shall have the meaning set forth in Section 1.1.
“Subsidiary” means, with respect to any Person, another Person of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Term Loan Credit Agreement” shall have the meaning set forth in the recitals of this Commitment Letter.
“Time Warner” shall have the meaning set forth in the preamble of this Commitment Letter.
7.2.            Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Commitment Letter shall be in writing and shall be deemed validly given upon personal delivery or one (1) day after being sent by overnight courier service or if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

8

if to CME, to:
Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00  Prague 5 - Barrandov
Czech Republic
Facsimile:                      +420-242-464-483
Attention:                     Legal Counsel
with a copy to (which shall not constitute notice):
DLA Piper  LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:                    Jeffrey A. Potash
Tony Lopez
Facsimile:                      +1 (212) 335-4501
if to Time Warner, to:
Time Warner Inc.
One Time Warner Center
New York, NY 10019
Attention:  Chief Financial Officer
Facsimile:  + 1 (212) 484-7175),

with copies to

its General Counsel
Facsimile:  + 1 (212) 484-7167

and

its Treasurer
Facsimile:  + 1 (212) 484-7151
with copies to (which shall not constitute notice):

9

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:                    William H. Gump
Thomas Mark
Facsimile:                      +1 (212) 728-8111
7.3.               Amendment.  This Commitment Letter may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.
7.4.               Assignment.  Except as permitted herein, neither this Commitment Letter nor any of the rights, interests or obligations hereunder shall be assignable or otherwise transferable by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto; provided, however, that Time Warner shall be entitled to assign its rights and obligations hereunder to an Affiliate, provided such Affiliate agrees to be bound by the terms hereof.
7.5.               Applicable Law; Consent to Jurisdiction.
(a)           THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b)          ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 7.2.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

10

7.6.               Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER IN THIS SECTION 7.6.
7.7.               Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Commitment Letter were not performed in accordance with their specific terms of were otherwise breached.  It is accordingly agreed that the parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Commitment Letter and to an injunction or injunctions to prevent breaches of this Commitment Letter and to enforce specifically the terms and provisions of this Commitment Letter in any New York Court, in addition to the other remedies to which such parties are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law.   Each party hereto waives any right to receive or claim special, consequential or exemplary damages in connection with this Commitment Letter or any of the transactions contemplated by this Commitment Letter.
7.8.               Counterparts.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  This Commitment Letter, once executed by a party, may be delivered to the other parties hereto by facsimile or electronic transmission of a copy of this Commitment Letter bearing the signature of the party so delivering this Commitment Letter.
7.9.                Expenses.  Each party will be responsible for its own fees and expenses related to this Commitment Letter and the transactions contemplated hereby.
7.10.             Successors and Assigns.  This Commitment Letter shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.
7.11.            No Third Party Beneficiaries.  Nothing in this Commitment Letter will confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Commitment Letter.

11

7.12.            Entire Agreement.  This Commitment Letter, together with the Reimbursement Agreement, contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective Affiliates, representatives and agents in respect of such subject matter.
7.13.            Construction.  Whenever the context requires, the gender of all words used in this Commitment Letter includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Commitment Letter, and all references to Schedules and Annexes are to schedules and annexes attached hereto, each of which is made a part hereof for all purposes.  Where any provision in this Commitment Letter refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.  Unless the context otherwise requires: (i) a reference to a document includes all amendments, restatements or supplements to, or replacements or novations of, that document; (ii) the use of the terms “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively; (iii) the word “or” shall be disjunctive but not exclusive; and (iv) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute.  The language used in this Commitment Letter shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
7.14.            Descriptive Headings.  The headings of the articles, sections and subsections of this Commitment Letter are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.
7.15.            Severability.  Every term and provision of this Commitment Letter is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Commitment Letter.
[SIGNATURE PAGE FOLLOWS]

12

IN WITNESS WHEREOF, the parties hereto have executed this Commitment Letter as of the day and year first above written.
CENTRAL EUROPEAN MEDIA
ENTERPRISES LTD.

By:	/s/ David Sturgeon
Name: David Sturgeon
Title: Chief Financial Officer

[Commitment Letter– Signature Page]

TIME WARNER INC.

By:	/s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vise President & Treasurer

[Commitment Letter– Signature Page]

Schedules

Schedule 1	-	Conditions Precedent to Effectiveness of the Commitment Letter

Schedule 3.1	-	2015 Refinancing Transaction Closing Conditions

Annexes

Annex I	-	Form of 2015 Third Party Credit Agreement

Annex II	-	Form of 2015 Third Party Credit Agreement Guarantee

Annex III	-	Form of 2015 Time Warner Credit Agreement

Schedule 1

Conditions Precedent to the Effectiveness of the Commitment Letter

1.
Time Warner and CME shall have entered into that certain Credit Agreement dated as of the date hereof (the “2017 Third Party Credit Agreement”) among CME, as borrower, Time Warner as guarantor, the lenders party thereto and BNP Paribas, as administrative agent. Time Warner shall have entered into its Guarantee dated as of the date hereof in favor of the lenders under such 2017 Third Party Credit Agreement.  Time Warner and CME shall have entered into the Reimbursement Agreement.

2.	All conditions precedent to the borrowing under the 2017 Third Party Credit Agreement shall have been satisfied other than the Closing Date conditions set out in Section 4.02 therein.

3.	CET 21 shall have issued a notice of redemption to redeem all of the 2017 Notes on or around December 15, 2014.

4.	Time Warner and CME shall have amended and restated the Revolving Loan Credit Agreement as of the hereof.

5.	Time Warner and CME have shall have amended and restated the Term Loan Credit Agreement as of the date hereof.

6.	CME shall have entered into hedge arrangements satisfactory to CME and Time Warner on November 14, 2014. Time Warner shall have executed a guarantee of the obligations of CME thereunder.

7.	No Default or Event of Default shall have occurred and be continuing under the Term Loan Credit Agreement, the Revolving Loan Credit Agreement or the 2017 PIK Notes.

8.
Since December 31, 2013, there shall not have occurred a material adverse effect on the financial condition, business, results of operations, properties, assets or liabilities of CME and its subsidiaries taken as a whole.

9.	The representations and warranties of CME contained in the Commitment Letter shall be true and correct.

Schedule 3.1

2015 REFINANCING TRANSACTION CLOSING CONDITIONS

1.	The 2017 Notes shall have been redeemed.

2.	No Default or Event of Default shall have occurred and be continuing under the Term Loan Credit Agreement, the Revolving Loan Credit Agreement, the 2017 PIK Notes or the 2017 Third Party Credit Agreement.

3.	Since December 31, 2014, there shall not have occurred a material adverse effect on the financial condition, business, results of operations, properties, assets or liabilities of CME and its subsidiaries taken as a whole.

4.	The collateral required to be in place pursuant to the terms of the 2015 Time Warner Credit Agreement, if applicable, shall have been granted and perfected. The Amended Intercreditor Agreement (as defined in the Reimbursement Agreement) and the Reimbursement Agreement shall be in full force and effect.

5.	The parties shall have executed and delivered definitive loan documents and delivered customary closing deliverables (including opinions of counsel) in form and substance satisfactory to Time Warner in connection with the 2015 Refinancing Transaction.

6.	The representations and warranties of CME contained in the Commitment Letter shall be true and correct.

7.
CME shall have delivered to Time Warner audited annual and unaudited quarterly financial statements for the fiscal year and fiscal quarter, respectively, most recently ended for which financial statements are available and a budget overview for the next succeeding fiscal year along with projections through Financial Year 2019.

ANNEX I

FORM OF CREDIT AGREEMENT

Dated as of [ ], 2015

among

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. as Borrower, and TIME WARNER INC., as Guarantor,
The Lenders Party Hereto,

and

[ ] as Administrative Agent,

$261,034,000 SENIOR UNSECURED TERM CREDIT FACILITY

i

ii

SECTION 9.15.	USA Patriot Act	62
SECTION 9.16.	Guarantor Payment	62

SCHEDULES:
SCHEDULE 2.01	Commitments
SCHEDULE 2.03(A)	Borrowing Notice/Prepayment Notice
SCHEDULE 6.08	Unrestricted Subsidiaries
SCHEDULE 8	List of Proper Persons

EXHIBITS:
EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Guarantee

iii

CREDIT AGREEMENT, dated as of [  ], 2015, (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., an exempted limited company incorporated under the laws of Bermuda (“CME” or “Borrower”), as borrower, TIME WARNER INC., a Delaware corporation (“Time Warner” or “Guarantor”), as guarantor, the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), and [  ], as administrative agent.

W I T N E S S E T H:

WHEREAS, Borrower has requested the Lenders to make loans to it on the Closing Date in an aggregate principal amount of $261,034,000 under a term credit facility as more particularly described herein; and

WHEREAS, the Lenders are willing to make such loans on the terms and conditions contained herein;
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01.           Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2015 Notes” means those certain Senior Notes due 2015 issued by CME under the Indenture dated as of February 18, 2011, among CME, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, paying agent, conversion agent, transfer agent and registrar.

“2017 PIK Notes” means those certain Senior Secured Notes due 2017 issued by CME under the Indenture dated as of May 2, 2014, among CME, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, paying agent, transfer agent and registrar.

“Adjusted Financial Statements” means, for any period, (a) the balance sheet of Time Warner and the Restricted Subsidiaries (treating Unrestricted Subsidiaries as equity investments of Time Warner to the extent that such Unrestricted Subsidiaries would not otherwise be treated as equity investments of Time Warner in accordance with GAAP) as of the end of such period and (b) the related statements of operations and stockholders equity for such period and, if such period is not a fiscal year, for the then elapsed portion of the fiscal year (treating Unrestricted Subsidiaries as equity investments of Time Warner to the extent that such Unrestricted Subsidiaries would not otherwise be treated as equity investments of Time Warner in accordance with GAAP).
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means [  ], together with its affiliates, as administrative agent for the Lenders hereunder, together with any of its successors pursuant to Article VIII.
“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that two or more Persons shall not be deemed Affiliates because an individual is a director and/or officer of each such Person.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and all other laws, rules, and regulations of any jurisdiction applicable to Time Warner and its Subsidiaries or CME and its Subsidiaries, as applicable, concerning or relating to bribery, money laundering or corruption.
“Applicable Rate” means, for any day with respect to the interest spread on any Loan, the applicable rate per annum set forth below expressed in Basis Points under the caption “Applicable Rate for the Facility”, in each case based upon the senior unsecured long-term debt credit rating (or an equivalent thereof) (in each case, a “Rating”) assigned by Moody’s and S&P, respectively, applicable on such date to Time Warner:
Ratings S&P / Moody’s	Applicable Rate for the Facility (Bps)
Category A A / A2 or Higher	[ ]
Category B A- / A3	[ ]
Category C BBB+ / Baa1	[ ]
Category D BBB / Baa2	[ ]
Category E BBB- / Baa3	[ ]
Category F Lower than BBB- / Baa3	[ ]

2

For purposes of determining the Applicable Rate (A) if either Moody’s or S&P shall not have in effect a relevant Rating (other than by reason of the circumstances referred to in clause (C) of this definition), then the Rating assigned by the other rating agency shall be used; (B) if the relevant Ratings assigned by Moody’s and S&P shall fall within different Categories, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two Ratings; (C) if either rating agency shall cease to assign a relevant Rating solely because Time Warner elects not to participate or otherwise cooperate in the ratings process of such rating agency, the Applicable Rate shall not be less than that in effect immediately before such rating agency’s Rating for Time Warner became unavailable; and (D) if the relevant Ratings assigned by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Time Warner and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency, and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Basis Point” or “Bps” means 1/100th of 1%.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means CME (or a successor or assign permitted pursuant to Section SECTION 9.04).

“Borrower Material Adverse Effect” means a material adverse effect on (a) the ability of Borrower to perform any of its material obligations to the Lenders under any Credit Document to which it is or will be a party or (b) the rights of or benefits available to the Lenders under any Credit Document.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.03.

3

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, partnership interests or other equivalents (however designated and whether voting or non-voting) of such Person’s equity, whether outstanding on the date hereof or hereafter issued, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all rights, warrants or options to purchase or acquire or exchangeable for or convertible into such shares, partnership interests or other equivalents.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) that (i) have maturities of not more than six months from the date of acquisition thereof or (ii) are subject to a repurchase agreement with an institution described in clause (b)(i) or (ii) below exercisable within six months from the date of acquisition thereof, (b) U.S. Dollar-denominated and Eurodollar time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof, from Moody’s is at least P-2 or the equivalent thereof or from Fitch is at least F-2 or the equivalent thereof (any such bank, an “Approved Lender”), in each case with maturities of not more than six months from the date of acquisition thereof, (c) commercial paper and variable and fixed rate notes issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper, auction rate notes and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s or at least F-2 or the equivalent thereof by Fitch, and in each case maturing within six months after the date of acquisition thereof, (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (f) tax-exempt commercial paper of U.S. municipal, state or local governments rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s or at least F-2 or the equivalent thereof by Fitch and maturing within six months after the date of acquisition thereof, (g) shares of money market mutual or similar funds sponsored by any registered broker dealer or mutual fund distributor, (h) repurchase obligations entered into with any bank meeting the qualifications of clause (b) above or any registered broker dealer whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof or from Fitch is at least F-2 or the equivalent thereof, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or residential whole loan mortgages, and (i) demand deposit accounts maintained in the ordinary course of business.

4

“Change in Control” means either (a) a Person or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquiring or having beneficial ownership (it being understood that a tender of shares or other equity interests shall not be deemed acquired or giving beneficial ownership until such shares or other equity interests shall have been accepted for payment) of securities (or options to purchase securities) having a majority or more of the ordinary voting power of Time Warner (including options to acquire such voting power) or (b) persons who are directors of Time Warner as of the date hereof or persons designated or approved by such directors ceasing to constitute a majority of the board of directors of Time Warner.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the conditions set out in Section 4.02 are satisfied or waived.

“CME” has the meaning assigned to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure hereunder.  The amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule 2.01.

“Companies” means each of the Credit Parties and the Restricted Subsidiaries, collectively, and “Company” means any of them.

5

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of Borrower and Time Warner (which consent shall not be unreasonably withheld); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 9.03 than the designating Lender would have been entitled to receive in respect of the Loans made by such Conduit Lender or (b) be deemed to have any Commitment.  The making of a Loan by a Conduit Lender hereunder shall utilize the applicable Commitment of a designating Lender to the same extent, and as if, such Loan were made by such designating Lender.

“Consolidated EBITDA” means, for any period, Consolidated Net Income of Time Warner and the Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income of Time Warner and the Restricted Subsidiaries for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (excluding amortization of film inventory that does not constitute amortization of purchase price amortization), (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs (excluding amortization of film inventory that does not constitute amortization of purchase price amortization), (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) minority interest expense in respect of preferred stock of Subsidiaries of Time Warner, and (g) non-cash expenses in respect of equity compensation and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis.

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Time Warner and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Time Warner or is merged into or consolidated with Time Warner or any of its Subsidiaries or that such other Person’s assets are acquired by Time Warner or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Time Warner or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Time Warner or its Restricted Subsidiaries in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Time Warner to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement or instrument (other than any Credit Document), judgment, decree, order, statute, rule, governmental regulation or other requirement of law applicable to such Subsidiary; provided that the income of any Subsidiary of Time Warner shall not be excluded by reason of this clause (c) so long as such Subsidiary guarantees the Obligations.

6

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of Time Warner and its Subsidiaries under total assets at such date; provided that such amounts shall be calculated in accordance with Section 1.04.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of Indebtedness of Time Warner and the Restricted Subsidiaries minus (a) the aggregate principal amount of any such Indebtedness that is payable either by its terms or at the election of the obligor in equity securities of Time Warner or the proceeds of options in respect of such equity securities, (b) the aggregate principal amount of Film Financings and (c) the aggregate amount of cash and Cash Equivalents held by Time Warner or any of the Restricted Subsidiaries in excess of $200,000,000, all determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Liens” means any Liens granted by Time Warner or any of its Subsidiaries on copyrights relating to movies or other programming, which movies or other programming are subject to one or more contracts entitling Time Warner or such Subsidiary to future payments in respect of such movies or other programming and which contractual rights to future payments are to be transferred by Time Warner or such Subsidiary to a special purpose Subsidiary of Time Warner or such Subsidiary organized for the purpose of monetizing such rights to future payments; provided that such Liens (a) are granted directly or indirectly for the benefit of the special purpose Subsidiary and/or the Persons who purchase such contractual rights to future payments from such special purpose Subsidiary and (b) extend only to the copyrights for the movies or other programming subject to such contracts for the purpose of permitting the completion, distribution and exhibition of such movies or other programming.

“Credit Documents” means this Agreement, the Guarantee, each Note and, from and after the Purchase Date, the Reimbursement Agreement.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

7

“Credit Parties” means Borrower, Guarantor and the Subsidiary Guarantors; and “Credit Party” means any of them.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) shall have become the subject of a bankruptcy or insolvency proceeding, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or (b) shall have had a receiver, conservator, trustee or custodian appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such appointment, or shall have a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any equity interest in such Lender or a parent company thereof.

“Dollars” or “$” refers to lawful money of the United States.

“Eligible Assignee” means any financial institution whose home office is domiciled in a country that is a member of the Organization for Economic Cooperation and Development and having capital and surplus in excess of $500,000,000; provided, however, that no Lender that is or at any time was a Defaulting Lender, nor any Lender Affiliate of such Defaulting Lender, shall be an Eligible Assignee, unless consented to in writing by Borrower, Time Warner and the Administrative Agent.

“Environmental Law” means all applicable and binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

8

“ERISA Affiliate” means, with respect to Time Warner, any trade or business (whether or not incorporated) that, together with Time Warner, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or in Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Time Warner or any of its ERISA Affiliates of any unfunded liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Time Warner or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Time Warner or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Time Warner or any ERISA Affiliate of any notice concerning the imposition on such entity of Withdrawal Liability or a determination that a Multiemployer Plan with respect to which such entity is obligated to contribute or is otherwise liable is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence, with respect to a Plan or a Multiemployer Plan, of a nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Time Warner.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any payment made by any Credit Party under this Agreement, any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any such payment, (a) income or franchise Taxes imposed on (or measured by) its net income by the jurisdiction (including any political subdivision, state or locality thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by Time Warner under Section 2.18(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement or designates a new lending office or is attributable to such Lender’s failure or inability to comply with Section 2.16(g), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office or assignment, to receive additional amounts from such Credit Party with respect to such withholding Tax pursuant to Section 2.16(a), (d) in the case of a Lender that is a U.S. Person, any withholding Tax that is attributable to the Lender’s failure to comply with Section 2.16(h) and (e) any U.S. Federal withholding Taxes imposed under FATCA.

9

“Existing Revolving Loan Credit Agreement” means that certain Amended and Restated Revolving Loan Facility Credit Agreement dated as of May 2, 2014, as amended and restated as of November 14, 2014, among CME, Time Warner and the other lenders party thereto from time to time and Time Warner, as administrative agent.

“Existing Term Loan Agreement” means that certain Amended and Restated Term Loan Facility Agreement dated as of February 28, 2014, as amended and restated as of November 14, 2014, among CME, the lenders party thereto from time to time and Time Warner, as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version not materially more onerous to comply with), current and future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements in respect thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next Basis Point) of the rates on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next Basis Point) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Film Financing” means, without duplication, monetary obligations arising out of transactions in which so-called tax-based financing groups or other third-party investors provide financing for the acquisition, production or distribution of motion pictures, television programs, sound recordings or books or rights with respect thereto in exchange, in part, for certain tax or other benefits which are derived from such motion pictures, television programs, sound recordings, books or rights; provided that no such monetary obligations shall have, directly or indirectly, recourse (including by way of setoff) to Guarantor or any Restricted Subsidiary or any of its assets other than to the profits or distribution rights related to such motion pictures, television programs, sound recordings, books or rights and other than to a Subsidiary of Warner Communications LLC or Turner Broadcasting System, Inc. substantially all of the assets of which consist of the motion pictures, television programs, sound recordings, books or rights which are the subject of such transaction and related cash and Cash Equivalents.

“Financial Officer” means, with respect to any Person, the chief financial officer, the deputy chief financial officer, principal accounting officer, treasurer or controller of such Person.

10

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Credit Party is located.

“Franchise” means, with respect to any Person, a franchise, license, authorization or right to construct, own, operate, manage, promote, extend or otherwise utilize any cable television distribution system operated or to be operated by such Person or any of its Subsidiaries granted by any Governmental Authority, but shall not include any such franchise, license, authorization or right that is incidentally required for the purpose of installing, constructing or extending a cable television system.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, independent regulatory authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee by Guarantor and the Subsidiary Guarantors, substantially in the form of Exhibit B.

“Guarantee Obligations” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Time Warner.

“Guarantor Notice Period” has the meaning assigned to such term in the first paragraph of Article V.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

11

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (but not including operating leases), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and payment obligations of such Person pursuant to agreements entered into in the ordinary course of business, which payment obligations are contingent on another Person’s satisfactory provision of services or products), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Copyright Liens or Liens on interests or Investments in Unrestricted Subsidiaries) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but only to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of such Indebtedness), (g) all Guarantee Obligations of such Person with respect to Indebtedness of others (except to the extent that such Guarantee Obligation guarantees Indebtedness of a Restricted Subsidiary), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (but only to the extent of all drafts drawn and outstanding thereunder) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  Notwithstanding the foregoing, Indebtedness shall not include (i) any obligation of such Person to guarantee performance of, or enter into indemnification agreements with respect to, obligations, entered into in the ordinary course of business, under any and all Franchises, leases, performance bonds, franchise bonds and obligations to reimburse drawings under letters of credit issued in lieu of performance or franchise bonds, (ii) completion bonds or guarantees or indemnities of a similar nature issued in the ordinary course of business in connection with the production of motion pictures and video and television programming or (iii) obligations to make Tax Distributions.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indebtedness For Borrowed Money” means, for the purpose of Section 9.02(c), without duplication, with respect to any Person (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others.  The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

12

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by a Credit Party under this Agreement and (b) Other Taxes.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to such a Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” by any Person means any direct or indirect (a) loan, advance or other extension of credit or contribution to any other Person (by means of transfer of cash or other property to others, payments for property or services for the account or use of others, mergers or otherwise), (b) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities (including any option, warrant or other right to acquire any of the foregoing) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (c) purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit and (d) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.  Investments shall exclude extension of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business and in accordance with customary industry practice.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

13

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) LIBOR Rate (the “ICE LIBOR”), as published by Reuters (or any other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits (as applicable) in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the arithmetic average of the rates at which deposits in Dollars approximately equal in principal amount to of $5,000,000 and for a maturity comparable to such Interest Period are offered with respect to any Eurodollar Borrowing to the principal London offices of the Reference Banks (or, if any Reference Bank does not at the time maintain a London office, the principal London office of any Affiliate of such Reference Bank) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and; provided, however, that, if only two Reference Banks notify the Administrative Agent of the rates offered to such Reference Banks (or any Affiliates of such Reference Banks) as aforesaid, the LIBO Rate with respect to such Eurodollar Borrowing shall be equal to the arithmetic average of the rates so offered to such Reference Banks (or any such Affiliates).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in (including sales of accounts), on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating leases) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan made by a Lender to Borrower pursuant to this Agreement.

“Local Time” means, for payments and disbursements in respect of Dollars, New York City time.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, results of operations, properties or liabilities of Time Warner and the Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its material obligations to the Lenders under any Credit Document to which it is or will be a party or (c) the rights of or benefits available to the Lenders under any Credit Document.

14

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of Time Warner and the Restricted Subsidiaries in an aggregate principal amount exceeding $200,000,000.

“Material Subsidiary” means, at any date, each Subsidiary of Time Warner which, either alone or together with the Subsidiaries of such Subsidiary, meets any of the following conditions:

(a)          as of the last day of Time Warner’s most recently ended fiscal quarter for which financial statements have been filed with the SEC the investments of Time Warner and its Subsidiaries in, or their proportionate share (based on their equity interests) of the book value of the total assets (after intercompany eliminations) of, the Subsidiary in question exceeds 10% of the book value of the total assets of Time Warner and its consolidated Subsidiaries;

(b)          for the period of four consecutive fiscal quarters ended on the last day of Time Warner’s most recently ended fiscal quarter for which financial statements have been filed with the SEC, the equity of Time Warner and its Subsidiaries in the revenues from continuing operations of the Subsidiary in question exceeds 10% of the revenues from continuing operations of Time Warner and its consolidated Subsidiaries; or

(c)          for the period of four consecutive fiscal quarters ended on the last day of Time Warner’s most recently ended fiscal quarter for which financial statements have been filed with the SEC, the equity of Time Warner and its Subsidiaries in the Consolidated EBITDA of the Subsidiary in question exceeds 10% of the Consolidated EBITDA of Time Warner.

“Maturity Date” means November 1, 2019.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” means any promissory note evidencing Loans issued pursuant to Section 2.09(e).

“Obligations” has the meaning assigned to such term in the Guarantee.

“Officer’s Certificate” means a certificate executed by the Chief Financial Officer, the Treasurer or the Controller of Time Warner or such other officer of Time Warner reasonably acceptable to the Administrative Agent and designated as such in writing to the Administrative Agent by Time Warner.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

15

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning set forth in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored or maintained by Time Warner or any ERISA Affiliate.

“Platform” has the meaning set forth in Section 5.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Purchase Date” has the meaning assigned to such term in Section 2.18(c).

“Rating” has the meaning assigned to such term in the definition of “Applicable Rate”.

“Reference Banks” means BNP Paribas, Citibank, N.A. and Deutsche Bank AG New York Branch.

“Register” has the meaning set forth in Section 9.04(c).

“Reimbursement Agreement” means that certain Guarantee Reimbursement Agreement dated as of the date hereof, by and between CME and Time Warner.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time and subject to Section 2.19(b), Lenders having Credit Exposures representing more than 50% of the sum total of the Credit Exposures at such time.

16

“Responsible Officer” means any of the Chief Executive Officer, Chief Legal Officer, Chief Financial Officer, Treasurer or Controller (or any equivalent of the foregoing officers) of the applicable Credit Party.

“Restricted Payment” means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or other equity interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or other equity interests of such Person or any option, warrant or other right to acquire any such shares of capital stock or other equity interests of such Person.

“Restricted Subsidiaries” means, as of any date, all Subsidiaries of Time Warner that have not been designated as Unrestricted Subsidiaries by Time Warner pursuant to Section 6.08 or have been so designated as Unrestricted Subsidiaries by Time Warner but prior to such date have been (or have been deemed to be) redesignated by Time Warner as Restricted Subsidiaries pursuant to Section 6.08.  On the date hereof, none of CME or its Subsidiaries is a Restricted Subsidiary of Time Warner.

“S&P” means Standard & Poor’s Rating Services.

“Sanctions Laws” means any applicable laws and regulations concerning economic sanctions imposed, administered or enforced by (a) the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury or by the U.S. Department of State, including but not limited to those pursuant to the International Emergency Economic Powers Act, Trading with the Enemy Act, United Nations Participation Act, Foreign Narcotics Kingpin Designation Act, Comprehensive Iran Sanctions, Accountability, and Divestment Act, Iran Threat Reduction and Syria Human Rights Act and related executive orders and regulations, (b) Her Majesty’s Treasury of the United Kingdom, (c) the European Union, (d) solely in the case of the Borrower, Bermuda and (e) the United Nations Security Council.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under Sanctions Laws, including any Person (a) currently named on OFAC’s List of Specially Designated Nationals and Blocked Persons or any similar list issued by a relevant United Nations, United Kingdom, or European Union sanctions authority (“SDNs”), (b) any Person located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws, (c) any entity that is 50 percent or more owned by such SDNs, and (d) any person currently named on the State Department’s Sanctioned Entities List.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

17

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  On the date hereof, none of CME or its Subsidiaries is a Subsidiary of Time Warner.

“Subsidiary Guarantors” means Historic TW Inc., Turner Broadcasting System, Inc., Home Box Office, Inc. and any other Person that becomes and remains a party to the Guarantee after the Closing Date that is a Subsidiary of Time Warner, in each case until such entity is released from the Guarantee pursuant to Section 9.02(c), and “Subsidiary Guarantor” means any one of them.

“Tax Distribution” means, with respect to any period, distributions made to any Person by a Subsidiary of such Person on or with respect to income and other Taxes, which distributions are not in excess of the Tax liabilities that, (i) in the case of a Subsidiary that is a corporation, would have been payable by such Subsidiary on a standalone basis, and (ii) in the case of a Subsidiary that is a partnership, would have been distributed by such Subsidiary to its owners with respect to Taxes, and in each case which are calculated in accordance with, and made no earlier than 10 days prior to the date required by, the terms of the applicable organizational document which requires such distribution.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

 “Time Warner” has the meaning assigned to such term in the preamble to this Agreement.

“Time Warner Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 19, 2011 and amended and restated as of December 18, 2013, among Time Warner, Time Warner International Finance Limited, the lenders party thereto from time to time, and Citibank, N.A., as administrative agent, as it may be further amended, amended and restated, supplemented or otherwise modified from time to time.  For the avoidance of doubt, any such amendment, amendment and restatement, supplement or other modification shall only apply to the Time Warner Credit Agreement, and this Agreement may only be amended pursuant to Section 9.02(b).

18

“Transactions” means (a) the execution and delivery of this Agreement and the Guarantee and the performance by (i) Borrower of this Agreement and (ii) Guarantor and the Subsidiary Guarantors of the Guarantee, and (b) the borrowing of Loans.

“Type” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are ABR Loans or Eurodollar Loans.

“United States” means the United States of America.

“Unrestricted Subsidiaries” means, as of any time, all Subsidiaries of Time Warner that have been designated as Unrestricted Subsidiaries by Time Warner pursuant to Section 6.08, and “Unrestricted Subsidiary” means any one of them.

“U.S. Person” means a Person who is a citizen or resident of the United States and any corporation or other entity created or organized in or under the laws of the United States.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.           Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03.           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words, “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall, except where the context dictates otherwise, be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

19

SECTION 1.04.           Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Time Warner notifies the Administrative Agent that Time Warner requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent (under and as defined in the Time Warner Credit Agreement) notifies Time Warner that the Required Lenders (under and as defined in the Time Warner Credit Agreement) have requested an amendment to any provision thereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding anything in the foregoing or the definition of “GAAP” to the contrary, financial statements and other financial information of Borrower or any of its Subsidiaries may reflect generally accepted accounting principles of a jurisdiction other than the United States if the context requires.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, computations shall be made without giving effect to any election under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 825, “Financial Instruments”, or FASB ASC Topic 470-20, “Debt with Conversion and Other Options”, (or any successor thereto) to value any Indebtedness of Time Warner or its Subsidiaries at “fair value”, as defined therein.

SECTION 1.05.           Borrower Representations and Covenants.  Notwithstanding any term to the contrary in any Credit Document, (a) each representation and warranty made or deemed to be made by Borrower and (b) each covenant, undertaking and other provision under a Credit Document which is binding on Borrower shall only be made or shall only apply (as the case may be) in respect of Borrower and (to the extent that the relevant representation, warranty, covenant, undertaking or other provision expressly refers to Subsidiaries) Borrower’s Subsidiaries, and no term in any Credit Document shall operate, be construed or shall take effect in a manner that would result in either (i) Borrower making any representation or statement in respect of (x) any Person other than itself or (to the extent that the relevant representation or warranty expressly refers to Subsidiaries) its Subsidiaries or (y) the Guarantee or (ii) Borrower undertaking or being bound by any obligation to procure or to use its efforts to procure or ensure that a Person other than itself or (to the extent that the relevant covenant, undertaking or other provision expressly refers to Subsidiaries) its Subsidiaries, acts or refrains from acting in any manner or to comply with any term of the Credit Documents.  In the event of any inconsistency between this Section 1.05 and any other provision of any Credit Document, this Section 1.05 shall prevail.

ARTICLE II

THE CREDITS
SECTION 2.01.  Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make a Loan to Borrower in Dollars in a single advance on the Closing Date by making immediately available funds available to the Administrative Agent’s designated account not later than the time specified by the Administrative Agent so long as, after giving effect thereto, (i) such Lender’s Credit Exposure will not exceed such Lender’s Commitment, and (ii) the sum of the total Credit Exposures will not exceed the sum total of the Commitments. Loans repaid or prepaid may not be reborrowed.

20

SECTION 2.02.           Loans and Borrowings.  i)  The Borrowing of Loans on the Closing Date shall consist of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it on the Closing Date shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Intentionally Omitted.

(c)          Subject to Section 2.13, the Borrowing shall be comprised entirely of Eurodollar Loans.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall (i) subject to following clause (ii), not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) not create any additional liability of Borrower in respect of Section 2.14 or 2.16.

SECTION 2.03.           Request for Borrowing.  To request the Borrowing on the Closing Date, Borrower shall notify the Administrative Agent of such request in accordance with Schedule 2.03(A).  Such written Borrowing Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by Borrower.  Such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)          the aggregate amount of the requested Borrowing;

(b)          the date of such Borrowing, which shall be a Business Day;

(c)          Intentionally Omitted.

(d)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e)          the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing

21

SECTION 2.04.           Intentionally Omitted.

SECTION 2.05.          Intentionally Omitted.

SECTION 2.06.           Funding of Borrowing.  ii)  Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 10:00 a.m. London time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to an account designated by Borrower in the applicable Borrowing Request.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount.

SECTION 2.07.           Interest Periods.  At the end of each Interest Period applicable to a Eurodollar Borrowing, such Borrowing shall be automatically continued as a Eurodollar Borrowing having a three-month Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be continued as set forth above and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.           Termination of Commitments.  Unless previously terminated, the Commitments shall automatically terminate after the Loans are made to Borrower pursuant to Section 2.01 on the Closing Date.

SECTION 2.09.           Repayment of Loans; Evidence of Debt.  iii)  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date; provided that, if the 2015 Notes shall not have been repaid on or before the third (3rd) Business Day following the Closing Date, the unpaid principal amount of the Loans shall be immediately due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

22

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)          Any Lender may request that Loans made by it be evidenced by a Note.  In such event, Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to Borrower.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.           Prepayment of Loans.  iv)  On or after June 1, 2016, Borrower shall have the right from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as provided in Section 2.15 and Section 2.16), subject to prior notice in accordance with paragraph (c) of this Section.

(b)          Prior to June 1, 2016, Borrower shall not prepay any Borrowing except out of the net proceeds of Specified Asset Sales  as defined in and required under the Reimbursement Agreement.

(c)            Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or email) of any prepayment hereunder in accordance with Schedule 2.03(A).  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of other events, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the participating Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.  Each prepayment of a Borrowing hereunder shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
SECTION 2.11.           Fees.  b) Borrower agrees to pay to the Administrative Agent or its Affiliate, for its own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent or such Affiliate.

23

(b)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances absent manifest error in the calculation and/or payment thereof.
SECTION 2.12.           Interest.  i)  The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b)          The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate.
(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the Base Rate.
(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued and unpaid interest in respect of all Loans shall be payable upon the Maturity Date.
(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that the Base Rate and the LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error (it being understood and agreed that the Administrative Agent shall not be required to disclose to any Lender any information regarding any Reference Bank or any rate provided by such Reference Bank in accordance with the definition of “LIBO Rate”, including, without limitation, whether a Reference Bank has provided a rate or the rate provided by any individual Reference Bank).
SECTION 2.13.           Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining for such Interest Period the Adjusted LIBO Rate; or
(b)      the Administrative Agent is advised by the Lenders holding a majority of the Credit Exposures that for such Interest Period the Adjusted LIBO Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

24

then the Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile or email as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, any such Borrowing shall, unless otherwise repaid by Borrower, be converted to (as of the last day of the then current Interest Period) a Base Rate Borrowing (to the extent, in the Administrative Agent’s reasonable determination, it is practicable to do so).
SECTION 2.14.           Increased Costs.  ii)  If any Change in Law shall:
(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)            impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

(in each case other than Indemnified Taxes, Excluded Taxes and Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

(b)          If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered in respect of the Loans made by such Lender hereunder.

(c)          A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions unless a Lender gives notice to Borrower that it is obligated to pay an amount under this Section within six months after the later of (i) the date such Lender incurs such increased costs, reduction in amounts received or receivable or reduction in return on capital or (ii) the date such Lender has actual knowledge of its incurrence of such increased cost, reduction in amounts received or receivable or reduction in return on capital; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

25

Notwithstanding any other provision of this Section 2.14, no Lender shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any Lender to waive the right to demand such compensation in any given case).

SECTION 2.15.           Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(b) and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.18(b) or Guarantor pursuant to Section 2.18(c), then, in any such event, Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, the loss to any applicable Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit in Dollars equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the duration of the Interest Period that would have resulted from such borrowing) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate, for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in Dollars from other banks in the Eurodollar market at the commencement of such period.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes. iii) Each payment made by Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If Borrower or the Administrative Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then Borrower or the Administrative Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or Lender (as the case may be), receives the amount it would have received had no such withholding been made. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Borrower or the Administrative Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Administrative Agent or Lender (as the case may be) with respect to which the relevant withholding was made.

26

(b)            Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable by Borrower under this Section unless such amounts have been included in any amount paid pursuant to Section 2.16(a)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Each Lender shall severally indemnify the Administrative Agent and Borrower, within 10 days after written demand therefor, for the full amount of any Taxes or, in the case of Borrower, Excluded Taxes, attributable to such Lender that are payable or paid by the Administrative Agent or Borrower, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes (or, in the case of Borrower, Excluded Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that no Lender shall be liable to the Administrative Agent for the portion of any interest, expenses or penalties that are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  A certificate as to the amount of such payment or liability delivered to such Lender by the Administrative Agent or Borrower, shall be conclusive absent manifest error.

(e)            If a Lender or the Administrative Agent receives a refund or credit in respect of any Indemnified Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall within 30 days from the date of such receipt pay over such refund or credit to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund, as determined by such Lender in its reasonable discretion, or credit, as determined by such Lender in its sole discretion), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that Borrower, upon the request of such Lender or the Administrative Agent agrees to repay the amount paid over to Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit to such Governmental Authority.

27

(f)            As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the applicable Credit Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Credit Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Credit Party, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(h)            Any Lender that is a U.S. Person shall deliver to Time Warner (with a copy to the Administrative Agent) a statement signed by an authorized signatory of the Lender that it is a U.S. Person and, if necessary to avoid United States backup withholding, a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that such Lender is organized under the laws of the United States and is not subject to United States backup withholding.

(i)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.16(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)            Nothing in this Section shall be construed to require any Lender to disclose any confidential information regarding its tax returns or affairs.

28

SECTION 2.17.           Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  iv)  Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date shall, unless the Administrative Agent is able to distribute such amounts to the applicable Lenders on such date, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent in New York at the offices for the Administrative Agent set forth in Section 9.01, and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient in like funds promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder, whether such payments are made in respect of principal or interest shall be made in Dollars; provided that any other payments (not in respect of principal or interest) may be paid in Dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due from Borrower hereunder, such funds shall be applied (i) first, to pay interest and fees then due from Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due from Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon owing by Borrower than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders owing from Borrower to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, any application of funds attributable to the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

29

(d)          Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due from Borrower to the Administrative Agent for the account of any Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders, the amount due.  In such event, if Borrower has not in fact made such payment, then each of such Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the interest rate reasonably determined by the Administrative Agent as the rate applicable for overnight settlements between banks for the amount paid by the Administrative Agent on behalf of Borrower.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.17(d) or 9.03(c) or shall otherwise become a Defaulting Lender, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender from or on behalf of any Credit Party or otherwise in respect of the Obligations to satisfy such Lender’s obligations to the Administrative Agent under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18.           Mitigation Obligations; Replacement of Lenders; Purchase Option.  v)  If any Lender requests compensation under Section 2.14, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  (i) If any Lender (x) requests compensation under Section 2.14, or (y) has failed to consent to a proposed amendment, waiver or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, or (ii) if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then Borrower and Time Warner, acting together, may, at Borrower’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that, solely in the case of clause (y) above, has consented to such proposed amendment, waiver or other modification, that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower and Time Warner shall have received the prior written consent of the Administrative Agent, which consent shall, in each case, not unreasonably be withheld, (ii) such Lender shall have received payment in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will be made to a Lender reasonably expected to result in a reduction in the compensation or payments to be paid by Borrower pursuant to such section, and (iv) in the case of any such assignment and delegation resulting from the failure to provide a consent to a proposed amendment, waiver or other modification, the Eligible Assignee shall have given such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling Borrower and Time Warner to require such assignment and delegation cease to apply.

30

(c)           If at any time an Event of Default has occurred hereunder or under the Reimbursement Agreement, Time Warner may, without the consent of Borrower, at Time Warner’s sole expense and effort, upon notice to the Borrower and all, but not less than all, Lenders and the Administrative Agent, require such Lenders, within three Business Days following such notice, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, other than any requirement of Borrower consent), all their interests, rights and obligations under this Agreement to Time Warner or any of its Affiliates; provided that (i) each such Lender shall have received payment in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from Time Warner or such Affiliate (the date such assignment is complete, the “Purchase Date”).  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans pursuant to the terms of the form of the Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith.  The foregoing shall not limit the obligation of each Lender to execute and deliver an Assignment and Acceptance in connection with an automatic assignment pursuant to this paragraph (c), however any failure to so execute and deliver an Assignment and Acceptance (whether prior to such assignment or promptly following such assignment) shall not affect the validity of such assignment.

SECTION 2.19.           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  Borrower and Time Warner, acting together, may, at Borrower’s sole expense and effort, upon notice to such Defaulting Lender and the Administrative Agent, require such Defaulting Lender to assign, novate and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement with respect to its Loans to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment or novation); provided that (i) so long as such Defaulting Lender is not the same Lender (or an Affiliate thereof) serving as the Administrative Agent at such time, Borrower and Time Warner shall have received the prior written consent of the Administrative Agent, which consent, in each case, shall not be unreasonably withheld or delayed, (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) any such assignment shall not be deemed to be a waiver of any rights that Borrower, the Administrative Agent or any other Lender shall have against the Defaulting Lender; and

31

(b)          the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby (if such Defaulting Lender is a Lender affected thereby).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Borrower and Guarantor, as applicable, represents and warrants (as to itself, and in the case of Guarantor, the Restricted Subsidiaries (including the Subsidiary Guarantors)) to the Lenders (except that only Guarantor shall make the representations and warranties with respect to Sections 3.04, 3.06. 3.07, 3.09, 3.10, and 3.12(a)) that:

SECTION 3.01.           Organization; Powers.  Each Credit Party and each of the Restricted Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Borrower Material Adverse Effect or Material Adverse Effect, as applicable, is qualified to do business in, and is, where applicable, in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.           Authorization; Enforceability.  The Transactions are within the Credit Parties’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action of such Credit Parties.  Each Credit Document (other than each Note) has been, and each Note when delivered hereunder will have been, duly executed and delivered by the Credit Parties party thereto.  Each Credit Document (other than each Note) constitutes, and each Note when delivered hereunder will be, a legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

32

SECTION 3.03.          Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, memorandum of association, by-laws, bye-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Credit Party or any of the Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by such Credit Party or any of the Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of such Credit Party or any of the Restricted Subsidiaries; except, in each case (other than clause (b)(ii) with respect to any Credit Party), such as could not, individually or in the aggregate, reasonably be expected to result in a Borrower Material Adverse Effect or Material Adverse Effect, as applicable.

SECTION 3.04.           Financial Condition; No Material Adverse Change.  vi)  The audited consolidated balance sheet and statements of operations, stockholders equity and cash flows (including the notes thereto) of Time Warner and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2014, reported on by Ernst & Young LLP, independent public accountants, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Credit Party since December 31, 2014 and prior to the Closing Date, present fairly, in all material respects, the financial position and results of operations and cash flows of Time Warner and its consolidated Subsidiaries, as of such date and for such period, in accordance with GAAP.

(b)          The unaudited consolidated balance sheet and statements of operations, stockholders equity and cash flows of Time Warner and its consolidated Subsidiaries as of and for the nine-month period ended September 30, 2015, a copy of which has heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Credit Party since December 31, 2014 and prior to the Closing Date, present fairly, in all material respects, the financial position and results of operations and cash flows of Time Warner and its consolidated Subsidiaries, as of such date and for such period, in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(c)          Since December 31, 2014, there has been no material adverse change in the business, assets, operations or financial condition of Time Warner and its consolidated Subsidiaries, taken as a whole.

SECTION 3.05.           Properties.  vii)  Such Credit Party and each of the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for defects in title or interests that could not reasonably be expected to result in a Borrower Material Adverse Effect or Material Adverse Effect, as applicable.

33

(b)          Such Credit Party and each of the Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party or any of the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Borrower Material Adverse Effect or Material Adverse Effect, as applicable.
SECTION 3.06.           Litigation and Environmental Matters.  viii)  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Guarantor, threatened against or affecting Guarantor or any of the Restricted Subsidiaries (i) which could reasonably be expected to be adversely determined and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)          Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (x) neither such Guarantor nor any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability and (y) Guarantor has no knowledge of any basis for any Environmental Liability on the part of any of the Restricted Subsidiaries.
SECTION 3.07.           Compliance with Laws and Agreements.  Guarantor and each of the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Event of Default has occurred and is continuing.
SECTION 3.08.           Government Regulation.  No Credit Party, nor any of the Restricted Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) is subject to any other statute or regulation which regulates the incurrence of indebtedness for borrowed money, other than, in the case of this clause (b), Federal and state securities laws as could not, individually or in the aggregate, reasonably be expected to result in a Borrower Material Adverse Effect or Material Adverse Effect, as applicable.
SECTION 3.09.           Taxes.  Guarantor and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it or as part of the consolidated group of which it is a member, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Guarantor or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

34

SECTION 3.10.           ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.           Disclosure.  All information heretofore or contemporaneously furnished by or on behalf of each Credit Party or any of the Restricted Subsidiaries (including all information contained in the Credit Documents and the annexes, schedules and other attachments to the Credit Documents, but not including any projected financial statements), when taken together with the reports and other filings with the SEC made under the Exchange Act by any Credit Party since December 31, 2014, is, and all other such information hereafter furnished, including all information contained in any of the Credit Documents, including any annexes or schedules thereto, by or on behalf of such Credit Party or any of the Restricted Subsidiaries to or on behalf of any Lender is and will be (as of their respective dates and the Closing Date), true and accurate in all material respects and not incomplete by omitting to state a material fact necessary to make such information not misleading at such time.  There is no fact of which any Credit Party is aware that has not been disclosed to the Lenders in writing pursuant to the terms of this Agreement prior to the date hereof and which, singly or in the aggregate with all such other facts of which any Credit Party is aware, could reasonably be expected to result in a Borrower Material Adverse Effect or Material Adverse Effect, as applicable.  All statements of fact and representation concerning the present business, operations and assets of any Credit Party or any of its Subsidiaries, the Credit Documents and the transactions referred to therein are true and correct in all material respects.

SECTION 3.12.           Anti-Corruption Laws and Sanctions Laws.  (a)  Time Warner has implemented and will maintain in effect and enforce policies and procedures designed to ensure compliance by Time Warner, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions Laws, and is in compliance with applicable Anti-Corruption Laws and Sanctions Laws in all material respects.  None of Time Warner or its Subsidiaries or any director, officer or, to the knowledge of Time Warner or its Subsidiaries, employee or agent of Time Warner or its Subsidiaries acting in connection with or benefitting from the credit facility established hereby, is a Sanctioned Person or violates applicable Sanctions Laws.  No Borrowing will be made (A) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in violation of applicable Anti-Corruption Laws or (B) where the proceeds thereof shall be, directly or, to the knowledge of Time Warner or its Subsidiaries, indirectly, used, lent, contributed or otherwise made available to any Person for the purpose of financing, funding or facilitating any activities or business of any Sanctioned Person or in any country or territory that is, or whose government is, at the time of such funding, the subject of Sanctions Laws or that would result in the imposition of sanctions against any Person or in the violation of any Sanctions Laws by any Person (including any Person participating in the Loans). To the knowledge of Time Warner or its Subsidiaries, no Transactions will be undertaken in violation of applicable Anti-Corruption Laws or Sanctions Laws.

35

(b)          Borrower has implemented and will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions Laws, and is in compliance with applicable Anti-Corruption Laws and Sanctions Laws in all material respects.  None of Borrower or  its Subsidiaries or any director, officer or, to the knowledge of Borrower or its Subsidiaries, employee or agent of Borrower or its Subsidiaries acting in connection with or benefitting from the credit facility established hereby, is a Sanctioned Person or violates applicable Sanctions Laws.  No Borrowing will be made (A) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in violation of applicable Anti-Corruption Laws or (B) where the proceeds thereof shall be, directly or, to the knowledge of Borrower or its Subsidiaries, indirectly, used, lent, contributed or otherwise made available to any Person for the purpose of financing, funding or facilitating any activities or business of any Sanctioned Person or in any country or territory that is, or whose government is, at the time of such funding, the subject of Sanctions Laws or that would result in the imposition of sanctions against any Person or in the violation of any Sanctions Laws by any Person (including any Person participating in the Loans). To the knowledge of Borrower or its Subsidiaries, no Transactions will be undertaken in violation of applicable Anti-Corruption Laws or Sanctions Laws.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01.           Closing Date Conditions.  This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)          Credit Documents.  The Administrative Agent (or its counsel) shall have received (i) this Agreement executed and delivered by each party hereto and (ii) the Guarantee, executed and delivered by Guarantor and the Subsidiary Guarantors.

(b)          Opinion of Counsel.  The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) DLA Piper UK LLP, counsel for Borrower, (ii) Conyers Dill & Pearman, Bermuda counsel for Borrower, (iii) Willkie Farr & Gallagher LLP, counsel for Guarantor and the Subsidiary Guarantors and (iv) in-house counsel to Guarantor and the Subsidiary Guarantors, in each case in form and substance reasonably satisfactory to the Administrative Agent.  The Credit Parties hereby request each such counsel to deliver such opinions.

(c)          Closing Certificates.  The Administrative Agent shall have received a certificate from each of Borrower and Guarantor, in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by the president, a vice president, a financial officer or an equivalent officer or managing director of such Credit Party, certifying (i) that the representations and warranties contained in Article III are true and correct as of such date and (ii) that no Default or Event of Default has occurred and is continuing as of such date.

36

d)          Authorizations, etc.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and, where applicable, good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)          No Default or Event of Default.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower certifying that no Default or Event of Default shall have occurred and be continuing hereunder and, unless waived by Time Warner, under the Existing Term Loan Agreement, the Existing Revolving Credit Agreement or the 2017 PIK Notes.

(f)          Representation and Warranties.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of each of Borrower and Guarantor certifying that each of the representations and warranties made by such Credit Party set forth in Article III hereof or in any other Credit Document are true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty are true and correct in all respects) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty are true and correct in all respects) as of such earlier date.

(g)          No Material Adverse Effect.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower certifying that, since September 30, 2014, there has not occurred a material adverse effect on the financial condition, business, results of operations, properties, assets or liabilities of Borrower and its Subsidiaries taken as a whole.

(h)          Borrowing Request.  The Administrative Agent shall have received a written, timely and duly executed and completed Borrowing Request in accordance with the terms of Section 2.03.

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Article IV unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

37

ARTICLE V
AFFIRMATIVE COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder and all other Obligations shall have been paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans, together with interest and fees, have been paid in full), each of Borrower and Guarantor, as applicable, (for itself and, in the case of Guarantor, the Restricted Subsidiaries (including the Subsidiary Guarantors)) covenants and agrees with the Lenders that; provided that any non-compliance of covenants contained in Sections 5.01(g), 5.01(h), 5.01(i), 5.02, 5.03 to 5.07 and 5.09 solely as the result of the actions or inactions of Borrower and its Subsidiaries shall not constitute a breach under such Sections unless such non-compliance has occurred for 10 Business Days after notice thereof has been given to Guarantor (any such period, a “Guarantor Notice Period”):

SECTION 5.01.           Financial Statements and Other Information.  Guarantor will furnish (or, in the case of paragraphs (g), (h) and (i), Borrower will furnish) to the Administrative Agent at its New York office (who will distribute copies to each Lender):
(a)          within 105 days after the end of each fiscal year of Time Warner (commencing with the fiscal year ending December 31, 2015), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year and its unaudited Adjusted Financial Statements for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, (i) in the case of the audited financial statements, reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Time Warner and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) in the case of the Adjusted Financial Statements, certified by one of Time Warner’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Time Warner and the consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that (x) so long as no Event of Default has occurred and is continuing, Time Warner shall not be required to furnish Adjusted Financial Statements for any fiscal year if all Unrestricted Subsidiaries (other than any such Unrestricted Subsidiaries that are already treated as equity investments on Time Warner’s financial statements) on a combined basis would not have constituted a Material Subsidiary for such fiscal year and (y) in no case shall Borrower be required to deliver any financial statements of Guarantor to any Lender;

(b)  within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Time Warner, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows and its unaudited Adjusted Financial Statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of Time Warner’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Time Warner and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes; provided that so long as no Event of Default has occurred and is continuing, Time Warner shall not be required to furnish Adjusted Financial Statements for any fiscal quarter if all Unrestricted Subsidiaries (other than any such Unrestricted Subsidiaries that are already treated as equity investments on Time Warner’s financial statements) on a combined basis would not have constituted a Material Subsidiary for such fiscal quarter;

38

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Time Warner (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02(a) and 6.03(a) and (j) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, which has not been previously disclosed by Time Warner pursuant to this paragraph (c), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Time Warner with the SEC or with any national securities exchange, or distributed by Time Warner to its security holders generally, as the case may be (other than registration statements on Form S-8, filings under Section 16(a) or 13(d) of the Exchange Act and routine filings related to employee benefit plans);

(e)          any notice delivered to the administrative agent under Section 5.02 of the Time Warner Credit Agreement;

(f)          Intentionally omitted.

(g)          within 105 days after the end of each fiscal year of Borrower (commencing with the fiscal year ending December 31, 2015), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and, in the case of the audited financial statements, reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

39

(h)          within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;

(i)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any of its Subsidiaries, including information necessary to carry out “know your customer” requirements, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (it being understood that Borrower and such Subsidiaries shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure); and

(j)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Time Warner or any of its Subsidiaries, including information necessary to carry out “know your customer” requirements, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (it being understood that Time Warner and such Subsidiaries shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure);

Information required to be delivered pursuant to paragraphs (a), (b), (d), (g) and (h) shall be deemed to have been delivered on the date on which Borrower or Time Warner, as applicable, provides notice to the Administrative Agent, or as the case may be the Administrative Agent gives notice to the Lenders, that such information has been posted on Borrower’s or Time Warner’s website, as applicable, on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that (x) Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (g), (h), and (i) of this Section 5.01 to the Administrative Agent or any Lender who requests Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Time Warner shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b), (d) and (j) of this Section 5.01 to the Administrative Agent or any Lender who requests Time Warner to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

40

Notwithstanding anything to the contrary above in this Section 5.01, so long as a Lender is also a lender under the Time Warner Credit Agreement, in the event Time Warner delivers to such Lender, or to the administrative agent under the Time Warner Credit Agreement, any information which is the same as that required to be delivered pursuant to this Section 5.01 in order to satisfy its obligations under the Time Warner Credit Agreement, Time Warner will be deemed to have satisfied its obligations to the Administrative Agent hereunder.  Additionally, if a Lender is not also a lender under the Time Warner Credit Agreement, in the event Time Warner delivers to such Lender a copy of any information required to be delivered pursuant to Sections 5.01 or 5.02 of the Time Warner Credit Agreement, Time Warner will be deemed to have satisfied its obligations to the Administrative Agent hereunder.   Notwithstanding the foregoing, if, after the Closing Date, any amendment, waiver, consent, amendment and restatement, supplement or other modification of Section 5.01 or 5.02 of the Time Warner Credit Agreement shall modify the information required to be delivered thereunder such that it is no longer the same as that required to be delivered pursuant to Section 5.01(a)-(e) and (j) above, this paragraph shall not apply.

SECTION 5.02.           Notices of Material Events.  Borrower will furnish, to the Administrative Agent (who will distribute copies to the Lenders) prompt written notice of the following, upon any such event becoming known to any Responsible Officer of Borrower:

(a)          the occurrence of any Default (without giving effect to any applicable Guarantor Notice Period);

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)          any other development that results in, or could reasonably be expected to result in, a Borrower Material Adverse Effect.

Each of the foregoing notices delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.  In addition, Borrower shall promptly furnish to the Administrative Agent copies of any notices of default (or similar events) delivered under the Reimbursement Agreement.

SECTION 5.03.           Existence; Conduct of Business.  Borrower will do all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.04.           Payment of Obligations.  Borrower will pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Borrower Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Borrower Material Adverse Effect.

41

SECTION 5.05.           Maintenance of Properties; Insurance.  Borrower will (a) keep and maintain all property material to the conduct of its business (taken as a whole) in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (it being understood that, to the extent consistent with prudent business practice, a program of self-insurance for first or other loss layers may be utilized), except in the case of (a) or (b) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Borrower Material Adverse Effect.

SECTION 5.06.           Books and Records; Inspection Rights.  Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine its books and records, and to discuss its affairs, finances and condition with its officers and, so long as a representative of Borrower is present, or Borrower has consented to the absence of such a representative, independent accountants (in each case subject to Borrower’s or its Subsidiaries’ obligations under applicable confidentiality provisions), all at such reasonable times and as often as reasonably requested.

SECTION 5.07.           Compliance with Laws.  Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Borrower Material Adverse Effect.

SECTION 5.08.           Use of Proceeds.  The proceeds of the Loans will be used solely to pay the 2015 Notes at their stated maturity.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.09.           Fiscal Periods; Accounting.  Borrower will keep the same financial reporting periods as are in effect on the date hereof.

ARTICLE VI
NEGATIVE COVENANTS
Until the principal of and interest on each Loan and all fees payable hereunder and all other Obligations have been paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans, together with interest and fees, have been paid in full) Guarantor (and, with respect to Section 6.04(b), Borrower) covenants and agrees (for itself and in the case of Guarantor, the Restricted Subsidiaries) with the Lenders that:

42

SECTION 6.01.           Consolidated Leverage Ratio.  The Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of Time Warner (including the fiscal quarter ending September 30, 2015) will not exceed 4.50 to 1.00.

SECTION 6.02.           Indebtedness.  Time Warner will not permit any of the Restricted Subsidiaries (other than a Credit Party) to, create, incur, assume or permit to exist any Indebtedness, except:
(a)          with respect to all such Restricted Subsidiaries, Indebtedness of up to an aggregate principal amount of $2,500,000,000 at any time outstanding;
(b)          Indebtedness of any such Restricted Subsidiary to Guarantor or any Subsidiary;
(c)          Guarantee Obligations of any such Restricted Subsidiary with respect to Indebtedness of Guarantor  or any wholly owned Restricted Subsidiary;
(d)          Indebtedness of any such Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any property, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such property or secured by a Lien on any such property prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) with respect to any such property shall not exceed 110% of the purchase price for, or the cost of construction or improvement of, such property;
(e)          Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) such Indebtedness does not, directly or indirectly, have recourse (including by way of setoff) to Time Warner or any of the Restricted Subsidiaries or any asset thereof other than to the Person so acquired and its Subsidiaries and the assets of the Person so acquired and its Subsidiaries; and
(f)          Film Financings.
SECTION 6.03.           Liens.  Time Warner will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

43

(a)          any Lien on any property or asset of Time Warner or any Subsidiary existing on the date hereof; provided that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewal and replacements thereof that do not increase the outstanding principal amount thereof and such Liens do not secure an aggregate principal amount of Indebtedness in excess of $200,000,000 or apply to property or assets of Time Warner and the Restricted Subsidiaries in excess of $200,000,000;

(b)          any Lien existing on any property or asset prior to the acquisition thereof by Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Guarantor or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)          Liens on property acquired, constructed or improved by Guarantor or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02, (ii) the Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such property and (iii) such security interests shall not apply to any other property or assets of Guarantor or any of its Subsidiaries;

(d)          Liens to secure Film Financings; provided that such Liens shall extend only to the property or assets acquired with such Film Financing;

(e)          any Copyright Liens securing obligations specified in the definition thereof;

(f)          Liens securing Indebtedness of Guarantor or any Restricted Subsidiary and owing to Guarantor or to a Restricted Subsidiary of Guarantor;

(g)          Liens on interests in or investments in any Unrestricted Subsidiary or in any other Person that is not a Subsidiary of Time Warner securing Indebtedness of such Unrestricted Subsidiary or such other Person;

(h)          Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings;

(i)          Liens incidental to the ordinary conduct of Guarantor’s business or the ownership of its assets which were not incurred in connection with the borrowing of money, such as carrier’s, warehousemen’s, materialmen’s, landlord’s and mechanic’s liens, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the ordinary course of its business; and

44

(j)          other Liens in respect of property or assets of Time Warner or any Restricted Subsidiary so long as at the time of the securing of any obligations related thereto, the aggregate principal amount of all such secured obligations does not exceed 5% of the Consolidated Total Assets of Time Warner at such time (it being understood that any Lien permitted under any other clause in this Section 6.03 shall not be included in the computation described in this paragraph).

SECTION 6.04.           Mergers, Etc.  (a) Guarantor will not, and will not permit any of the Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or a substantial portion of Guarantor’s consolidated assets, or all or a substantial portion of the stock of all of the Restricted Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless (i) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and (ii) after giving effect to any such transaction, the business, taken as a whole, of Guarantor and the Restricted Subsidiaries shall not have been altered in a fundamental and substantial manner from that conducted by them, taken as a whole, immediately prior to the Closing Date; provided that (x) Guarantor shall not merge into or consolidate with such other Person, unless Guarantor shall survive such consolidation or merger, (y) Guarantor shall not liquidate or dissolve and (z) a Subsidiary Guarantor shall not liquidate or dissolve except into Guarantor or another Subsidiary Guarantor.

(b)          Borrower will not merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or a substantial portion of Borrower’s consolidated assets, or liquidate or dissolve.

SECTION 6.05.           Investments.  Guarantor will not, and will not cause or permit any of the Restricted Subsidiaries to, make any Investment (other than any Investment in the ordinary course of the operation of its business) if, before or after giving effect to the commitment thereto on a pro forma basis, an Event of Default shall have occurred and be continuing.

SECTION 6.06.           Restricted Payments.  Guarantor will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except Guarantor may (a) declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (b) make Restricted Payments so long as after giving effect to the making of such Restricted Payment, no Event of Default shall have occurred and be continuing on a pro forma basis.

SECTION 6.07.           Transactions with Affiliates.  Guarantor will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any material transaction with any of its Affiliates, except (a) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (b) in the ordinary course of business or at prices and on terms and conditions not less favorable to Guarantor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (c) transactions between or among Guarantor and the Restricted Subsidiaries or between or among Restricted Subsidiaries, (d) any arrangements with officers, directors, representatives or other employees of Guarantor and its Subsidiaries relating specifically to employment as such and (e) transactions that are otherwise permitted by this Agreement.

45

SECTION 6.08.           Unrestricted Subsidiaries.  ix)  Schedule 6.08 sets forth those Subsidiaries of Guarantor that have been designated as Unrestricted Subsidiaries as of the Closing Date, which Subsidiaries do not include any Subsidiary Guarantors.  Guarantor may designate any other of its Subsidiaries (other than a Subsidiary Guarantor) as Unrestricted Subsidiaries from time to time in compliance with the provisions of this Section 6.08.  Guarantor will not designate any of its Subsidiaries as an Unrestricted Subsidiary unless at the time such Subsidiary is designated as an Unrestricted Subsidiary, before and after giving effect to such designation on a pro forma basis, no Event of Default shall have occurred and be continuing, as certified in an Officers’ Certificate delivered to the Administrative Agent at the time of such designation.  Such Officers’ Certificate also shall state the specific purpose for which such designation is being made.  All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.
(b)          Guarantor may designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary from time to time in compliance with the provisions of this Section 6.08.  Guarantor will not designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, unless at the time such Unrestricted Subsidiary is so designated or redesignated as a Restricted Subsidiary, after giving effect to such designation or redesignation on a pro forma basis, no Event of Default shall have occurred and be continuing, as certified in an Officer’s Certificate delivered to the Administrative Agent at the time of such designation or redesignation.
(c)           Notwithstanding anything to the contrary above in this Section 6.08, so long as a Lender is also a lender under the Time Warner Credit Agreement, any Officer’s Certificate delivered under the Time Warner Credit Agreement designating or re-designating, as applicable, any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to satisfy the requirements of this Section 6.08 and such Subsidiary shall be an Unrestricted Subsidiary or Restricted Subsidiary, as applicable, for all purposes under this Agreement. Additionally, if a Lender is not also a lender under the Time Warner Credit Agreement, in the event Time Warner delivers to the Administrative Agent a copy of any certificate delivered pursuant to Section 6.08 of the Time Warner Credit Agreement, Time Warner will be deemed to have satisfied the requirements of this Section 6.08.  Notwithstanding the foregoing, if, after the Closing Date, any amendment, waiver, consent, amendment and restatement, supplement or other modification of Section 6.08 of the Time Warner Credit Agreement modifies the requirements therein so they are no longer the same as those in this Section 6.08, this paragraph shall not apply.

46

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)          Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)          any representation or warranty made or deemed made by or on behalf of any Credit Party in any Credit Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.03 (with respect to any Credit Party’s existence) or in Article VI;

(e)          any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in the Credit Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to Borrower and Guarantor;

(f)          Guarantor or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods;

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

47

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          any Credit Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)          any Credit Party or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k)          one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 (to the extent not covered by insurance) shall be rendered against Guarantor, any Material Subsidiary or any combination thereof or any action shall be legally taken by a judgment creditor (whose liquidated judgment, along with those of any other judgment creditor’s, exceeds $200,000,000) to attach or levy upon any assets of Guarantor or any Material Subsidiary to enforce any such judgment, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal;

(l)          an ERISA Event shall have occurred that, when taken together with all other ERISA Events (with respect to which Guarantor has a liability which has not yet been satisfied) that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          except as otherwise permitted by this Agreement, the Guarantee shall cease, for any reason, to be in full force and effect with respect to Guarantor or any Subsidiary Guarantor or any such Credit Party shall so assert;

(n)          a Change in Control shall occur; or

48

(o)          an “Event of Default” shall have occurred and be continuing under the Reimbursement Agreement if the Purchase Date has occurred, regardless of whether the “Event of Default” occurred before or after the Purchase Date;

then, and in every such event (other than an event with respect to Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to each of Borrower and Guarantor, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company or Affiliate thereof as if it were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or, if so specified by this Agreement, all the Lenders) and (c) except as expressly set forth herein and in the other Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all the Lenders, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered under any Credit Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Credit Documents or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

49

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message) believed by it to be genuine and to have been signed, sent or otherwise authenticated by a proper Person.  An initial list of the respective proper Persons with respect to each of the Credit Parties appears on Schedule 8. Schedule 8 shall not be altered except in writing by a Person appearing thereon (or by a successor to such Person occupying the equivalent office).  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon so long as such statement, in the case of a Borrowing Request, complies with the requirements of Section 2.03 in all material respects (it being understood that oral notices of borrowing will be confirmed in writing by Borrower in accordance with Section 2.03).  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

50

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (i) the Administrative Agent may be removed by Time Warner at any time after the Purchase Date and (ii) the Administrative Agent may resign at any time by notifying the Lenders and Borrower.  Upon any such resignation or removal pursuant to clause (i) above, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor which, so long as no Event of Default is continuing, shall be reasonably acceptable to Borrower.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent is removed pursuant to clause (i) above, then the retiring or removed Administrative Agent, as the case may be, may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed or retiring (or retired) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Credit Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor; provided that the predecessor Administrative Agent shall pay the unearned portion of any fees paid in advance to either the successor Administrative Agent or Borrower.  After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their Credit Exposures in effect on the date on which indemnification is sought under this Article VIII (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their Credit Exposures immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this paragraph shall survive the payment of the Loans and all other amounts payable hereunder.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

51

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.           Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or sent by electronic communication (including email and Internet or intranet websites), as follows:
(i)            if to CME, to it at:
Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00  Prague 5 - Barrandov
Czech Republic
Facsimile:         + 420-242-464-483
Attention:        Legal Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:        Jeffrey A. Potash
Tony Lopez
Facsimile:          + 1 (212) 335-4510

and to Time Warner (as set out below)

(ii)            if to Time Warner, to it at One Time Warner Center, New York, NY 10019, Attention of Chief Financial Officer (Facsimile No. (212) 484-7175), with copies to (w) its General Counsel (Facsimile No. (212) 484-7167) and its Treasurer (Facsimile No. (212) 484-7151), (x) Steve Kapner (Facsimile No. (212) 484-7151), (y) Lee Galvez (Facsimile No. (212) 484-7151) and to (z) CME (as set out above);

(iii)          if to the Administrative Agent, to [  ] and

52

(iv)         if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received prior to or during the recipient’s normal business hours.

SECTION 9.02.          Waivers; Amendments; Release of Subsidiary Guarantors.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower, Guarantor and the Required Lenders or by Borrower, Guarantor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) amend, waive, modify or otherwise change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iii) subject to paragraph (c) below, release Guarantor or any Subsidiary Guarantor under the Guarantee without the written consent of each Lender or (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that, with or without the agreement or consent of the Required Lenders an agreement or agreements may (y) reduce the principal amount of any Loan, reduce the rate of interest thereon or reduce any fees payable hereunder, with (but only with) the written consent of each Lender directly affected thereby or (z) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment with (but only with) the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.  It is understood and agreed that Borrower or Guarantor shall be permitted to cause additional Affiliates to, directly or indirectly, guarantee Obligations of Borrower without the consent of any Lender or the Administrative Agent.

53

(c)           Any term or provision of any Credit Document to the contrary notwithstanding, a Subsidiary Guarantor shall be automatically released from its obligations under the Guarantee, and the guaranty of such Subsidiary Guarantor shall be automatically released, upon receipt by the Administrative Agent of a certificate of a Responsible Officer of Time Warner certifying that such Subsidiary Guarantor has no outstanding Indebtedness For Borrowed Money as of the date of such certificate, other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guaranty.  In connection with any such release, the Administrative Agent shall execute and deliver to Time Warner or the applicable Subsidiary Guarantor, at Time Warner’s expense, all documents and shall take all such actions as are reasonably requested by Time Warner to evidence such release and to effect the release of such Subsidiary Guarantor’s guaranties and other obligations contained in the Guarantee.  The execution and delivery of documents pursuant to this Section shall be without recourse to or representation or warranty by the Administrative Agent.

(d)          Notwithstanding any provision herein to the contrary, this Agreement and any Credit Document may be amended to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of Borrower, Guarantor and the Administrative Agent; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03.           Expenses; Indemnity; Damage Waiver.  xi)  Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent the Lenders in connection with the enforcement or protection of its rights in connection with any Credit Document, including its rights under this Section, or in connection with the Loans made, including in connection with any workout, restructuring or negotiations in respect thereof, it being understood that the Administrative Agent, and the Lenders shall use, and Borrower shall only be required to pay such fees, charges and disbursements of, a single counsel, unless (and to the extent) conflicts of interests require the use of more than one counsel.

(b)           Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of, or the proposed use of, the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, or any Environmental Liability related in any way to Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee).

54

(c)           To the extent that Borrower fails to pay any amount required to be paid to the Administrative Agent, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s pro rata share (which shall be a percentage equal to the sum of such Lender’s Credit Exposure divided by the sum of the Credit Exposure of all the Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.           Successors and Assigns.  xii)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender except in accordance with Section 6.04 (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void).  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender other than a Conduit Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of Borrower, Time Warner and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided that, with respect to Borrower and Time Warner, such consent shall be deemed to have been given if Borrower or Time Warner, as applicable, has not responded to a proposed assignment within 15 Business Days following its receipt of notice of such proposed assignment, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining balance of the assigning Lender’s Loans, each assignment of Loans shall not be less than an aggregate principal amount of $15,000,000, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining balance of the assigning Lender’s Loans, the remaining amount of the Loans of the assigning Lender after giving effect to such assignment shall not be less than $15,000,000 unless, in the case of clauses (ii) or (iii), each of Borrower, Time Warner and the Administrative Agent otherwise consents, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (v) except in the case of an assignment to an Affiliate of the assigning Lender on or about the Closing Date, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $2,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of Borrower or Time Warner otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (h) or (i) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall (i) continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03) and (ii) continue to be subject to the confidentiality provisions hereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of Borrower, Time Warner or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section.

55

(c)          The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

56

(d)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Any Lender other than a Conduit Lender may, without the consent of any Credit Party or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the applicable Credit Party, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first and second provisos to Section 9.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, each Credit Party agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Credit Party, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.16(g) as though it were a Lender.

57

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)          Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i)            Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

SECTION 9.05.           Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 9.06.           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  [Notwithstanding the preceding sentence and anything to the contrary in the Payment Service Conditions or General Banking Conditions of [  ] (or any of its Affiliates) signed by Borrower, such Payment Service Conditions and General Banking Conditions will not apply to this Agreement].  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

58

SECTION 9.07.          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.           Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender or any Affiliate of such Lender that is primarily engaged in commercial banking activities and other indebtedness at any time owing by such Lender to or for the credit or the account of any of the Credit Parties (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all the obligations of any of the Credit Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.           Governing Law; Jurisdiction; Consent to Service of Process.  xiii)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

59

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.           Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need‑to‑know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that in connection with any such requirement by a subpoena or similar legal process, Borrower or Time Warner, as applicable, is given prior notice to the extent such prior notice is permissible under the circumstances and an opportunity to object to such disclosure, (d) to any other party to this Agreement for purposes directly related to the Credit Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Credit Parties containing provisions substantially the same as those of this Section, to any (i) assignee (or Conduit Lender) of or Participant in, or any prospective assignee (or Conduit Lender) of or Participant in, any of its rights or obligations under this Agreement or (ii) counterparty to a hedging agreement relating to the Credit Parties and their obligations (or such contractual counterparty’s professional advisor), (g) with the consent of Borrower or Time Warner, as applicable or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party or its Affiliates.  For the purposes of this Section, “Information” means all information received from Borrower, Guarantor or their respective Subsidiaries, whether oral or written, relating to Guarantor, Borrower, their respective Subsidiaries, and their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Guarantor or Borrower; provided that, in the case of information received from one or more of Guarantor or Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, including in accordance with Regulation FD as promulgated by the SEC.  Borrower agrees to maintain the confidentiality of any information relating to a rate provided by a Reference Bank, except that such information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need‑to‑know basis, (b) as consented to by the applicable Reference Bank, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that in connection with any such requirement by a subpoena or similar legal process, the applicable Reference Bank is given prior notice to the extent such prior notice is permissible under the circumstances, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or (e) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Borrower on a nonconfidential basis from a source other than the Administrative Agent or the applicable Reference Bank or its Affiliates.

60

SECTION 9.13.           Acknowledgments.  Each of Guarantor and Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)          neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to Guarantor or Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Guarantor and Borrower and the Lenders.

61

SECTION 9.14.           Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of Borrower in respect of any such sum due from it to either the Administrative Agent or any Lender hereunder or under any other Credit Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally adjudged to be due to the Administrative Agent or such Lender in the Agreement Currency (as converted on the date of final judgment), Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally adjudged to be due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).  The obligations of Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15.           USA Patriot Act.  Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

SECTION 9.16.           Guarantor Payment.  Notwithstanding anything to the contrary contained herein, any payment due by Borrower under this Agreement may be made, but shall not be required to be made, by Guarantor on behalf of Borrower; provided that nothing in this Section 9.16 shall affect or limit the obligations of Guarantor and the Subsidiary Guarantors under the Guarantee.

[Signature Pages Follow]

62

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.
CENTRAL EUROPEAN MEDIA ENTERPRISES
LTD., as Borrower

By:
Name:
Title:
Signature Page to Credit Agreement

TIME WARNER INC., as Guarantor

By:
Name:
Title:
Signature Page to Credit Agreement

[ ], as Administrative Agent and as Lender

By:
Name:
Title:
Signature Page to Credit Agreement

Schedule 2.01
COMMITMENTS
Lender	Commitment
[ ]	$[_____]
TOTAL	$[ ]

SCHEDULE 2.03(A)

Loan Type:	A borrowing notice (pursuant and subject to Section 2.03, as applicable) must be given not later than:	Prepayment notice (pursuant to Section 2.10) must be given not later than:
LOANS
Any Eurodollar Borrowing	11:00 a.m. New York City time three (3) Business Days before the date of the proposed Borrowing.	12:00 p.m. New York City time three (3) Business Days (or such shorter period of time as reasonably acceptable to the Administrative Agent) before the date of prepayment.

SCHEDULE 6.08
UNRESTRICTED SUBSIDIARIES
1.	TW Receivables, Inc.
2.	Sellers, LLC
3.	Witty, LLC
4.	281, LLC
5.	Conspire, LLC
6.	Stormy, LLC
7.	Bandy, LLC
8.	Umbria, LLC
9.	LIS Distribution, Inc.
10.	Love and War Distribution, Inc.
11.	Starter, LLC
12.	Like It, LLC

SCHEDULE 8
LIST OF PROPER PERSONS

In the case of Borrower:

Dave Sturgeon	Chief Financial Officer
Sanjay Prasad	Deputy Chief Financial Officer

In the case of Guarantor and the Subsidiary Guarantors:
Name	Title

Howard M. Averill	Executive Vice President and Chief Financial Officer

Edward B. Ruggiero	Senior Vice President and Treasurer

Daniel J. Happer*	Vice President and Assistant Treasurer

Stephen N. Kapner*	Vice President and Assistant Treasurer

Eric Schott*	Vice President and Assistant Treasurer

*  The Administrative Agent may act upon verbal instructions with respect to Guarantor and the Subsidiary Guarantors from Mr. Happer, Mr. Kapner or Mr. Schott, which will be followed by written confirmation from one of the other above-named officers.

EXHIBIT A

FORM OF
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement, dated as of November [___], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., TIME WARNER INC., the Lenders party thereto and [  ], as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1.  The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the amount set forth on Schedule 1 hereto for the Commitments and Credit Exposure of the Assignor on the Effective Date of this Assignment and Acceptance.
2.  The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Guarantor or Borrower, any of their Affiliates or any other obligor or the performance or observance by Borrower, any of its Affiliates or any other obligor of any of its respective obligations under the Credit Agreement or any other Credit Documents or any other instrument or document furnished pursuant hereto or thereto.
3.  The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

A - 1

4.  The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent (and Time Warner, to the extent required by Section 9.04(b) of the Credit Agreement) for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).  The Administrative Agent shall keep records of this Assignment and Acceptance in accordance with Section 9.04(d) of the Credit Agreement.
5.  Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
6.  From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
7.  This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

A - 2

Schedule 1
to Assignment and Acceptance with respect to the
Credit Agreement, dated as of [___], 2015,

among TIME WARNER INC., CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., the Lenders party thereto and [  ], as administrative agent (in such capacity, the “Administrative Agent”)
Name of Assignor:  _______________________
Name of Assignee:  _______________________
Effective Date of Assignment:  _________________
Amount of Exposure Assigned

$

[Name of Assignee]		[Name of Assignor]

By:		By:
	Title:		Title:

Accepted for Recordation in the Register:

[ ], as
Administrative Agent

By:
Title:

Required Consents (if any):

[TIME WARNER INC.

By:
Title:]

[CENTRAL EUROPEAN MEDIA
ENTERPRISES LTD.
By:
Title:]

EXHIBIT B
FORM OF
2015 GUARANTEE
GUARANTEE, dated as of  [__________], 2015 (as amended, supplemented or otherwise modified from time to time, this “Guarantee”), made by TIME WARNER INC., a Delaware corporation (“Time Warner”), HISTORIC TW INC., a Delaware corporation (“Historic TW”), TURNER BROADCASTING SYSTEM, INC., a Georgia corporation (“TBS”), and HOME BOX OFFICE, INC., a Delaware corporation (“HBO”) (each, a “Guarantor”, and collectively, the “Guarantors”), in favor of [____________], as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) party to the Credit Agreement, dated as of [_____________], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., an exempted limited company incorporated under the laws of Bermuda (“CME”), Time Warner, the Lenders and the Administrative Agent.
W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans (as defined below) to Borrower (as defined below) upon the terms and subject to the conditions set forth therein;
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders; and
WHEREAS, each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Guarantee may reasonably be expected to benefit the Guarantor, directly or indirectly, and be in the interest of such Guarantor.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans to Borrower under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
1.  Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(a)      As used herein, “Borrower” means CME (or a successor or assign permitted pursuant to Section 9.04 of the Credit Agreement).
(b)      As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of Borrower to the Administrative Agent and the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement or any other Credit Document, in each case (x) whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and the Lenders that are required to be paid by Borrower pursuant to the terms of the Credit Agreement or any other Credit Document), and (y) whether or not allowed or allowable in any insolvency proceeding involving the Borrower.

(c)      As used herein, “Historic TW Obligations” has the meaning assigned to such term in Section 2(c) of this Guarantee.
(d)      As used herein, “Indebtedness For Borrowed Money” of any Person, means, for the purpose of Section 16, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others.  The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.
(e)      As used herein, “Subsidiary Guarantor” means each of Historic TW, HBO and TBS.
(f)  As used herein, “Time Warner Obligations” has the meaning assigned to such term in Section 2(b) of this Guarantee.
(g)      The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.
(h)      The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
2.  Guarantee.
(a)            Time Warner hereby unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)      Historic TW hereby unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Time Warner when due (whether at the stated maturity, by acceleration or otherwise) of its obligations and liabilities under this Guarantee (the “Time Warner Obligations”), including under Section 2(a) hereof.
(c)      Each of TBS and HBO hereby, jointly and severally, unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Historic TW when due (whether at the stated maturity, by acceleration or otherwise) of its obligations and liabilities under this Guarantee (the “Historic TW Obligations”), including under Section 2(b) hereof.
(d)      Notwithstanding anything herein to the contrary, no payment under this Guarantee in respect of any Obligation, Time Warner Obligation or Historic TW Obligation shall be due and payable until three Business Days after the Obligation has become due and payable under the Credit Agreement (or would have become due and payable under the Credit Agreement absent the imposition of the automatic stay under Section 362 of the United States Bankruptcy Code).
(e)      This Guarantee shall remain in full force and effect until all amounts owing to the Administrative Agent and the Lenders by Borrower on account of the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.
(f)      Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.
(g)      Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3 hereof).
(h)      No payment or payments made by Borrower, any of the Guarantors or any other Person or received or collected by the Administrative Agent or any Lender from Borrower, any of the Guarantors, or any other Person by virtue of any action or proceeding or any setoff or appropriation or payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder who shall, notwithstanding any such payment or payments (other than payments made by such Guarantor in respect of the Obligations, Time Warner Obligations or Historic TW Obligations or payments received or collected from such Guarantor in respect of the Obligations, Time Warner Obligations or Historic TW Obligations), remain liable for, in the case of Time Warner, the Obligations, in the case of Historic TW, the Time Warner Obligations and, in the case of TBS and HBO, the Historic TW Obligations, up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.

(i)      This Guarantee shall terminate at the election of the Administrative Agent following the purchase of the Loans by Time Warner or any of its Affiliates on the Purchase Date pursuant to Section 2.18(c) of the Credit Agreement.
3.  Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof.  The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
4.  Right of Setoff.  (a) Time Warner hereby authorizes each Lender at any time and from time to time when any amounts owed by Borrower under the Credit Agreement are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Time Warner (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of Time Warner to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment.  Each Lender shall notify Time Warner promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
(b)      Historic TW hereby authorizes each Lender at any time and from time to time when any amounts owed by Time Warner under this Guarantee are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Historic TW (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of Historic TW to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment.  Each Lender shall notify Historic TW promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(c)      Each of TBS and HBO hereby authorizes each Lender at any time and from time to time when any amounts owed by Historic TW under this Guarantee are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either TBS or HBO (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of TBS or HBO, as applicable, to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment.  Each Lender shall notify TBS and/or HBO, as the case may be, promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
5.  No Subrogation.  Notwithstanding any payment or payments made by any Guarantor hereunder, or any setoff or application of funds of any Guarantor by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, Time Warner Obligations or Historic TW Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by Borrower on account of the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
6.  Amendments, etc. with Respect to the Obligations; Waiver of Rights.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor, and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations, Time Warner Obligations and Historic TW Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations, Time Warner Obligations and Historic TW Obligations continued, (b) the Obligations, Time Warner Obligations and/or Historic TW Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, (c) the Credit Agreement and any other Credit Document may be amended, modified, supplemented or terminated, in whole or in part, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations, Time Warner Obligations and/or Historic TW Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

7.  Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations, Time Warner Obligations and/or Historic TW Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between Borrower or any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower or any Guarantor with respect to the Obligations, Time Warner Obligations or Historic TW Obligations.  This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not of collection without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations, Time Warner Obligations or Historic TW Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower or any other Person against the Administrative Agent or any Lender, (c) whether or not any of the Obligations, Time Warner Obligations or Historic TW Obligations  are from time to time reduced, or extinguished (other than pursuant to Section 2(e) above), whether or not recovery may be or hereafter become barred by any statute of limitations or otherwise, and despite any arrangement or composition entered into in connection with any bankruptcy or other proceeding or (d) any other circumstance whatsoever (with or without notice to or knowledge of Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower from the Obligations, of Time Warner from the Time Warner Obligations or of Historic TW from the Historic TW Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance.  When making a demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations, Time Warner Obligations or Historic TW Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, any such other Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower, any such other Guarantor or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

8.  Reinstatement.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations, Time Warner Obligations or Historic TW Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of Borrower’s or any Guarantor’s property, or otherwise, all as though such payments had not been made.
9.  Payments.  Each Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in the applicable Currency at the office of the Administrative Agent as designated by the Administrative Agent.
10.  Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Subsidiary Guarantor hereby represents and warrants to the Administrative Agent and each Lender that the representations and warranties set forth in Article III of the Credit Agreement as they relate to such Subsidiary Guarantor or to the Credit Documents to which such Subsidiary Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct as of the date hereof, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein (it being understood that any representation or warranty set forth in Article III of the Credit Agreement that is qualified by a reference to Time Warner and its Subsidiaries or Restricted Subsidiaries taken as a whole shall not be deemed to apply to the Subsidiary Guarantor individually).
11.  Authority of Administrative Agent.  Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and any or all of the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
12.  Notices.  All notices, requests and demands to or upon the Administrative Agent, any Lender or any Guarantor shall be effected in the manner provided in Section 9.01 of the Credit Agreement; any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 hereto.

13.  Severability.  Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.  Integration.  This Guarantee and the other Credit Documents represent the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by any Guarantor, the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents.
15.  Amendments in Writing.  None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the applicable Guarantor and the Administrative Agent; provided that any right, power or privilege of the Administrative Agent or the Lenders arising under this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent; provided further that no such amendment or waiver shall release any Guarantor from its obligations hereunder without the written consent of each Lender.
16. Release of Subsidiary Guarantors.  Any term or provision of any Credit Document to the contrary notwithstanding, a Subsidiary Guarantor shall be automatically released from its obligations under this Guarantee, and the guarantee of such Subsidiary Guarantor shall be automatically released, upon receipt by the Administrative Agent of a certificate of a Responsible Officer of Time Warner certifying that such Subsidiary Guarantor has no outstanding Indebtedness For Borrowed Money as of the date of such certificate, other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guarantee.  In connection with any such release, the Administrative Agent shall execute and deliver to Time Warner or the applicable Subsidiary Guarantor, at Time Warner’s expense, all documents and shall take all such actions as are reasonably requested by Time Warner to evidence such release and to effect the release of such Subsidiary Guarantor’s guarantees and other obligations contained in the Guarantee.  The execution and delivery of documents pursuant to this Section shall be without recourse to or representation or warranty by the Administrative Agent.
17.  No Waiver; Cumulative Remedies.  Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18.  Section Headings.  The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
19.  Successors and Assigns.  This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.
20.  Enforcement Expenses; Indemnity.  (a)  Each Guarantor agrees, jointly and severally, to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under this Guarantee or otherwise enforcing or protecting any rights under this Guarantee and the other Credit Documents to which such Guarantor is a party, including, without limitation, the reasonable fees, charges and disbursements of any counsel for the Lenders and the Administrative Agent, as and to the extent provided in Section 9.03 of the Credit Agreement.
(b)  Time Warner shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the Credit Agreement, (ii) any Loan or the use of, or the proposed use of, the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Guarantor, or any Environmental Liability related in any way to any Guarantor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee).
21. Appointment of Time Warner as Agent. Each of Historic TW, TBS and HBO hereby irrevocably appoints Time Warner to act on its behalf as agent (in such capacity the “Agent”) under the Reimbursement Agreement and the other Reimbursement Documents (as defined in the Reimbursement Agreement) and authorizes the Agent to take such actions on its behalf, and exercise such rights and remedies on its behalf, as Time Warner deems necessary under the Reimbursement Agreement and other Reimbursement Documents. Time Warner hereby accepts such appointment to so act as Agent on behalf of each of Historic TW, TBS and HBO.  For the avoidance of doubt, this Section shall not affect in any manner the obligations of the Guarantors under this Guarantee or the rights and remedies of the Administrative Agent and the Lenders under this Guarantee.

22.  Counterparts.  This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts (including by facsimile or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
23.  Acknowledgements.
Each Guarantor hereby acknowledges that:
(a)      it has been advised by counsel in the negotiation, execution and delivery of this Guarantee;
(b)      neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any other Credit Document, and the relationship between any or all of the Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)      no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.
24.  GOVERNING LAW.  THIS GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
25.  Jurisdiction; Consent to Service of Process.  (a)  Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)      Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)      Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 12 of this Guarantee.  Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

26.  WAIVER OF JURY TRIAL.  EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.
TIME WARNER INC.

By:
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

HISTORIC TW INC.

By:
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

TURNER BROADCASTING SYSTEM, INC.

By:
Name: Edward B. Ruggiero
Title: Senior Vice President & Assistant Treasurer

HOME BOX OFFICE, INC.

By:
Name: Edward B. Ruggiero
Title: Senior Vice President & Assistant Treasurer

B - 1

SCHEDULE 1

Addresses for Notices

TIME WARNER INC.
One Time Warner Center
New York, NY  10019
Attention:  Chief Financial Officer
Facsimile No. (212) 484-7175
Attention:  General Counsel
Facsimile No.    (212) 484-7167
Attention:  Treasurer
Facsimile No. (212) 484-7151
Attention: Steve Kapner
Facsimile No. (212) 484-7151
Attention: Lee Galvez
Facsimile No. (212) 484-7151

HISTORIC TW INC.
One Time Warner Center
New York, NY  10019
Attention:  Treasurer
Facsimile No.    (212) 484-7151
Attention:  General Counsel
Facsimile No.     (212) 484-7167

TURNER BROADCASTING SYSTEM, INC.
1 CNN Center
Atlanta, GA  30348
Attention:  Chief Financial Officer
Facsimile No.    (404) 827-4069
Attention:  General Counsel
Facsimile No. (404) 827-2381

With a copy to Time Warner at its address set forth above.

HOME BOX OFFICE, INC.
1100 Avenue of the Americas
New York, NY  10036
Attention:  Chief Financial Officer
Facsimile No.     (212) 364-4009
Attention:  General Counsel
Facsimile No.    (212) 364-4656

With a copy to Time Warner at its address set forth above.

B - 2

ANNEX II

FORM OF GUARANTEE

GUARANTEE, dated as of  [__________], 2015 (as amended, supplemented or otherwise modified from time to time, this “Guarantee”), made by TIME WARNER INC., a Delaware corporation (“Time Warner”), HISTORIC TW INC., a Delaware corporation (“Historic TW”), TURNER BROADCASTING SYSTEM, INC., a Georgia corporation (“TBS”), and HOME BOX OFFICE, INC., a Delaware corporation (“HBO”) (each, a “Guarantor”, and collectively, the “Guarantors”), in favor of [____________], as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) party to the Credit Agreement, dated as of [_____________], 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., an exempted limited company incorporated under the laws of Bermuda (“CME”), Time Warner, the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans (as defined below) to Borrower (as defined below) upon the terms and subject to the conditions set forth therein;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders; and

WHEREAS, each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Guarantee may reasonably be expected to benefit the Guarantor, directly or indirectly, and be in the interest of such Guarantor.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans to Borrower under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

1.  Defined Terms.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(a)      As used herein, “Borrower” means CME (or a successor or assign permitted pursuant to Section 9.04 of the Credit Agreement).

(b)     As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of Borrower to the Administrative Agent and the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement or any other Credit Document, in each case (x) whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and the Lenders that are required to be paid by Borrower pursuant to the terms of the Credit Agreement or any other Credit Document), and (y) whether or not allowed or allowable in any insolvency proceeding involving the Borrower.

(c)      As used herein, “Historic TW Obligations” has the meaning assigned to such term in Section2(c) of this Guarantee.

(d)     As used herein, “Indebtedness For Borrowed Money” of any Person, means, for the purpose of Section 16, without duplication, (a)all obligations of such Person for borrowed money, (b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c)all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others.  The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

(e)      As used herein, “Subsidiary Guarantor” means each of Historic TW, HBO and TBS.

(f)    As used herein, “Time Warner Obligations” has the meaning assigned to such term in Section2(b) of this Guarantee.

(g)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

(h)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.  Guarantee.

(a)      Time Warner hereby unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

2

(b)     Historic TW hereby unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Time Warner when due (whether at the stated maturity, by acceleration or otherwise) of its obligations and liabilities under this Guarantee (the “Time Warner Obligations”), including under Section 2(a) hereof.

(c)     Each of TBS and HBO hereby, jointly and severally, unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Historic TW when due (whether at the stated maturity, by acceleration or otherwise) of its obligations and liabilities under this Guarantee (the “Historic TW Obligations”), including under Section 2(b) hereof.

(d)     Notwithstanding anything herein to the contrary, no payment under this Guarantee in respect of any Obligation, Time Warner Obligation or Historic TW Obligation shall be due and payable until three Business Days after the Obligation has become due and payable under the Credit Agreement (or would have become due and payable under the Credit Agreement absent the imposition of the automatic stay under Section 362 of the United States Bankruptcy Code).

(e)      This Guarantee shall remain in full force and effect until all amounts owing to the Administrative Agent and the Lenders by Borrower on account of the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.

(f)      Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.

(g)     Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3 hereof).

(h)     No payment or payments made by Borrower, any of the Guarantors or any other Person or received or collected by the Administrative Agent or any Lender from Borrower, any of the Guarantors, or any other Person by virtue of any action or proceeding or any setoff or appropriation or payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder who shall, notwithstanding any such payment or payments (other than payments made by such Guarantor in respect of the Obligations, Time Warner Obligations or Historic TW Obligations or payments received or collected from such Guarantor in respect of the Obligations, Time Warner Obligations or Historic TW Obligations), remain liable for, in the case of Time Warner, the Obligations, in the case of Historic TW, the Time Warner Obligations and, in the case of TBS and HBO, the Historic TW Obligations, up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.

3

(i)      This Guarantee shall terminate at the election of the Administrative Agent following the purchase of the Loans by Time Warner or any of its Affiliates on the Purchase Date pursuant to Section 2.18(c) of the Credit Agreement.

3.  Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof.  The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

4.  Right of Setoff.  (a) Time Warner hereby authorizes each Lender at any time and from time to time when any amounts owed by Borrower under the Credit Agreement are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Time Warner (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of Time Warner to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment.  Each Lender shall notify Time Warner promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b)     Historic TW hereby authorizes each Lender at any time and from time to time when any amounts owed by Time Warner under this Guarantee are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Historic TW (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of Historic TW to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment.  Each Lender shall notify Historic TW promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

4

(c)     Each of TBS and HBO hereby authorizes each Lender at any time and from time to time when any amounts owed by Historic TW under this Guarantee are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either TBS or HBO (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of TBS or HBO, as applicable, to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment.  Each Lender shall notify TBS and/or HBO, as the case may be, promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

5.  No Subrogation.  Notwithstanding any payment or payments made by any Guarantor hereunder, or any setoff or application of funds of any Guarantor by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, Time Warner Obligations or Historic TW Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by Borrower on account of the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

6.  Amendments, etc. with Respect to the Obligations; Waiver of Rights.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor, and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations, Time Warner Obligations and Historic TW Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations, Time Warner Obligations and Historic TW Obligations continued, (b) the Obligations, Time Warner Obligations and/or Historic TW Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, (c) the Credit Agreement and any other Credit Document may be amended, modified, supplemented or terminated, in whole or in part, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations, Time Warner Obligations and/or Historic TW Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

5

7.  Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations, Time Warner Obligations and/or Historic TW Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between Borrower or any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower or any Guarantor with respect to the Obligations, Time Warner Obligations or Historic TW Obligations.  This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not of collection without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations, Time Warner Obligations or Historic TW Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower or any other Person against the Administrative Agent or any Lender, (c) whether or not any of the Obligations, Time Warner Obligations or Historic TW Obligations  are from time to time reduced, or extinguished (other than pursuant to Section 2(e) above), whether or not recovery may be or hereafter become barred by any statute of limitations or otherwise, and despite any arrangement or composition entered into in connection with any bankruptcy or other proceeding or (d) any other circumstance whatsoever (with or without notice to or knowledge of Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower from the Obligations, of Time Warner from the Time Warner Obligations or of Historic TW from the Historic TW Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance.  When making a demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations, Time Warner Obligations or Historic TW Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, any such other Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower, any such other Guarantor or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6

8.  Reinstatement.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations, Time Warner Obligations or Historic TW Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of Borrower’s or any Guarantor’s property, or otherwise, all as though such payments had not been made.

9.  Payments.  Each Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in the applicable Currency at the office of the Administrative Agent as designated by the Administrative Agent.

10.  Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Subsidiary Guarantor hereby represents and warrants to the Administrative Agent and each Lender that the representations and warranties set forth in ArticleIII of the Credit Agreement as they relate to such Subsidiary Guarantor or to the Credit Documents to which such Subsidiary Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct as of the date hereof, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein (it being understood that any representation or warranty set forth in ArticleIII of the Credit Agreement that is qualified by a reference to Time Warner and its Subsidiaries or Restricted Subsidiaries taken as a whole shall not be deemed to apply to the Subsidiary Guarantor individually).

11.  Authority of Administrative Agent.  Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and any or all of the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

12.  Notices.  All notices, requests and demands to or upon the Administrative Agent, any Lender or any Guarantor shall be effected in the manner provided in Section9.01 of the Credit Agreement; any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 hereto.

7

13.  Severability.  Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.  Integration.  This Guarantee and the other Credit Documents represent the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by any Guarantor, the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents.

15.  Amendments in Writing.  None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the applicable Guarantor and the Administrative Agent; provided that any right, power or privilege of the Administrative Agent or the Lenders arising under this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent; provided further that no such amendment or waiver shall release any Guarantor from its obligations hereunder without the written consent of each Lender.

16. Release of Subsidiary Guarantors.  Any term or provision of any Credit Document to the contrary notwithstanding, a Subsidiary Guarantor shall be automatically released from its obligations under this Guarantee, and the guarantee of such Subsidiary Guarantor shall be automatically released, upon receipt by the Administrative Agent of a certificate of a Responsible Officer of Time Warner certifying that such Subsidiary Guarantor has no outstanding Indebtedness For Borrowed Money as of the date of such certificate, other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guarantee.  In connection with any such release, the Administrative Agent shall execute and deliver to Time Warner or the applicable Subsidiary Guarantor, at Time Warner’s expense, all documents and shall take all such actions as are reasonably requested by Time Warner to evidence such release and to effect the release of such Subsidiary Guarantor’s guarantees and other obligations contained in the Guarantee.  The execution and delivery of documents pursuant to this Section shall be without recourse to or representation or warranty by the Administrative Agent.

17.  No Waiver; Cumulative Remedies.  Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8

18.  Section Headings.  The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

19.  Successors and Assigns.  This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

20.  Enforcement Expenses; Indemnity.  (a)  Each Guarantor agrees, jointly and severally, to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under this Guarantee or otherwise enforcing or protecting any rights under this Guarantee and the other Credit Documents to which such Guarantor is a party, including, without limitation, the reasonable fees, charges and disbursements of any counsel for the Lenders and the Administrative Agent, as and to the extent provided in Section9.03 of the Credit Agreement.

(b)   Time Warner shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i)the execution or delivery of any Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the Credit Agreement, (ii)any Loan or the use of, or the proposed use of, the proceeds therefrom, (iii)any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Guarantor, or any Environmental Liability related in any way to any Guarantor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee).

21. Appointment of Time Warner as Agent. Each of Historic TW, TBS and HBO hereby irrevocably appoints Time Warner to act on its behalf as agent (in such capacity the “Agent”) under the Reimbursement Agreement and the other Reimbursement Documents (as defined in the Reimbursement Agreement) and authorizes the Agent to take such actions on its behalf, and exercise such rights and remedies on its behalf, as Time Warner deems necessary under the Reimbursement Agreement and other Reimbursement Documents. Time Warner hereby accepts such appointment to so act as Agent on behalf of each of Historic TW, TBS and HBO. For the avoidance of doubt, this Section shall not affect in any mannerthe obligations of the Guarantors under this Guarantee or the rights and remedies of the Administrative Agent and the Lenders under this Guarantee.

9

22.  Counterparts.  This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts (including by facsimile or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23.  Acknowledgements.

Each Guarantor hereby acknowledges that:

(a)      it has been advised by counsel in the negotiation, execution and delivery of this Guarantee;

(b)     neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any other Credit Document, and the relationship between any or all of the Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)     no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

24.  GOVERNING LAW.  THIS GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

25.  Jurisdiction; Consent to Service of Process.  (a)  Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)     Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 12 of this Guarantee.  Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.

10

26.  WAIVER OF JURY TRIAL.  EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

[Remainder of page intentionally left blank]

11

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

TIME WARNER INC.

By:
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

HISTORIC TW INC.

By:
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

TURNER BROADCASTING SYSTEM, INC.

By:
Name: Edward B. Ruggiero
Title: Senior Vice President & Assistant Treasurer

HOME BOX OFFICE, INC.

By:
Name: Edward B. Ruggiero
Title: Senior Vice President & Assistant Treasurer

SCHEDULE 1

Addresses for Notices
TIME WARNER INC.
One Time Warner Center
New York, NY  10019
Attention:  Chief Financial Officer
Facsimile No. (212) 484-7175
Attention:  General Counsel
Facsimile No. (212) 484-7167
Attention:  Treasurer
Facsimile No. (212) 484-7151
Attention: Steve Kapner
Facsimile No. (212) 484-7151
Attention: Lee Galvez
Facsimile No. (212) 484-7151

HISTORIC TW INC.
One Time Warner Center
New York, NY  10019
Attention:  Treasurer
Facsimile No. (212) 484-7151
Attention:  General Counsel
Facsimile No. (212) 484-7167
TURNER BROADCASTING SYSTEM, INC.
1 CNN Center
Atlanta, GA  30348
Attention:  Chief Financial Officer
Facsimile No. (404) 827-4069
Attention:  General Counsel
Facsimile No. (404) 827-2381

With a copy to Time Warner at its address set forth above.

HOME BOX OFFICE, INC.
1100 Avenue of the Americas
New York, NY  10036
Attention:  Chief Financial Officer
Facsimile No. (212) 364-4009
Attention:  General Counsel
Facsimile No. (212) 364-4656

With a copy to Time Warner at its address set forth above.

ANNEX III

FORM OF TERM LOAN FACILITY CREDIT AGREEMENT
dated as of

[_________], 2015

among

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.,
as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and
TIME WARNER INC.,
as Administrative Agent

i

ii

SCHEDULES:

Schedule 1.01	-	Commitment
Schedule 3.08	-	Filing or Stamp Tax
Schedule 3.13	-	Subsidiaries

EXHIBITS:

Exhibit A	‑	Form of Guarantee
Exhibit B	‑	Form of Borrowing Request
Exhibit C	‑	Form of Note
Exhibit D	‑	Form of Compliance Certificate
Exhibit E	‑	Confidentiality Agreement
Exhibit F	‑	Form of Borrower Pledge Agreement
Exhibit G	‑	Form of CME NV Pledge Agreement
Exhibit H	‑	Form of Amended Intercreditor Agreement

iii

TERM LOAN FACILITY CREDIT AGREEMENT

This Term Loan Facility Credit Agreement (this “Agreement”), dated as of [__________], 2015, is among CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company incorporated under the laws of Bermuda (the “Borrower”), the Lenders party hereto from time to time, and TIME WARNER INC., a Delaware corporation, as Administrative Agent (the “Administrative Agent”).

WHEREAS, Borrower has outstanding $261,034,000 aggregate principal amount of its 2015 Notes (as defined below) and desires to obtain a term loan from the Lenders in such amount in order to finance the repayment of the 2015 Notes at their stated maturity.

In consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01                  Defined Terms.  Except as otherwise provided herein, as used in this Agreement, the following terms have the meanings specified below:

“2015 Discharge” means the satisfaction of all conditions to the discharge of the 2015 Notes and the 2015 Notes Indenture pursuant to the terms of the 2015 Notes Indenture.

“2015 Notes” means the 5.0% Senior Convertible Notes due 2015 issued by Borrower under the 2015 Notes Indenture.

“2015 Notes Indenture” means the Indenture dated as of February 18, 2011, among Borrower, as issuer, the subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing the 2015 Notes.

“2017 Discharge” means the satisfaction of all conditions precedent to the discharge of the 2017 Notes pursuant to Section 8.5 of the 2017 Notes Indenture.

“2017 Notes” means the 9.0% Senior Secured Notes due 2017 issued by CET 21 under the 2017 Notes Indenture.

“2017 Notes Indenture” means the Indenture dated as of October 21, 2010 (as amended and supplemented), among CET 21, as issuer, the guarantors party thereto and Citibank, N.A., London Branch, as trustee, governing the 2017 Notes.

“2017 PIK Notes” means the Senior Secured Notes due 2017 issued by Borrower under the 2017 PIK Notes Indenture.

“2017 PIK Notes Indenture” means the Indenture dated as of May 2, 2014, among Borrower, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, paying agent, transfer agent and registrar, governing the 2017 PIK Notes.

“2017 PIK Priority Condition” means that all of the following conditions exist: (a) 2017 PIK Notes are outstanding, (b) the subject transaction is an Asset Disposition rather than the receipt of Net Insurance/Condemnation Proceeds and (c) the Net Available Cash (as defined in the 2017 PIK Notes Indenture) exceeds €15 million.

“2017 Purchase Date” means the date that the 2017 Third Party Loans Purchase Price (as defined in the Reimbursement Agreement) is paid by Time Warner Inc. or one of its Affiliates.

“2017 Refinancing Hedge” means one or more unsecured interest rate hedging agreements hedging 100% of the 2017 Third Party Loan under the 2017 Third Party Credit Agreement.

“2017 Refinancing Hedge Guarantee” means those certain guarantees, each dated as of November 14, 2014, by Time Warner Inc. in favor of each provider of the 2017 Refinancing Hedge.

“2017 Third Party Credit Agreement” means that certain Credit Agreement dated as of November 14, 2014, among Borrower, Time Warner Inc., the lenders party thereto from time to time and BNP Paribas, as administrative agent, as it may be amended, restated, refinanced or modified from time to time.

“2017 Third Party Loans” means the term loans made to Borrower under the 2017 Third Party Credit Agreement.

“Acceptable Bank” means (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or (b) any other bank or financial institution approved by the Administrative Agent.

“Accounting Quarter” means each period commencing on the day after each Quarter Date and ending on the next Quarter Date.

“Additional Assets” means:

(1)            any property or assets (other than Financial Indebtedness and Capital Stock) to be used by Borrower or any Subsidiary of Borrower in a Permitted Business;

(2)            the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by Borrower or a Subsidiary of Borrower; or

(3)            Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary of Borrower;

provided, however, that, in the case of clauses (2) and (3), such Subsidiary is primarily engaged in a Permitted Business.

“Administrative Agent” has the meaning specified in the preamble hereto, together with any of its successors pursuant to Article VII.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the preamble hereto.

“Amended Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement originally dated July 21, 2006, among Borrower, the trustee and security agent for the 2017 PIK Notes, the security agent for the Revolving Loan Credit Agreement, the security agent for the Term Loan Credit Agreement, the agent for the Reimbursement Agreement, Time Warner Inc. and the other parties thereto, as amended and restated on or before the Effective Date and as it may be further amended and restated from time to time, substantially in the form of attached Exhibit H or any other form approved by the Administrative Agent and the other parties thereto.

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to Section 5.01(a)(i).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any Law related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Assignment and Assumption” means an assignment and assumption entered into by an assigning Lender and an assignee (with the consent of any party whose consent is required by Section 8.04) in form and substance reasonably satisfactory to such assigning Lender and any assignee.

“Auditors” means Deloitte LLP or any other audit firm (x) of recognized U.S. national standing or (y) otherwise approved in advance by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration issued by a Governmental Authority.

“Bankruptcy Law” has the meaning assigned to such term in Section 6.01(g).

“Basel III” means “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer” published by the Basel Committee on 16 December 2010, and any other finalized form of standards published by the Basel Committee that addresses such proposals.

“Basel Committee” means the Basel Committee on Banking Supervision.

“BMG Cash Pooling Arrangements” means that certain Cash Pooling Agreement, dated November 19, 2007, by and between CME BV and Bank Mendes Gans N.V., as amended, including the various accession agreements among CME BV, its Affiliates and Bank Mendes Gans N.V. relating thereto.

“Board” means the board of directors of Borrower, or any committee thereof duly authorized to act on behalf of the board of directors of Borrower.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower’s Business Plan” means the budget overview for the fiscal year ended December 31, 2015 and projections through 2019 delivered to Administrative Agent on or prior to the Effective Date.

“Borrower Pledge Agreement” means that certain Pledge Agreement on Shares in Central European Media Enterprises N.V., dated on or prior to the Effective Date, among Borrower, as pledgor, the Security Agent, as pledgee, and CME NV, as the company, substantially in the form of attached Exhibit F or any other form approved by the Administrative Agent.

“Borrowing Request” means a request by Borrower for a Loan in accordance with Section 2.03, and being in the form of attached Exhibit B or any other form approved by the Administrative Agent.

“Broadcasting Licenses” means:

(a)            license no. TD/17, file no. TD/17/2010, dated January 12, 2010 (MARKIZA digital); and

(b)            license no. 001/1993, file no. R/060/93, dated February 9, 1993 (NOVA terrestrial),

in each case as amended, novated, supplemented, extended, renewed, reissued, replaced or restated.

“Budget” means: (a) in relation to the fiscal year ending on December 31, 2015, Borrower’s Business Plan; and (b) in relation to any other period, any budget delivered by Borrower to the Administrative Agent in respect of that period pursuant to Section 5.01(d).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, is treated as a capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash” means, at any time, cash in hand or at bank that is reported as cash in Borrower’s audited financial statements prepared in accordance with GAAP.

“Cash Election” has the meaning assigned to such term in Section 2.09(c).

“Cash Equivalent Investments” means at any time:

(a)            certificates of deposit or time deposits maturing within one year after the relevant date of calculation and overnight deposits, in each case issued by or with an Acceptable Bank;

(b)           any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security; provided that the securities of such country, member state, instrumentality or agency (as the case may be) are rated at least A by S&P or A by Moody’s;

(c)        commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)            sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)            any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)             any other debt security approved by the Required Lenders, in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Security Documents).

“Cashflow” means, in respect of any Relevant Period, the consolidated cash flow from operating activities of the Group calculated in accordance with GAAP for that Relevant Period after:

(a)            adding back the amount of any interest payments made during that Relevant Period;

(b)           adding back the amount of any cash payments during that Relevant Period in respect of any Exceptional Items to the extent deducted in calculating cash flow from operating activities of the Group calculated in accordance with GAAP for that Relevant Period;

(c)            deducting the amount of any Capital Expenditure actually made and adding any proceeds from the sale of property, plants and equipment during that Relevant Period by any member of the Group; and

(d)           deducting, without duplication, any fees or expenses paid in relation to capital raising during that Relevant Period, including, without limitation, equity issuances, debt issuances and debt exchanges.

“Cashflow Cover” means as of any date of determination the ratio of Cashflow to Debt Service in respect of the most-recently ended Relevant Period.

“CET 21” means CET 21 spol. s r.o., a company incorporated and existing in the Czech Republic.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, adoption or application thereof by any Governmental Authority or (c) the making or issuance of, and compliance by the relevant Lender with, any request, rule guideline or directive (whether or not having the force of law) by any Governmental Authority.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted or adopted.

“Change of Control” shall be deemed to occur upon the occurrence of any one or more of the following:

(a)            any “person” or “group” of related persons, other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total power of voting stock of Borrower and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock of Borrower than such person or group;

(b)            the sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole to any person other than a Permitted Holder;

(c)            the first day on which a majority of the members of the Board are not Continuing Directors;

(d)            the adoption by the shareholders of Borrower of a plan relating to the liquidation or dissolution of Borrower;

(e)            so long as any 2017 PIK Notes remain outstanding, a “Change of Control Triggering Event” (as such term is defined in the 2017 PIK Notes Indenture) occurs;

(f)             the adoption by the shareholders of CET 21 of a plan relating to the liquidation or dissolution of CET 21; or

(g)           Borrower ceases to beneficially own, directly or indirectly, 100% of the Capital Stock of CET 21.

For purposes of this definition: (a) “person” and “group” have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act; (b) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; (c) a person will be deemed to beneficially own any voting stock of an entity held by a parent entity, if such person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity and the Permitted Holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent entity; and (d) a “Continuing Director” means any member of the Board who was a member of the Board on the Effective Date or was nominated for election or was elected to the Board with the approval of Time Warner Inc. or the majority of Continuing Directors who were members of the Board at the time of such nomination or election.

“Charges” has the meaning assigned to such term in Section 8.13.

“CME BV” means CME Media Enterprises B.V., a company organized and existing under the laws of the Netherlands.

“CME NV” means Central European Media Enterprises N.V., a company organized under the laws of the former Netherlands Antilles and existing under the laws of Curaçao.

“CME NV Pledge Agreement” means that certain Deed of Pledge of Shares in CME Media Enterprises B.V., dated on or prior to the Effective Date, among CME NV, as pledgor, the Security Agent, as pledgee, and CME BV, as the company, substantially in the form of attached Exhibit G or any other form approved by the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, as applicable, that certain property and tangible and intangible assets, whether now owned or hereafter acquired, in which Security are, from time to time, purported to be granted pursuant to the Security Documents.

“Commitment” means as to any Lender the amount of such Lender’s commitment set forth in Schedule 1.01.

“Commitment Fee” has the meaning assigned to such term in the Reimbursement Agreement.

“Compliance Certificate” means a certificate substantially in the form Exhibit D.

“Confidentiality Agreement” means that certain Access and Confidentiality Agreement dated April 29, 2013, as amended on November 8, 2013, between TWMH and Borrower, attached hereto as Exhibit E.

“Consolidated Total Debt” means, without duplication, at any date, the sum for the Group (in each case owed to creditors that are not members of the Group) of:

(a)        the aggregate principal amount of the Loans outstanding on that date;

(b)            the aggregate principal amount of (i) the 2017 PIK Notes and (ii) the Revolving Loans, Term Loans and the 2017 Third Party Loans, in each case outstanding on that date;

(c)            the aggregate Financial Indebtedness outstanding at that date under the Factoring Facility Agreement, to the extent it constitutes indebtedness under GAAP; and

(d)           the aggregate principal amount of any other Financial Indebtedness permitted under paragraphs (b)(i) and (b)(ii) of Section 5.18 and Permitted Financial Indebtedness, in each case outstanding on that date but excluding any marking to market of Treasury Transactions.

“Consolidated Total Leverage” means at any date of determination, the ratio of Consolidated Total Debt on the last day of the most recently-ended Relevant Period to EBITDA in respect of that Relevant Period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loan at such time.

“Debt Service” means, in respect of any Relevant Period, the aggregate for the Group of:

(a)            Finance Charges for that Relevant Period;

(b)            any cash dividends or distributions made during that Relevant Period by a member of the Group to any Person not a member of the Group;

(c)            the aggregate of all scheduled and mandatory (but not voluntary) repayments of Group Borrowings falling due during that Relevant Period but excluding:

(i)            any amounts prepaid or falling due under any overdraft facility or the Revolving Loan Credit Agreement which are not accompanied by a commitment reduction and are available for simultaneous redrawing according to the terms of such overdraft facility or the Revolving Loan Credit Agreement;

(ii)           any prepayment of the Term Loan, the 2017 Third Party Loans, the Loans or the 2017 PIK Notes,, in each case which is required to be made under the terms of this Agreement; and

(iii)         any repayment made to refinance a Group Borrowing in an amount not to exceed the amount so refinanced (including principal and premium but excluding accrued interest thereon or any fees incurred in connection with such refinancing); and

(d)           the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by a member of the Group;

in each case so that no amount shall be added (or deducted) more than once.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)            matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable for Financial Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Borrower or any of its Subsidiaries); or

(c)            is redeemable at the option of the holder of the Capital Stock thereof, in whole or in part, in each case on or prior to the date that is 91 days after the Maturity Date; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Dollars”, “$” or “US$” refers to the lawful money of the United States of America.

 “EBITDA” means, in respect of any Relevant Period, the consolidated operating profit/(loss) of the Group calculated in accordance with GAAP:

(a)        after adding back any amount attributable to amortization or depreciation expenses;

(b)       before taking into account any Exceptional Items;

(c)        before taking into account any Pension Items;

(d)       excluding the charge to profit represented by the expensing of stock-based compensation; and

(e)        excluding the results from discontinued operations;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profit/(loss) of the Group.

“Effective Date” means the first Business Day on which the conditions precedent of Section 4.01 are each satisfied in full or waived.

“Election” has the meaning assigned to such term in Section 2.09(c).

“Environmental Law” means any statutory or common law, treaty, convention, directive or regulation having legal or judicial effect whether of a criminal or civil nature, concerning the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Event of Default” has the meaning assigned to such term in Article VI.

“Exceptional Items” means any material items of an unusual or non-recurring nature with respect to gains or losses of the Group arising on:

(a)            the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)            disposals or impairment of non-current assets (excluding programming impairments); or

(c)            any other item excluded from OIBDA in Borrower’s filings with the SEC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being a tax resident of the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under  Section 8.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Factoring Facility Agreement” means the framework factoring agreement (ramcova faktoringova smlouva) between Factoring Ceské sporitelny, a.s. and CET 21, dated March 24, 2003, as amended or refinanced from time to time, pursuant to which individual agreements on assignment of receivables are entered into between Factoring Ceské sporitelny a.s. as assignee and CET 21 as assignor.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements in respect thereof.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commissions, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Group Borrowings, including net realized gains or losses on any related derivative instruments, whether paid, payable or capitalized by any member of the Group in respect of that Relevant Period:

(a)            excluding any upfront fees or costs which are included as part of effective interest rate adjustments;

(b)            including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)            including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)            including the Guarantee Fee and the Commitment Fee;

(e)            excluding any interest cost or expected return on plan assets in relation to any post-employment benefit schemes; and

(f)             taking no account of any unrealized gains or losses on any derivative instruments;

in each case so that no amount shall be added (or deducted) more than once.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a capital lease.

“Financial Indebtedness” means, at any date, any indebtedness of the Group for or in respect of, without duplication:

(a)            moneys borrowed;

(b)            any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)            any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)            the amount of any liability in respect of any Finance Lease;

(e)            receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)             any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)            any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market value shall be taken into account);

(h)            any counter-indemnity obligation in respect of a guarantee or other instrument issued by a bank or financial institution;

(i)              from and after the fourth Accounting Quarter in 2015, the amount of any payment or liability under an advance or deferred purchase agreement in respect of the supply of assets or services that is overdue by more than one hundred twenty (120) days;

(j)              amounts of interest or accrued fees added to the (i) principal balance of the Loan, the Term Loans, the Revolving Loans and the 2017 PIK Notes, in each case as a result of PIK elections in respect of payment of interest thereon, (ii) the outstanding amount of the Guarantee Fee and Commitment Fee, in each case as a result of PIK elections in respect of payments of interest or accrued fees thereon and (iii) any other amount covered by the items referred to in paragraphs (a) to (i) above; and

(k)            the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Year” means the annual accounting period of the Group ending on or about December 31 in each year.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including self‑regulatory body), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Group” means Borrower and its Subsidiaries from time to time, other than Subsidiaries in liquidation prior to the Effective Date or voluntarily liquidated after the Effective Date as permitted by the terms of this Agreement.

“Group Borrowings” means, at any date, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of (in each case owed to creditors that are not members of the Group):

(a)            moneys borrowed and debit balances at banks or other financial institutions (excluding debit balances under the BMG Cash Pooling Arrangements provided that the net Group position is positive);

(b)            any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)            any note purchase facility or bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)            any Finance Lease;

(e)            receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under GAAP);

(f)             any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of any member of the Group relating to any post-retirement benefit scheme;

(g)            any amount raised by the issue of shares which are redeemable for cash (other than at the option of the issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(h)            any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question;

(i)             any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(j)             (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Guarantee” means the guarantee issued by the Subsidiary Guarantors pursuant to this Agreement substantially in the form of Exhibit A attached hereto.

“Guarantee Fee” has the meaning assigned to such term in the Reimbursement Agreement.

 “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Income Taxes” means Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes or any similar taxes.

“Indemnified Parties” has the meaning assigned to such term in Section 8.03(b).

“Indemnified Taxes” means (a) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means:

(a)            any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)            the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Cover” means as of any date of determination the ratio of EBITDA to Finance Charges in respect of the most recently-ended Relevant Period.

“Interest Payment Date” means each [_________], [_________], [_________] and [_________], commencing on the first such date to occur after the Effective Date.

“Interim Administrative Agent” has the meaning assigned to such term in Section 7.06.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Financial Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Joint Venture Investment” means the aggregate of:

(a)            all amounts subscribed for shares in, lent to, or invested in all Joint Ventures by any member of the Group;

(b)            the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any Joint Venture; and

(c)            the market value of any assets transferred by any member of the Group to any Joint Venture.

“Judgment Currency” has the meaning assigned to such term in Section 8.16(a).

“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 8.16(a).

“Laws” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

“Lenders” means initially, Time Warner Inc. or any Affiliate (including TWMH) designated by it, upon the funding of the Loan pursuant to the Commitment of such person, and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption, and “Lender” means any one of the Lenders.

“Loan Documents” means this Agreement, the Guarantee, the Security Documents, each Note and all other agreements, notes, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith.
“Loan Parties” means Borrower and the Subsidiary Guarantors.

“Loan” means a Loan made pursuant to Section 2.01.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, results of operations, properties or liabilities of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its payment or other material obligations to the Lenders under any Loan Document to which it is or will be a party, (c) the rights of or benefits available to the Lenders under any Loan Document or (d) the effectiveness or ranking of any Guarantee or Collateral given or granted or purported to be given or granted under any Loan Document.

“Material Indebtedness” means Financial Indebtedness (other than the Loan) of any one or more of Borrower and its Significant Subsidiaries in an aggregate principal amount exceeding $25,000,000 or its foreign currency equivalent.

“Maturity Date” means November 1, 2019.

“Maximum Rate” has the meaning assigned to such term in Section 8.13.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Net Available Cash” means cash payments received from an asset disposition permitted under this Agreement, in each case net of:

(a)            all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all national, provincial, and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such asset disposition;

(b)            all payments made on any Financial Indebtedness which is secured by any assets subject to such asset disposition, in accordance with the terms of any Security upon such assets, or which must by its terms, or in order to obtain a necessary consent to such asset disposition, or by applicable law be repaid out of the proceeds from such asset disposition;

(c)            all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such asset disposition; and

(d)            the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such asset disposition and retained by Borrower or any of its Subsidiary after such asset disposition.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds received by Borrower or any of its Subsidiaries (x) under any casualty insurance policy in respect of a covered loss thereunder of any assets of Borrower or any of its Subsidiaries or (y) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment, settlement or collection of any claims of Borrower or such Subsidiary in respect thereof, (ii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iii) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable) in connection with any sale of such assets as referred to in clause (a)(y) of this definition and (vi) any amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustments associated with any sale of such assets as referred to in clause (a)(y) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Note” has the meaning assigned to such term in Section 2.07(e).

 “Obligation Currency” shall have the meaning assigned to such term in Section 8.16(a).

“Original Financial Statements” means: (a) in relation to Borrower, the audited consolidated financial statements of the Group for the financial year ended December 31, 2013; and (b) in relation to each Subsidiary Guarantor of Borrower, its unaudited accounts for the latest financial year for which they are available.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising directly from any payment made hereunder or under any other Loan Document or directly from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to an assignment request by Borrower under Section 8.04).

“Participant” has the meaning assigned to such term in Section 8.04(d).

“Participating Member State” means any member state of the European communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European community relating to the Economic and Monetary Union.

“Pension Items” means any curtailments and settlements attributable to a post-employment benefit scheme.

“Permitted Acquisition” means:

(a)            an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of under Section 5.14(b)(ii); provided that such asset is not subject to any liabilities (other than any liabilities that would constitute Permitted Financial Indebtedness or Financial Indebtedness permitted under Section 5.18(b)(i) if owed by a member of the Group);

(b)       an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)        an acquisition of securities which are Cash Equivalent Investments; or

(d)            acquisition of shares in a Joint Venture to the extent permitted by Section 5.11.

“Permitted Business” means (a) any business conducted by Borrower and any of its Subsidiaries on February 28, 2014, (b) any reasonable extension of such business and (c) any business reasonably related, ancillary or complementary thereto.

“Permitted Disposal” means any sale, lease, license, transfer or other disposal which, except in the case of paragraph (b), is on arm’s length terms:

(a)            of trading stock, including licenses for content, formats and other similar or related rights or cash, made by any member of the Group in the ordinary course of business of the disposing entity on normal commercial terms;

(b)           of assets (other than shares, businesses or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality;

(c)        of receivables pursuant to the Factoring Facility Agreement;

(d)       of obsolete or redundant vehicles, plant and equipment for Cash;

(e)            of Cash or Cash Equivalent Investments not otherwise required to be applied or prohibited by this Agreement or in exchange for other Cash Equivalent Investments;

(f)             constituted by a license of intellectual property rights permitted by Section 5.20;

(g)        to a Joint Venture, to the extent permitted by Section 5.11;

(h)           arising under Section 5.22 or as a result of any Permitted Security; or

(i)             the disposal of (i) any Subsidiary or Affiliate owned on February 28, 2014 by CME Media Pro Distribution B.V. (together with CME Investments B.V.) or Media Pro Entertainment Romania S.A. or (ii) any Radio Business.

“Permitted Financial Indebtedness” means Financial Indebtedness, without duplication:

(a)            arising under (i) the Loan Documents, (ii) the Revolving Loan Credit Agreement, (iii) the Term Loan Credit Agreement, (iv) the 2017 Third Party Credit Agreement and (v) the Reimbursement Agreement;

(b)            arising under the 2017 PIK Notes Indenture;

(c)        arising under any Treasury Transaction;

(d)           arising under a Permitted Loan, a Permitted Guarantee or a guarantee permitted under Section 5.17(a);

(e)            of any person acquired by a member of the Group after the Effective Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six (6) months following the date of acquisition;

(f)             arising under the Factoring Facility Agreement up to the committed amount existing thereunder on February 28, 2014;

(g)            arising under any netting, set-off or cash-pooling arrangements (including the BMG Cash Pooling Arrangements) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(h)            arising under paragraph (i) of the definition of Financial Indebtedness in an amount not to exceed $50,000,000 at any one time; and

(i)              Permitted Refinancing Indebtedness.

“Permitted Guarantee” means:

(a)        the endorsement of negotiable instruments in the ordinary course of trade;

(b)            any guarantee, performance or similar bond or other obligation guaranteeing performance by any member of the Group under any contract (other than a contract that is or evidences Financial Indebtedness) entered into in ordinary course of business of the respective member of the Group as conducted on February 28, 2014;

(c)            any guarantee of a Joint Venture to the extent permitted by Section 5.11;

(d)       any guarantee permitted under Section 5.18;

(e)            any guarantee given in respect of the netting or set-off, netting or cash pooling arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(f)             any guarantee given by a member of the Group in respect of or to secure obligations pursuant to any programming, production, distribution, format or other intellectual or similar rights or capital equipment or other assets used in the ordinary course of its business as conducted on February 28, 2014 and not to exceed $50,000,000 (or its equivalent in other currencies) in the aggregate for the Group at any time; provided that no more than $15,000,000 (or its equivalent in other currencies) in the aggregate shall be attributable to the Borrower’s Subsidiaries (other than the Subsidiary Guarantors);

(g)            any guarantee given to any relevant tax authority in respect of excise taxes, export duties or other such taxes, charges, duties or imposts payable by a member of the Group in the ordinary course of its business as conducted on February 28, 2014; or

(h)            any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations.

“Permitted Holder” means (a) Time Warner Inc. and (b) partnerships, corporations, limited liability companies or other entities which are controlled by Time Warner Inc.

“Permitted Investment” means an Investment by Borrower or any Subsidiary of Borrower in:

(a)            Borrower or other member of the Group;

(b)            transactions that constitute a Permitted Acquisition, Permitted Joint Venture, Permitted Loan, or otherwise are permitted by Sections 5.10, 5.11 and 5.16;

(c)            Cash Equivalent Investments;

(d)            receivables owing to Borrower or any Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Borrower or any such Subsidiary deems reasonable under the circumstances;

(e)            payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business not in excess of $5,000,000 at any time outstanding;

(f)             Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Borrower or any Subsidiary of Borrower or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(g)            Investments made as a result of the receipt of non-cash consideration from a disposal that was made pursuant to and in compliance with Section 5.14;

(h)            Investments in existence on February 28, 2014; and

(i)              Treasury Transactions which transactions or obligations are incurred in compliance with Section 5.18.

“Permitted Loan” means:

(a)            any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)           a loan made to a Joint Venture to the extent permitted under Section 5.11;

(c)            a loan or extension of credit by a member of the Group to another member of the Group; and

(d)            any transaction that constitutes a Permitted Investment.

“Permitted Refinancing Indebtedness” means Financial Indebtedness that is incurred to refinance, refund, replace, exchange or repay Financial Indebtedness consisting of all, but not less than all, outstanding Term Loans, 2017 PIK Notes and Revolving Loans, as well as any subsequent refinancing or refunding of all such Financial Indebtedness; provided in every case, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of such Financial Indebtedness so refinanced or refunded except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or refunding and by an amount equal to any existing commitments unutilized thereunder; (b) such refinancing or refunding has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, all such Financial Indebtedness being refinanced or refunded (determined without giving effect to any amortization of or prepayment of such Financial Indebtedness being refinanced or refunded prior to such date of determination); (c) at the time the Permitted Refinancing Indebtedness is incurred, no Default or Event of Default shall have occurred and be continuing; (d) the original obligors in respect of such Financial Indebtedness being refinanced or refunded remain the only obligors thereon, (e) to the extent such Financial Indebtedness being refinanced or refunded is secured by Security, such refinancing or refunding is not secured by any Security on any property that did not secure such Financial Indebtedness being refinanced or refunded and (f) the terms and conditions (including, if applicable, as to Collateral but excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such refinanced or refunded Financial Indebtedness (taken as a whole) are not more restrictive with respect to Borrower and the Subsidiaries, as reasonably determined by Borrower in good faith, than the terms and conditions of such Financial Indebtedness being refinanced or refunded.

“Permitted Security” means, in each case to the extent not arising over assets that constitute Collateral and in any event subject to the last proviso of this definition:

(a)            any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any member of the Group;

(b)           any Security or Quasi-Security arising under any netting, set-off or cash-pooling arrangements (including the BMG Cash Pooling Arrangements) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as such Security or Quasi-Security does not secure Financial Indebtedness under such arrangements in an amount in excess of $20,000,000 (or its equivalent) at any one time;

(c)            any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(d)            any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Effective Date if:

(i)            the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)           the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)         the Security or Quasi-Security is removed or discharged within six (6) months of the date of acquisition of such asset;

(e)            any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Effective Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)            the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)           the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)          the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(f)             any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)            any Quasi-Security arising as a result of a disposal which is a Permitted Disposal or is permitted under Section 5.14;

(h)           any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to Section 5.18(b)(ii);

(i)             any Security granted (i) under the Security Documents and (ii) in respect of the Revolving Loan Credit Agreement, Term Loan Credit Agreement and the Reimbursement Agreement;

(j)             any Security granted as of the Effective Date in respect of (i) the 2017 PIK Notes and (ii) the 2015 Notes;

(k)            any Security granted as of the 2017 Purchase Date (if any) in respect of the 2017 Third Party Loans;

(l)             any Security or Quasi-Security created pursuant to clauses 24 and 25 of the general banking conditions (Algemene Bankvoorwaarden) in the Netherlands; or

(m)          any Security not falling under any of the foregoing paragraphs securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of a Security given by any member of the Group other than any permitted under paragraphs (a) to (l) above) does not exceed $10,000,000 (or its equivalent in other currencies);

provided that, notwithstanding anything to the contrary contained in paragraphs (a) to (m) above, paragraphs (d), (e), and (i) through (k) above shall not constitute a Permitted Security with respect to CET 21 and any of its Subsidiaries, to the extent any of the above secures directly or indirectly any Financial Indebtedness.

“Permitted Share Issue” means an issue of shares by a member of the Group (other than Borrower) to its immediate Holding Company where (if the existing shares of the relevant member of the Group are the subject of the Security Documents) the newly-issued shares also become subject to the Security Documents on the same terms.

“Permitted Transaction” means: (a) any disposal required, Financial Indebtedness incurred, guarantee or Security or Quasi-Security given, or other transaction arising, under the Loan Documents; (b) the solvent liquidation or reorganisation of any member of the Group which is not a Loan Party so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; (c) the solvent amalgamation, demerger, merger, consolidation, corporate reconstruction or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) as between one member of the Group and other member of the Group and in the case of any such transaction involving a Loan Party where such Loan Party remains as the surviving entity; and (d) transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business on arm’s length terms.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Election” has the meaning assigned to such term in Section 2.09(c).

“Pledge Agreements” means Borrower Pledge Agreement and the CME NV Pledge Agreement.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Process Agent” has the meaning assigned to such term in Section 8.09(d).

“Quarter Date” means each of March 31, June 30, September 30 and December 31.

“Quarterly Financial Statements” means the financial statements delivered pursuant to Section 5.01(a)(ii).

“Quasi-Security” has the meaning assigned to such term in Section 5.13.

“Radio Business” means (a) the radio business operated in Romania by Borrower as the Pro FM group (including Pro FM, Info FM, Dance FM and Music FM) and (b) the radio business operated in Bulgaria by Borrower as the bTV Radio group (including bTV Radio, N-Joy, Z-Rock, Melody, Classic FM, Jazz FM and Jazz FM Lounge).

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 8.04(c).

“Reimbursement Agreement” means that certain Reimbursement Agreement dated as of November 14, 2014, between Borrower and Time Warner Inc., as it may be amended, restated, refinanced or modified from time to time.

“Reinvestment Prepayment Date” means (x) with respect to any prepayment when the 2017 PIK Priority Condition exists, the 21st Business Day following the date that is 360 days after the of receipt of the proceeds from the applicable asset disposition and (y) with respect to any prepayment when the 2017 PIK Priority Condition does not exist, the date that is the 361st day after the receipt of the proceeds from the applicable asset disposition or the receipt of Net Insurance/Condemnation Proceeds, as applicable.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Jurisdiction” means, in relation to Borrower or any other member of the Group:

(a)        its jurisdiction of incorporation;

(b)       any jurisdiction where it conducts a substantive part of its business; and

(c)            the jurisdiction whose laws govern the perfection of any of the Security granted under the Security Documents entered into by it.

“Relevant Period” means each period of twelve (12) months ending on or about the last day of the Financial Year and each period of twelve (12) months ending on or about the last day of each Accounting Quarter.

“Required Lenders” means Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures of all Lenders at such time.

“Responsible Officer” means a Chief Executive Officer, Chief Financial Officer, Deputy Chief Financial Officer or Treasurer of Borrower.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning assigned to such term in Section 5.22.

“Revolving Loans” means the revolving loans made to Borrower outstanding under the Revolving Loan Credit Agreement.

“Revolving Loan Credit Agreement” means that certain Amended and Restated Revolving Loan Facility Credit Agreement dated as of May 2, 2014, as amended and restated as of November 14, among Borrower, Time Warner Inc. and the other lenders party thereto from time to time, and the administrative agent party thereto, as it may be amended, restated, refinanced or modified from time to time.

“S&P” means Standard & Poor’s Rating Services or its successor.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in each Pledge Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means Time Warner Inc., together with any of its successors pursuant to the Security Documents.

“Security Documents” means the Pledge Agreements and the Amended Intercreditor Agreement.

“Scheduled Prepayment Date” has the meaning assigned to such term in Section 2.08(b).

“Significant Subsidiary” means any Subsidiary of Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1‑02 of Regulation S‑X (as in effect on February 28, 2014) promulgated by the SEC.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Obligations” means any Financial Indebtedness of Borrower or any Subsidiary Guarantor (whether outstanding on February 28, 2014 or thereafter incurred) which is subordinate or junior in right of payment to obligations under this Agreement pursuant to a written agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all such ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantors” means CME NV, CME BV and any other Subsidiary of Borrower that becomes a Subsidiary Guarantor pursuant to Section 5.23.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority of any type whatsoever, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” means that certain Amended and Restated Term Loan Facility Credit Agreement dated as of February 28, 2014, as amended and restated as of November 14, 2014 among Borrower, Time Warner Inc. and the other lenders party thereto from time to time, and the administrative agent party thereto, as it may be amended, restated, refinanced or modified from time to time.

“Term Loans” means the term loans made to Borrower under the Term Loan Credit Agreement.

“Total Purchase Price” means the consideration (including associated costs and expenses) for a an acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transactions” means the execution, delivery and performance by Borrower of the  transactions described in this Agreement, including the execution, delivery and performance of this Agreement, the borrowing of the Loan and the payment of the 2015 Notes at their stated maturity.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes.

“TWMH” means Time Warner Media Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid, or private limited company, organized under the laws of the Netherlands.

“U.S.” means the United States of America.

“USA Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“VAT” means any value added Tax as provided for in Directive 2006/112/EC of the Council of the European Union and any other Tax of a similar nature in any jurisdiction.

Section 1.02                   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) except as provided in this Agreement, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and, unless the context requires otherwise, shall include without limitation (x) any applicable foreign statute, law (including any rules or regulations promulgated under any such statute or law), regulation, treaty, rule, official directive, request or guideline of any foreign national, state, local, municipal, or other governmental, fiscal, monetary or regulatory body, agency, department or regulatory, self‑regulatory or other authority or organization, whether or not having the force of law (but if not having the force of law, one which applies generally to the class or category of institutions of which any Lender or the Administrative Agent forms a part and compliance with which is in accordance with the general practice of those financial institutions) and (y) any applicable decision of any competent court or other judicial body, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) as used herein, the obligation of any Loan Party under this Agreement or any other Loan Document in respect of interest accruing under this Agreement or the other Loan Documents shall be deemed to include without limitation any interest accruing during the pendency of, or after the filing of any petition in respect of, any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowable or allowed in such proceeding and (h) all currency amounts shall be to Dollars, except with respect to Section 5.15(a).  For the avoidance of doubt, for all purposes under this Agreement (including computing Consolidated Total Leverage), the amount of the 2017 PIK Notes and the Term Loans outstanding shall be equal to the aggregate principal face amount of such 2017 PIK Notes or Term Loans outstanding at any such time, without giving effect to the tax treatment or accounting standards used in respect thereof (including any discount thereto).

Section 1.03                   Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.04                  Fluctuations in the Exchange Rate of Currencies.  When determining a Group member’s capacity to incur additional Financial Indebtedness, investments or any other obligations or amounts that are limited by a threshold basket under Article V, the Dollar equivalent of all outstanding and additional obligations or amounts that are denominated in foreign currencies shall be calculated at the exchange rate publicly reported by Bloomberg (or such other sources as the Administrative Agent may agree) as of the date of such incurrence for the purpose of testing compliance with such threshold basket.  Notwithstanding the foregoing, the maximum amount of Financial Indebtedness, investments and any other obligations or amounts that a Group member has incurred under Article V shall not be deemed to be exceeded for the purpose of determining the existence of a Default or Event of Default solely as a result of fluctuations in the exchange rate of currencies after the date of such incurrence.

ARTICLE II

THE CREDITS

Section 2.01                  Term Loan Commitments.  Subject to the terms and conditions set forth herein, the Lender agrees to make a Loan (denominated in Dollars) to Borrower in a single drawing on the Effective Date in an aggregate principal amount equal to its Commitment.  Amounts paid or prepaid in respect of the Loan may not be reborrowed.

Section 2.02                  Loan.

(a)            The Loan shall be made by the Lender in accordance with its Commitment.

(b)            The Lender at its option may make the Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.03                  Requests for the Loan.  To request the Loan, Borrower shall notify the Administrative Agent of such request in writing not later than 12:00 noon, New York City time, three (3) Business Days (or such shorter period as may be agreed to by the Administrative Agent) before the date of the proposed Loan and deliver a Borrowing Request in respect of such proposed borrowing.  The Borrowing Request shall be delivered by hand delivery, fax or emailed pdf of the Borrowing Request and shall be signed by Borrower.  The Borrowing Request shall be irrevocable and be binding on Borrower and shall specify the following information:

(i)            the aggregate principal amount of the requested Loan;

(ii)           the date of such Loan, which shall be a Business Day;

(iii)         that the conditions set forth in Section 4.01 have been satisfied in full as of the date of the Borrowing Request; and

(iv)         the location and number of Borrower’s account to which funds are to be disbursed.

Section 2.04                  Funding of the Loan.  The Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lender.

Section 2.05                  Reserved.

Section 2.06                   Termination and Reduction of Commitments.  Unless previously terminated, the Commitments shall automatically terminate after giving effect to the funding of the Lender’s Commitment on the Effective Date.

Section 2.07                   Repayment of the Loan; Evidence of Debt.

(a)            Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan owed by Borrower on the Maturity Date.  All payments or repayments of the Loan made pursuant to this Section 2.07(a) shall be made in Dollars.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loan in accordance with the terms of this Agreement.

(e)            Any Lender may request that the Loan made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and substantially in the form of with respect to the Loan, in the form of a term loan note attached hereto as Exhibit C (each such note, a “Note”).  Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08                  Prepayment of the Loan.

(a)            Voluntary Prepayments.

(i)            Prior to June 1, 2016, Borrower shall not be permitted to voluntarily prepay the Loan in whole or in part.

(ii)           On or after June 1, 2016, Borrower shall have the right from time to time to prepay the Loan in whole or in part, without premium or penalty (except as provided in Section 2.15) subject to prior notice in accordance with paragraph (iii) of this Section 2.08(a).

(iii)         Borrower shall notify the Administrative Agent in writing of the proposed date and the principal amount of any prepayment hereunder not later than 11:00 a.m., New York City time, at least three (3) Business Days (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) prior to the date of prepayment.  Each such notice shall be irrevocable and shall specify the manner of prepayment, the prepayment date and the principal amount of the Loan or portion thereof to be prepaid; provided that any such notice of prepayment may be conditioned upon the effectiveness of other credit facilities or another event, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Loan shall be applied towards a reduction of the principal amount of then outstanding Loan.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09.

(b)            Mandatory Prepayments.  Notwithstanding the foregoing, and at all times subject to the Amended Intercreditor Agreement, without limiting the requirements of Section 5.14, if Borrower or any of its Subsidiaries receives any Net Available Cash from any asset disposition permitted under Section 5.14(b)(i) (due to waiver by the Required Lenders) or any Net Insurance/Condemnation Proceeds, in each case, in a single transaction or a series of related transactions in excess of $5,000,000 in any Financial Year, Borrower shall, no later than the twentieth Business Day following the receipt of such Net Available Cash or such Net Insurance/Condemnation Proceeds (the “Scheduled Prepayment Date”), apply an amount equal to 100% of such Net Available Cash or Net Insurance/Condemnation Proceeds in excess of such thresholds as follows:

(i)            first,

(1)	if the 2017 PIK Priority Condition exists, to offer to prepay the outstanding 2017 PIK Notes as provided under Section 4.9 of the 2017 PIK Notes Indenture, and to the extent that any “Excess Proceeds” (as defined in the 2017 PIK Indenture) remain following such application of funds on the Asset Disposition Purchase Date (as defined in the 2017 PIK Indenture), then Borrower shall apply such remaining amount to prepay the Loans and the Term Loans, on a pro rata basis;

(2)	if the 2017 PIK Priority Condition does not exist, to prepay, the Loans and the Term Loans on a pro rata basis;

(ii)           second, to repay any Revolving Loans (accompanied by a permanent reduction in commitments thereunder); and

(iii)         third, to prepay the 2017 Third Party Loans;

provided if prior to the Scheduled Prepayment Date, Borrower notifies the Administrative Agent of its intention to reinvest such Net Available Cash or Net Insurance/Condemnation Proceeds in Additional Assets (other than current Additional Assets), then so long as no Event of Default then exists, Borrowers shall not be required to make a prepayment under this Section 2.08(b) in respect of such Net Available Cash or Net Insurance/Condemnation Proceeds to the extent such Net Available Cash or Net Insurance/Condemnation Proceeds are reinvested by the Reinvestment Prepayment Date; provided, however, that if any Net Available Cash Net Proceeds or Net Insurance/Condemnation Proceeds have not been so reinvested by the Reinvestment Prepayment Date, Borrower shall make the prepayment  on the Reinvestment Prepayment Date with the Net Available Cash or Net Insurance/Condemnation Proceeds not so reinvested as set forth in clauses (i)(2), (ii) and (iii) above.

Section 2.09                   Interest.
(a)            (i) The Loan shall bear interest at a rate per annum equal to 8.5% and (ii) subject to Section 2.09(b), Borrower shall pay interest on each Interest Payment Date on the unpaid principal amount of the Loan owing by Borrower to the Lenders from the date of such Loan until such principal amount shall be paid in full.

(b)            Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, if any principal of or interest on the Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate applicable to the Loan as provided in paragraph (a) of this Section payable in cash.

(c)            Subject to the limitations set forth in paragraph (d) of this Section, Borrower may elect (an “Election”) to (i) with respect to all of the outstanding principal amount of the Loan, pay all accrued interest fully in cash (a “Cash Election”) or (ii) with respect to all of the outstanding principal amount of the Loan, pay all accrued interest by adding such amount to the principal amount of the Loan pursuant to paragraph (d) below (a “PIK Election”).  Borrower shall make an Election with respect to each Interest Payment Date by providing notice to the Administrative Agent at least three (3) Business Days prior to the Interest Payment Date, with such Election to specify the aggregate principal amount of the Loan and whether Borrower is making a Cash Election or PIK Election with respect to such amount.  If an Election is not made by Borrower in a timely fashion or at all with respect to the method of payment of interest for an Interest Payment Date, a PIK Election shall be deemed to have been made for the entire principal amount of the outstanding Loan with respect to such Interest Payment Date.

(d)           Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date for such Loan, by making a Cash Election or PIK Election at the option of Borrower; provided that (A) interest accrued pursuant to paragraph (b) of this Section 2.09 shall be payable in cash on demand, (B) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment and (C) all accrued interest in respect of the Loan shall be payable in cash on the Maturity Date; provided that so long as an Event of Default has occurred and is continuing, no PIK election in respect of payment of interest shall be permitted.

(e)            All interest hereunder shall be computed on the basis of actual days elapsed and a year of 365 days (or 366 days in a leap year).

(f)            All interest paid or payable in cash pursuant to this Section 2.09 shall be paid in immediately available funds in Dollars.

Section 2.10                  Reserved.

Section 2.11                  Increased Costs.

(a)            Increased Costs Generally.  If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes and (C) Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan made by such Lender;

and the direct result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.  A certificate of such Lender setting forth the amount or amounts necessary to compensate such Lender shall be delivered to Borrower and shall be conclusive absent manifest error.  Such Lender shall use commercially reasonable efforts to deliver such certificate promptly after such additional costs are incurred or reduction suffered.  Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(b)            Payment to Lenders.  Borrower shall pay to any Lender, as long as such Lender or its Holding Company shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments, such additional costs or reduced rate of return (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs or reduced rate of return allocated to such Commitment or Loan by such Lender or its Holding Company (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan.

(c)            Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180‑day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.12                  Reserved.

Section 2.13                  Illegality.  Notwithstanding any other provision of this Agreement, (a) if the introduction of, or any change to or in the interpretation of, any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder or to fund the Loan or (b) if as a result of any merger, consolidation, amalgamation or acquisition by or of Borrower or any Subsidiary with, into or of another Person it is or becomes unlawful due to group or company lending limitations for any Lender to perform its obligations hereunder or to fund the Loan, then (x) such Lender shall promptly notify Borrower upon becoming aware of that event and the Commitment of such Lender will be immediately cancelled and (y) Borrower shall repay the Loan granted to it by such Lender, together with accrued and unpaid interest thereon and all other amounts payable by Borrower under this Agreement, on or before such date as shall be mandated by law as specified by such Lender in the notice delivered to Borrower.

Section 2.14                   Taxes.

(a)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes.  If any Loan Party shall be required to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document, if any, to a Recipient, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) such Loan Party shall make such deductions for Indemnified Taxes and (iii) such Loan Party shall pay the full amount of Indemnified Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Indemnification by Loan Parties.  Without duplication of Sections 2.14(a) or (b) above, the applicable Loan Party shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) paid by such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by the applicable Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders.  Each Lender shall deliver such documentation prescribed by applicable law or reasonably requested by any Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to withholding, backup withholding, deduction at source or information reporting requirements or as would be necessary for such Loan Party to obtain or apply for an authorization or exemption to make a payment hereunder without a Tax deduction or withholding (or at a reduced rate), including the provision of a residency certificate, if prescribed by law or reasonably requested by such Loan Party.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)             Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to Section 2.14(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)            Value Added Tax.

(i)            All consideration or other payments or amounts expressed to be payable under a Loan Document by any Loan Party to Recipient shall be deemed to be exclusive of any VAT.  If VAT is to be added under applicable law to any consideration or other payments or amounts to be paid by any Loan Party in connection with a Loan Document, that Loan Party shall pay to the applicable Recipient or the relevant tax authority, as the case may be (in addition to and at the same time as paying the consideration or other payments or amounts), an amount equal to the amount of the VAT and the applicable Recipient shall promptly provide an invoice complying with the applicable VAT invoicing regulations to the relevant Loan Party.

(ii)          Where a Loan Document requires any Loan Party to reimburse a Recipient for any costs or expenses, that Loan Party shall also at the same time pay and indemnify the applicable Recipient against all VAT incurred by such Recipient, in respect of the costs or expenses to the extent that neither such Recipient nor any other member of any group of which the Recipient is a member for VAT purposes is entitled to credit or repayment of or in respect of the VAT.

(iii)         Without duplication for Section 2.14(a), if any Loan Party shall be required to deduct VAT from or in respect of any sum payable hereunder or under any other Loan Documents, if any, to the Administrative Agent or any Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14(g)) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party shall make such deductions and (C) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with the applicable law.

(h)            If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(i)             Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender.

Section 2.15                  Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.
(a)            Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.11, 2.13, 2.14, or 8.03 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the following Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent in accordance with account instructions as provided to Borrower from time to time by the Administrative Agent, except that payments pursuant to Sections 2.11, 2.13, 2.14 and 8.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the following Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under this Agreement shall be made in Dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of any of its Loan to any assignee, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to this subsection (c) may exercise against Borrower rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.16                   Fees.  Borrower shall pay to Lenders the Commitment Fee as provided in the Reimbursement Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants (as to itself and as to each other Loan Party or Subsidiary, as applicable) to the Administrative Agent and the Lenders that on the Effective Date:

Section 3.01                  Organization; Powers; Authorization; Enforceability.  Each Loan Party (a) is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required, except in the case of (b) and (c) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Transactions are within each Loan Party’s powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Loan Document when executed and delivered by the Loan Parties party thereto will constitute, a legal, valid and binding obligation of Borrower or such Loan Party, as applicable, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity and (iii) implied covenants of good faith and fair dealing.

Section 3.02                  Approvals; No Conflicts.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Loan Party of any Loan Document to which it is a party, or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect. The execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby (a) do not contravene (i) such Loan Party’s organizational documents or (ii) any law applicable to such Loan Party, in any material respect, and (b) will not violate or result in a default or require any consent or approval under any material indenture, agreement or other instrument binding upon such Loan Party or its property or Subsidiaries (including, for the avoidance of doubt, the Revolving Loan Credit Agreement, the Term Loan Credit Agreement, the 2017 PIK Notes Indenture, the 2017 Third Party Credit Agreement and the Reimbursement Agreement), or give rise to a right thereunder to require any payment to be made by Borrower.

Section 3.03                  Financial Condition; No Material Adverse Change.

(a)            The audited consolidated balance sheet and statements of operations, stockholders equity and cash flows (including the notes thereto) of Borrower as of and for the fiscal year ended December 31, 2014, reported on by Deloitte LLP, independent public accountants, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Loan Party since December 31, 2014 and prior to the Effective Date, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower, as of such date and for such period, in accordance with GAAP.

(b)            The unaudited consolidated balance sheet and statements of operations, stockholders equity and cash flows of Borrower as of and for the nine-month period ended September 30, 2015, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Loan Party since September 30, 2015, and prior to the Effective Date, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Borrower, as of such date and for such period, in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(c)            Except as disclosed by Borrower (i) in writing to Time Warner Inc. or (ii) in any document filed with or furnished to the SEC, in each case prior to the Effective Date, since December 31, 2014, through the applicable date of determination, there have not been events, changes, circumstances or occurrences that, when taken as a whole, have had a Material Adverse Effect during the applicable period taken as a whole or would reasonably be expected to result in a Material Adverse Effect.

Section 3.04                  Litigation and Environmental Matters.

(a)            Except as disclosed by Borrower (i) in writing to Time Warner Inc. or (ii) in any document filed with or furnished to the SEC, in each case prior to the Effective Date, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Borrower threatened in writing against, Borrower or any of its Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (x) neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability and (y) Borrower has no knowledge of any basis for any Environmental Liability on the part of any of its Subsidiaries.

Section 3.05                  Solvency.  Immediately after giving effect to the Transactions (including the Loan hereunder) on the Effective Date, Borrower will be, together with its consolidated Subsidiaries, Solvent.

Section 3.06                  Margin Securities.  Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of the Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X.

Section 3.07                  Pari Passu Ranking.  Borrower’s payment obligations under this Agreement or any other Loan Party’s payment obligations under any Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 3.08                  Filing or Stamp Tax.  Under the law of Borrower's and each other Loan Party's jurisdiction of incorporation, other than with respect to Curaçao, it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents (including the Transactions).  As of the Effective Date, each stamp, registration or similar tax that would be required under the laws of Curaçao to be paid by any Loan Party in connection with the execution of the Loan Documents as of the Effective Date is referenced on Schedule 3.08.

Section 3.09                  Properties.  Borrower and each of its Subsidiaries have good title to, or valid leasehold interests in, all of their respective real and personal property, except for defects in title or interests that would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10                  Compliance with Laws and Agreements.  Borrower and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Event of Default has occurred and is continuing.

Section 3.11                  Taxes.  Borrower and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it or as part of the consolidated group of which it is a member, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.12                 Disclosure.  All information heretofore or contemporaneously furnished by or on behalf of Borrower or any of its Subsidiaries (including all information contained in the Loan Documents and the annexes, schedules and other attachments to the Loan Documents, but not including any projected financial statements), when taken together with the reports and other filings with the SEC made under the Exchange Act by any Loan Party since December 31, 2014, is, and all other such information hereafter furnished, including all information contained in any of the Loan Documents, including any annexes or schedules thereto, by or on behalf of Borrower or any of its Subsidiaries to or on behalf of any Lender will be (as of their respective dates and the Effective Date), true and accurate in all material respects and not incomplete by omitting to state a material fact necessary to make such information not misleading at such time.  There is no fact of which Borrower is aware that has not been disclosed to the Administrative Agent in writing pursuant to the terms of this Agreement prior to the date hereof and which, singly or in the aggregate with all such other facts of which Borrower is aware, would reasonably be expected to result in a Material Adverse Effect.  All statements of fact and representation concerning the present business, operations and assets of Borrower or any of its Subsidiaries, the Loan Documents and the transactions referred to therein are true and correct in all material respects.  The most recent Budget delivered to the Administrative Agent was prepared by management of Borrower in good faith based upon assumptions and estimates that are believed by management of Borrower to be reasonable at the time prepared and at the time the related Budget was so delivered.

Section 3.13                 Subsidiaries.  Borrower has no Subsidiaries other than as set forth on Schedule 3.13 hereto (as the same may be updated from time to time in writing for Subsidiaries formed, acquired, disposed, dissolved or merged after the Effective Date in accordance with the terms of this Agreement). Except as otherwise indicated on Schedule 3.13 hereto, Borrower owns (directly or indirectly) all of the Capital Stock of each Subsidiary listed on Schedule 3.13 hereto.

Section 3.14                  Insurance.  All premiums due in respect of all insurance maintained by Borrower and each other Loan Party have been paid.

Section 3.15                  Anti-Terrorism Laws; Anti-Corruption Laws.

(a)            None of Borrower or any of its Subsidiaries has violated or is in violation of Anti-Terrorism Laws.

(b)            Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  Borrower, its Subsidiaries and their respective officers and employees, and, to the knowledge of Borrower, its directors and agents, are each in compliance and will comply with Anti- Corruption Laws and applicable Sanctions.  None of (a) Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.16                   Security Interest and Perfection.  The Pledge Agreements are effective to create in favor of the Security Agent for the benefit of the Secured Parties, legal, valid and enforceable Security on, and security interests in, the Collateral and when giving effect to the Amended Intercreditor Agreement, create a pari passu right in favor of the Security Agent on behalf of the Secured Parties with respect to proceeds realized in respect of the Collateral in favor of the Security Agent for the benefit of the Secured Parties.

Section 3.17                  Use of Proceeds.  Borrower shall use the proceeds of the Loan only for the purposes specified in Section 5.03.

Section 3.18                  Intellectual Property.  Borrower and each other member of the Group owns, or is licensed to use, all of the Intellectual Property owned or used by such Person, except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No claim has been threatened, or asserted and is pending, by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any member of the Group know of any valid basis for any such claim, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and the use of such Intellectual Property by each member of the Group does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.19                  No Default.  As of the Effective Date, there is no default or event of default or termination event under the 2017 Refinancing Hedge, the 2017 Third Party Credit Agreement, the 2017 PIK Notes Indenture, the Term Loan Credit Agreement, the Revolving Loan Credit Agreement, this Agreement or the Reimbursement Agreement.

ARTICLE IV

CONDITIONS

Section 4.01                   Effective Date.  The effectiveness of the Commitments of the Lenders hereunder on the Effective Date shall be subject to the prior or concurrent satisfaction or waiver of the conditions precedent set forth in this Section 4.01:

(a)            The Administrative Agent shall have received from Borrower evidence that the 2017 Notes have been redeemed and the 2017 Discharge has occurred.

(b)            The Administrative Agent (or its counsel) shall have received from Borrower and from each other Loan Party either (i) a counterpart of this Agreement and each other Loan Document (including a Note) signed on behalf of Borrower and/or such other Loan Party, as applicable or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of this Agreement or such Loan Document) that Borrower and/or such other Loan Party has signed a counterpart of this Agreement or such Loan Document, as applicable.

(c)            The Administrative Agent shall have received from Borrower a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) DLA Piper UK LLP, U.S. counsel for the Loan Parties with respect to this Agreement and the Guarantee, (ii) Conyers Dill & Pearman, Bermuda counsel for the Loan Parties with respect to this Agreement and the Borrower Pledge Agreement, and (iii) Loyens and Loeff N.V., Dutch and Curaçao counsel for the Loan Parties in respect of the Pledge Agreements, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(d)            The Administrative Agent shall have received from Borrower and each other Loan Party such documents and certificates as the Administrative Agent may reasonably request relating to (i) the organization and existence in good standing (if applicable) of each Loan Party, and (ii) the authorization of any relevant Transactions and any other legal matters relating to Borrower or such Loan Party, this Agreement and each other Loan Document to be delivered by Borrower or such Loan Party on the Effective Date, all in form and substance reasonably satisfactory to the Administrative Agent.

(e)            The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of Borrower and the managing director of each other Loan Party certifying the names and true signatures of the officers or directors of Borrower or managing directors of such Loan Party authorized to sign this Agreement and the other Loan Documents to be delivered by Borrower or such Loan Party on the Effective Date.

(f)            The Administrative Agent shall have received a certificate from Borrower, dated the Effective Date, and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraph (a), (h), (i), (j) and (m) of this Section 4.01.

(g)            The Administrative Agent (or its counsel) shall have received from Borrower a copy of Borrower’s Business Plan, Borrower’s budget overview for the fiscal year ending December 31, 2016 and Borrower’s audited annual and unaudited quarterly financial statements for the fiscal year and fiscal quarter, respectively, most recently ended.

(h)            No Default or Event of Default shall have occurred and be continuing on such date nor will result from the making of such Loan under the Term Loan Credit Agreement, Revolving Loan Credit Agreement, 2017 PIK Notes Indenture, 2017 Third Party Credit Agreement or the Reimbursement Agreement.

(i)             Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty must be true and correct in all respects) on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty must be true and correct in all respects) as of such earlier date.

(j)             Substantially concurrently with the funding of the Loan and on the Effective Date, Borrower shall irrevocably deposit with the trustee of the 2015 Notes money sufficient repay the 2015 Notes at maturity and provide evidence thereof to the Administrative Agent.Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.

(k)            The Administrative Agent shall have received from each Loan Party all documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Security intended to be created under the Security Documents.

(l)             Since September 30, 2014, there shall not have occurred a material adverse effect on the financial conditions, business, results of operations, properties, assets or liabilities of Borrower and its Subsidiaries taken as a whole.

ARTICLE V

COVENANTS

From the Effective Date with respect to each covenant contained in this Article V, in each case until the principal of and interest on the Loan and all fees, expenses and other amounts payable hereunder shall have been paid in full, Borrower covenants and agrees (as to itself and as to each other Loan Party or Subsidiary, as applicable) with the Administrative Agent and the Lenders that:

Section 5.01                   Information Undertakings.

(a)            Financial Statements. Borrower shall supply to the Administrative Agent

(i)            as soon as the same become available, but in any event within 90 days after:

(1)	the end of the Financial Year ending on December 31, 2015; and

(2)	the end of each subsequent Financial Year,

the audited consolidated financial statements of Borrower for that Financial Year; and

(ii)           as soon as they are available, but in any event within 45 days after:

(1)	the end of the Accounting Quarter ending on September 30, 2015; and

(2)	the end of each subsequent Accounting Quarter,

the unaudited consolidated financial statements of Borrower for that Accounting Quarter and the Relevant Period ending on or about the last day of that Accounting Quarter (excluding the financial statements for any Accounting Quarter or Relevant Period ending on December 31).

(b)            Compliance Certificate.

(i)             Borrower shall supply to the Administrative Agent, with each set of financial statements of Borrower delivered pursuant to paragraph (a)(i) or (a)(ii) of this Section 5.01, a Compliance Certificate (1) setting out (in reasonable detail) computations as to compliance with Sections 5.04(a), 5.16(b)(i), 5.17(a), 5.18(b)(i), 5.18(b)(ii), paragraph (f) of the definition of “Permitted Guarantee”, paragraph (e) of the definition of “Permitted Investment” and paragraphs (b) and (l) of the definition of “Permitted Security”, in each case as at the date as at which those financial statements were drawn up, (2) describing (in reasonable detail) any changes in the corporate structure of the Group (including the incorporation of new entities) for the Relevant Period not previously disclosed in writing to the Administrative Agent and (3) stating whether or not a Default or Event of Default has occurred, and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(ii)            Each Compliance Certificate shall be signed by two (2) Responsible Officers of Borrower.

(c)            Requirements as to Financial Statements.

(i)             Borrower shall procure that each set of its Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement.

(ii)            Each set of financial statements delivered pursuant to Section 5.01(a):

(1)            shall be certified by a Responsible Officer as fairly presenting, in all material respects its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by a report from the Auditors and accompanying those Annual Financial Statements; and

(2)            shall be prepared using GAAP, and using further accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements and Borrower’s Business Plan, unless, in relation to any set of financial statements, Borrower notifies the Administrative Agent that there has been a change in GAAP or the accounting practices and it and, if requested by the Administrative Agent and subject to sub-paragraph (iii) below, its Auditors deliver to the Administrative Agent: (A) a description of any change necessary for those financial statements to reflect GAAP or accounting practices upon which Borrower’s Business Plan or, as the case may be, relevant Original Financial Statements were prepared and (B) sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Administrative Agent to determine whether Section 5.04 has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and Borrower’s Business Plan and/or Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which Borrower’s Business Plan or, as the case may be, the Original Financial Statements were prepared.

(iii)          Any requirement for the Auditors of Borrower to deliver the information required to be delivered under sub-paragraphs (ii)(1) and (ii)(2) above and sub-paragraph (iv) below will be subject to the Administrative Agent agreeing to any necessary hold harmless or other similar letters with them.

(iv)          If an Event of Default is continuing, the Administrative Agent may notify Borrower that it wishes to discuss the financial position of the Loan with the Auditors and stating the questions or issues that the Administrative Agent wishes to discuss.  In this event, Borrower must ensure that the Auditors are authorized (at the expense of Borrower):

(1)            to discuss the financial position of the relevant Loan Party with the Administrative Agent on request from the Administrative Agent; and

(2)            to disclose to the Administrative Agent for the Lenders any information which the Administrative Agent may reasonably request.

(d)            Budget.

(i)             Borrower shall supply to the Administrative Agent in sufficient copies for all the Lenders (if the Administrative Agent so requests), as soon as it becomes available but in any event with 45 days after the start of each of its Financial Years (or such earlier time as is set forth in Section 5.04(b)(iv)), an annual Budget for that Financial Year.

(ii)            Borrower shall ensure that each Budget under paragraph (b) of the definition thereof:

(1)            is in a form reasonably acceptable to the Administrative Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, and projected financial covenant calculations and a twelve (12) month cashflow forecast for the Group; and

(2)            is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under Section 5.01(a).

(iii)          If Borrower updates or changes the Budget or the Budget has previously not been approved by the Board, Borrower shall within not more than ten (10) Business Days of the update or change being made or approval by the Board being granted deliver to the Administrative Agent in sufficient copies for all the Lenders (if the Administrative Agent so requests), such updated or changed or approved Budget together with a written explanation of the main changes in that Budget.

(e)            Presentations.  If the Administrative Agent reasonably suspects a Default is continuing or may have occurred or may occur, upon request by the Administrative Agent giving reasonable notice, an officer of Borrower shall give a presentation to the Administrative Agent and the Lenders about the on-going business and financial performance of the Group.

(f)            Year-end.  Borrower shall procure that:

(i)             each Financial Year-end of each member of the Group falls on December 31; and

(ii)            each Accounting Quarter ends on a Quarter Date.

(g)            Information; Miscellaneous.  Borrower shall supply to the Administrative Agent in sufficient copies for all the Lenders(if the Administrative Agent so requests):

(i)              copies of all documents dispatched by Borrower to its shareholders generally (or any class of them) or its senior creditors generally at the same time as they are dispatched;

(ii)            promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which involve a potential or alleged liability exceeding in aggregate at any one time $5,000,000 in respect of Borrower and its Subsidiaries;

(iii)            (if and to the extent prepared) the annual combined GAAP financial statements of CET 21 and its Subsidiaries, promptly after such preparation;

(iv)       promptly, such information as the Security Agent may reasonably require about the Collateral and compliance of the Loan Parties with the terms of any Security Documents; and

(v)            promptly, on request, such further information regarding the financial condition, assets or operations of any member of the Group as any Lender (through the Administrative Agent) may reasonably request.

Section 5.02                   Notices of Material Events.  Borrower will furnish (or cause to be furnished) to the Administrative Agent prompt written notice of (i) the occurrence of any Default or Event of Default, (ii) the occurrence of any “default” or “event of default” as such terms are defined in the definitive documents applicable to any Material Indebtedness (including, without limitation, the 2017 PIK Notes Indenture, 2017 Third Party Credit Agreement and Reimbursement Agreement) and (iii) any material amendments or waivers to the definitive documentation applicable to any Material Indebtedness (including, without limitation, the 2017 PIK Notes Indenture, 2017 Third Party Credit Agreement and Reimbursement Agreement).  Each notice delivered under clauses (i) and (ii) of the preceding sentence of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the Default or Event of Default, in the case of clause (i), or other event, in the case of clause (ii), requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03                   Use of Proceeds.  The Loan shall be used by Borrower solely to repay the 2015 Notes at the stated maturity thereof.  No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors, including Regulations T, U and X.  Borrower will not request the Loan, and Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Section 5.04                  Financial Covenants.

(a)            Borrower shall ensure that:

(i)  Cashflow Cover. In respect of any test date set forth in the table below, Cashflow Cover shall not be less than the ratio set forth opposite such date in the table below:

Test Date	Minimum Cashflow Cover Ratio
December 31, 2015	0.250 to 1.00
March 31, 2016	0.300 to 1.00
June 30, 2016	0.350 to 1.00
September 30, 2016	0.400 to 1.00
December 31, 2016	0.425 to 1.00
March 31, 2017	0.450 to 1.00
June 30, 2017	0.500 to 1.00
September 30, 2017	0.500 to 1.00
December 31, 2017	0.500 to 1.00
March 31, 2018	0.525 to 1.00
June 30, 2018	0.600 to 1.00
September 30, 2018	0.650 to 1.00
December 31, 2018	0.700 to 1.00
Each Quarter Date thereafter	Levels are set pursuant to Section 5.04(b)(iv)

(ii)           Interest Cover.  In respect of any test date set forth in the table below, Interest Cover shall not be less than the ratio set forth opposite such date in the table below:

Test Date	Minimum Interest Cover Ratio
December 31, 2015	0.75 to 1.00
March 31, 2016	0.75 to 1.00
June 30, 2016	0.80 to 1.00
September 30, 2016	0.80 to 1.00
December 31, 2016	0.85 to 1.00
March 31, 2017	0.85 to 1.00
June 30, 2017	0.90 to 1.00
September 30, 2017	0.90 to 1.00
December 31, 2017	0.95 to 1.00
March 31, 2018	1.00 to 1.00
June 30, 2018	1.10 to 1.00
September 30, 2018	1.25 to 1.00
December 31, 2018	1.35 to 1.00
Each Quarter Date thereafter	Levels are set pursuant to Section 5.04(b)(iv)

(iii)            Consolidated Total Leverage.  In respect of any test date set forth in the table below, Consolidated Total Leverage shall not exceed the ratio set forth opposite such date in the table below:

Test Date	Maximum Consolidated Total Leverage Ratio
December 31, 2015	12.50 to 1.00
March 31, 2016	12.00 to 1.00
June 30, 2016	11.50 to 1.00
September 30, 2016	11.00 to 1.00
December 31, 2016	11.00 to 1.00
March 31, 2017	10.50 to 1.00
June 30, 2017	10.50 to 1.00
September 30, 2017	10.00 to 1.00
December 31, 2017	10.00 to 1.00
March 31, 2018	9.50 to 1.00
June 30, 2018	9.50 to 1.00
September 30, 2018	9.00 to 1.00
December 31, 2018	9.00 to 1.00
Each Quarter Date thereafter	Levels are set pursuant to Section 5.04(b)(iv)

                (b)           Covenant Testing.

(i)            The financial covenants set out in Section 5.04(a) shall be calculated using the consolidated financial statements of Borrower prepared in accordance with GAAP and tested on a consolidated basis by reference to each of the consolidated financial statements of Borrower delivered pursuant to Section 5.01(a) and/or each Compliance Certificate delivered pursuant to Section 5.01(b).

(ii)           For the purpose of calculating the financial covenants set out in Section 5.04(a):

(1)            there shall be included in determining EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the Relevant Period of any company, business or undertaking that is acquired by a member of the Group and is not subsequently sold, transferred or otherwise disposed of during such Relevant Period;

(2)            there shall be excluded in determining EBITDA for any Relevant Period the earnings before interest, tax depreciation and amortization (calculated on the same basis as EBITDA, mutatis mutandis) of any company, business or undertaking that is sold, transferred or otherwise disposed by a member of the Group during such period; provided, however, that in the case of a Permitted Disposal under clause (i) of the defined term “Permitted Disposal”, this paragraph (2) shall not apply if the effect of its application to such clause (i) would be the sole cause of an Event of Default under the financial covenants set out in Section 5.04(a);

(3)             for purposes of determining Consolidated Total Leverage at the end of any Relevant Period in the outstanding amount of any Group Borrowings shall be determined using the blended average Euro and Dollar conversion rate used by Borrower across the four applicable fiscal quarters when preparing the Quarterly Financial Statements or Annual Financial Statements, as applicable, for such Relevant Period; and

(4)            for the avoidance of doubt, for purposes of computing Consolidated Total Leverage, the amount of 2017 PIK Notes and Term Loans outstanding shall be equal to the aggregate principal face amount of such 2017 PIK Notes and Term Loans outstanding at any such time, without giving effect to the tax treatment or accounting standards used in respect thereof;

(iii)          Financial covenants shall be tested as of the end of each Accounting Quarter of Borrower, beginning with the first full Accounting Quarter of Borrower occurring after the Effective Date, set forth in each applicable table in paragraph (a) above.

(iv)         Borrower shall deliver to the Administrative Agent on or before December 31, 2018 a Budget and projections for the Financial Year ended December 31, 2019 and thereafter, but on or before February 15, 2019, Borrower and Administrative Agent shall negotiate covenant levels on a quarterly basis for 2019 for each of the financial covenant ratios contained in paragraph (a) that include a similar amount of cushion to the Budget numbers as the then existing ratios in paragraph (a) contain.  Until Borrower and the Administrative Agent mutually agree to such new ratios, the ratios provided in paragraph (a) above for the Accounting Quarter ended December 31, 2018 shall continue to apply for purposes of compliance with this Section 5.04 during each Accounting Quarter of 2019.

Section 5.05                  Authorizations.  Each Loan Party and each other member of the Group shall promptly:

(a)           obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)           upon request, supply certified copies to the Administrative Agent of,

any approval by any Authorization (including, without limitation, the Broadcasting Licenses) required under any law or regulation of a Relevant Jurisdiction to:

(i)            enable it to perform its obligations under the Loan Documents;

(ii)           ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document (subject to any necessary translation of such Loan Documents and notarization of any such translation); and

(iii)         carry on its business where failure to obtain, comply or maintain such approval by any Authorization has or is reasonably likely to have a Material Adverse Effect.

Section 5.06                  Compliance with Laws.

(a)            Each Loan Party shall (and Borrower shall ensure that each member of the Group will) comply in all respects with (i) all Anti-Corruption Laws and applicable Sanctions to which it is subject and (ii) all other laws to which it is subject, if, in the case of this clause (ii), failure so to comply has or is reasonably likely to have a Material Adverse Effect.

(b)           Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07                   Taxation.

(a)            Borrower shall (and shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)            such payment is being contested in good faith;

(ii)           adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Section 5.01(a); and

(iii)         such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)          No member of the Group may change its residence for Tax purposes.

Section 5.08                  Merger.  No member of the Group shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

Section 5.09                  Change of Business.  Borrower shall not, and shall not permit any Subsidiary to, engage in any business other than a Permitted Business.

Section 5.10                  Acquisitions.

(a)           Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) acquire a company or other entity or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)           Paragraph (a) above does not apply to an acquisition of a company, or other entity, or of shares, securities or a business or undertaking (or, in each case, any interest in any of them):

(i)            where:

(1)	no Event of Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(2)	in the case of acquisition of a company or partnership, it is incorporated with limited liability or is a limited liability partnership and it is engaged in a business substantially the same as that carried on by the Group; and

(3)	the Total Purchase Price for such acquisition, when aggregated with the Total Purchase Price for any other acquisitions under this paragraph (b)(i) does not in any Financial Year of Borrower exceed $5,000,000 or its equivalent;

(ii)           which is a Permitted Acquisition or a Permitted Transaction.

Section 5.11                   Joint Ventures.

(a)           Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will):

(i)            enter into, invest in or acquire (or agree to acquire) any shares, stock, securities or other interest in any Joint Venture; or

(ii)  transfer any assets or lend to or guarantee or give an indemnity for or grant any Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)  Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if:

(i)  no Event of Default is continuing or would result from such acquisition, transfer, loan or guarantee and:

(1)            the Joint Venture is engaged in a business substantially the same as that carried on by the Group or any reasonable extension of such business; and

(2)            the aggregate Joint Venture Investment in any Financial Year of Borrower in all Joint Ventures does not exceed $5,000,000 or its equivalent;

(ii)            such transaction is permitted under Section 5.10(b)(i) or is a Permitted Acquisition or is otherwise permitted by Section 5.14, or is a Permitted Loan or is otherwise permitted by Section 5.16.

Section 5.12                  Pari Passu Ranking.  Each Loan Party shall ensure that at all times any unsecured and unsubordinated claims of any Lender against it under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

Section 5.13                  Negative Pledge.  In this Section 5.13, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.  Except as permitted under paragraph (c) below:

(a)           Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)          Borrower shall not (and shall ensure that no other member of the Group will):

(i)             sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(ii)           sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)         enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)         enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)           Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)            a Permitted Security; or

(ii)          a Permitted Transaction.

Section 5.14  Disposals.

(a)           Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)           Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)            of assets made (x) while no Event of Default is continuing or would result from such sale, lease, transfer or other disposal, (y) for a purchase price where Borrower shall receive not less than 75% of such consideration in the form of cash or Additional Assets and (z) where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration received or receivable for any other sale, lease, license, transfer or other disposal made under this paragraph (b)(i)) does not in any Financial Year of Borrower, exceed $5,000,000 or its equivalent, subject (in relation to any asset which constitutes Collateral) to the provisions of the Security Documents;

(ii)           of assets to a member of the Group made while no Event of Default is continuing or would result from such sale, lease, transfer or other disposal; or

(iii)         which is a Permitted Disposal or a Permitted Transaction.

Section 5.15                  Arm’s Length Basis.

(a)           Except as permitted by paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) enter into any transaction with any Affiliate other than a member of the Group unless:

(i)            the terms of such transaction are no less favorable to Borrower or such other member of the Group, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(ii)           in the event such transaction involves an aggregate amount in excess of €20 million, the terms of such transaction have been approved by a majority of the members of the Board and by a majority of the members of the Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such transaction satisfies the criteria in paragraph (i) above); and

(iii)          in the event such transaction involves an aggregate amount in excess of €75 million, Borrower has received a written opinion from an independent investment banking firm of internationally recognized standing that such transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate.

(b)          The following transactions shall not be a breach of this Section 5.15:

(i)            any cash dividends, redemption of capital or distributions made by a member of the Group to a member of the Group to the extent permitted under Section 5.22;

(ii)            fees, costs and expenses payable under the Loan Documents in the amounts agreed by the Administrative Agent;

(iii)         any Permitted Transaction; and

(iv)         any transaction between or among (x) any member of the Group and (y) the Administrative Agent and any of its Affiliates, including, without limitation, this Agreement and the Loan Documents, the Revolving Loan Credit Agreement, the Term Loan Agreement, the Reimbursement Agreement and the 2017 PIK Notes Indenture.

Section 5.16                  Loans or Credit.

(a)           Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)           Paragraph (a) above does not apply to:

(i)            a loan made by a member of the Group while no Event of Default is continuing or would result from the making of such loan, which when aggregated with the principal amount of any other loans made under this paragraph does not in any Financial Year of Borrower, exceed $5,000,000 or its equivalent; or

(ii)           a Permitted Loan or a Permitted Transaction.

Section 5.17                  No Guarantees or Indemnities.

(a)           Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee or guarantees in respect of any obligation of any person where the maximum aggregate contingent liability of the Group under all such guarantees exceeds $5,000,000 at any time.

(b)           Paragraph (a) does not apply to a guarantee which is:

(i)            a Permitted Guarantee; or

(ii)           a Permitted Transaction.

Section 5.18                   Financial Indebtedness.

(a)           Except as permitted under paragraph (b) below, Borrower shall not (and shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)           Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)            incurred while no Event of Default is continuing or would result from such incurrence, the outstanding amount of which does not exceed $7,000,000 (or its equivalent) in aggregate for the Group in any Financial Year of Borrower;

(ii)           incurred while no Event of Default is continuing or would result from such incurrence under finance or capital leases provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $7,000,000 (or its equivalent in other currencies) at any time; or

(iii)         Permitted Financial Indebtedness or a Permitted Transaction.

Section 5.19                  Access.  If an Event of Default is continuing, each Loan Party shall (and Borrower shall ensure that each member of the Group will) permit the Administrative Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Administrative Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the applicable Loan Party to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with management of the Group.

Section 5.20                  Intellectual Property.

(a)           Borrower shall (and shall ensure that each other member of the Group will):

(i)            preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of members of the Group;

(ii)           use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(iii)         make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property owned by it in full force and effect and record its interest in that Intellectual Property;

(iv)        not use or permit the Intellectual Property to be used by it or any relevant member of the Group in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any relevant member of the Group to use such property; and

(v)          not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (i), (ii) and (iii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)          Failure to comply with any part of paragraph (a) above, shall not be a breach of this Section 5.20 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

Section 5.21                          Amendments.

(a)           Except as permitted under paragraph (b) below, no Loan Party shall (and Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate the constitutional documents of a Loan Party or another member of the Group, the Revolving Loan Credit Agreement, the Term Loan Credit Agreement, the 2017 PIK Notes Indenture or the 2017 Third Party Credit Agreement, in each case in any manner adverse to the Lenders in any material respect.

(b)          Paragraph (a) does not apply to any amendment, variation, novation, supplement, superseding, waiver or termination to which the Required Lenders consent.

Section 5.22                  Restricted Payments.

(a)           Except as permitted by paragraph (b) below, Borrower shall not (and Borrower shall ensure that no member of the Group will) directly or indirectly:

(i)            declare or pay any dividend or make any distribution (including any payment in connection with any merger, amalgamation or consolidation involving Borrower or any Subsidiary of Borrower) on or in respect of its Capital Stock except:

(1)            dividends or distributions payable solely in Capital Stock of Borrower (other than Disqualified Stock) or in options or warrants or other rights to purchase such Capital Stock of Borrower; and

(2)            dividends or distributions payable to Borrower or a Subsidiary of Borrower (and, if such Subsidiary has shareholders other than Borrower or other Subsidiaries of Borrower, to its other shareholders on a pro rata basis);

(ii)           purchase, redeem, retire or otherwise acquire for value any Capital Stock of Borrower held by Persons other than Borrower or a Subsidiary of Borrower (other than in exchange for Capital Stock of Borrower (other than Disqualified Stock));

(iii)         purchase, repurchase, prepay, repay, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, prepayment or repayment redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(iv)         make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) shall be referred to herein as a “Restricted Payment”).

(b)          Paragraph (a) above does not apply to:

(i)            so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of Borrower or any Subsidiary of Borrower or any parent of Borrower held by any existing or former employees or management of Borrower or any Subsidiary of Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause from and after February 28, 2014 will not exceed $3,000,000 in the aggregate for all such redemptions and repurchases; and

(ii)           repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or withholding tax thereon;

Section 5.23                  Additional Guarantees.  Borrower shall cause each Subsidiary that is not a Subsidiary Guarantor that, after the Effective Date, guarantees the 2017 PIK Notes or any other Financial Indebtedness incurred by Borrower, CME NV or CME BV under a credit facility or in connection with a capital markets transaction, in each case including any refinancing thereof, to simultaneously or prior thereto provide a guarantee on substantially the same terms and conditions as those set forth in Exhibit A to the Guarantee.  Notwithstanding the foregoing, Borrower shall not be obligated to cause such Subsidiary to guarantee the Loan to the extent that the grant of such Guarantee would not be consistent with applicable laws or would be reasonably likely to result in any liability for officers, directors or shareholders of such Subsidiary.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01                  Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           non-payment of any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           non-payment of any interest on the Loan or other fee payable under the Loan Documents, within three (3) Business Days after the same shall become due and payable;

(c)           any representation or warranty made or deemed made by the Loan Parties in Article III hereof or in any other Loan Document, or in any amendment hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Loan Parties shall fail to observe or perform (i) any covenant, condition or agreement contained in Section 5.01(a), Section 5.01(b), Section 5.01(d), Section 5.01(g)(ii), Section 5.05(b) and Section 5.09; provided that no Event of Default under this clause (i) will occur if the failure to comply is capable of remedy and is remedied within five (5) Business Days of the earlier of (A) the Administrative Agent or any Lender giving notice to Borrower and (B) Borrower becoming aware of the failure to comply or (ii) any covenant, condition or agreement contained in Section 2.09(b), Section 5.02, Section 5.03, Section 5.04, Section 5.05(a), Section 5.08, Section 5.10, Section 5.11, Section 5.13, Section 5.14, Section 5.16, Section 5.17, Section 5.18, Section 5.22 and Section 5.23;

(e)          the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those contained in paragraphs (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or a Lender to Borrower;

(f)            (i) an “event of default” shall occur under the 2017 PIK Notes Indenture (regardless of whether subsequently waived), the Revolving Loan Credit Agreement, the Term Loan Credit Agreement, the 2017 Third Party Credit Agreement or the Reimbursement Agreement, in each case as such term is defined therein, (ii) the principal amount of any other Material Indebtedness is not paid at the maturity thereof (whether at stated maturity, acceleration or otherwise) or (iii) a default shall occur under any other Material Indebtedness which results in the acceleration of such other Material Indebtedness prior to the stated maturity thereof;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, reorganization or other relief in respect of any Loan Party or Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (“Bankruptcy Law”) or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Loan Party or Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 consecutive days or a final, not temporary or interim, unappealable order or decree approving or ordering any of the foregoing shall be entered;

(h)          any Loan Party or Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, reorganization or other relief under any Bankruptcy Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (g) of this Article, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Loan Party or Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Loan Party or Significant Subsidiary is unable or shall admit in writing its inability to pay its debts generally;

(j)            Borrower or any of its Significant Subsidiaries fails to satisfy any final and non-appealable judgment or arbitral award against it or its assets made by any competent court or tribunal to which it or its assets is or are subject, where the amount of relief from, and/or a liability (including, without limitation, any pre- and/or post-judgment interest but excluding any award in respect of costs or relevant proceedings) under such judgment or award, of Borrower and any of its Significant Subsidiaries as a whole is at any time in aggregate amount at least $25,000,000 (or its equivalent in any currency);

(k)           a Change of Control shall occur; provided that such Change of Control shall not have been caused directly or indirectly by any action taken by Time Warner Inc. or any of its Affiliates;

(l)            this Agreement or any other Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions or interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its financial obligation under this Agreement or any other Loan Document;

(m)         any security interest and Security purported to be created by any Security Document with respect to any Collateral shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Security, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected security interest in and Security on all of the Collateral thereunder in the manner provided for in the Amended Intercreditor Agreement) in favor of the Administrative Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, security interest in or Security on the Collateral covered thereby in the manner provided for in the Amended Intercreditor Agreement; or

(n)          any prepayment made in violation of Section 2.08(a)(i);

then, and in every such event (other than an event with respect to Borrower described in paragraphs (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the applicable Required Lenders shall, by notice to Borrower, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in paragraphs (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01                 Appointment and Authority.  Each Lender hereby irrevocably appoints Time Warner Inc. (or any of its Affiliates as selected from time to time by Time Warner Inc. in its sole discretion) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The Lenders and Borrower agree that, notwithstanding any provision contained in Section 7.06, at any time Time Warner Inc. or any of its Affiliates is the Administrative Agent under this Agreement, each of Time Warner Inc. or such Affiliate shall be permitted to assign its rights and duties as Administrative Agent under this Agreement to any of its Affiliates without requiring the prior consent of any Lender and without creating any duty to consult Borrower.  Upon the occurrence of any such assignment, (i) the parties thereto shall provide prompt notice thereof to the Lenders and Borrower, along with updated notice information for purposes of Section 8.01(a)(ii), (ii) Time Warner Inc. or its Affiliate, as applicable, shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents as if otherwise constituting a resignation under Section 7.06 at the time such Person makes such assignment and (iii) the assignee to such assignment shall be subject to all other rights and duties under this Article VII.

Section 7.02                  Administrative Agent Individually.

(a)          The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Each Lender is aware that the Administrative Agent or its affiliates owns equity interests in Borrower and, as an equity owner, may take or omit to take actions relating thereto or as a result of its equity ownership in its sole discretion.

Section 7.03                  Duties of Administrative Agent; Exculpatory Provisions.

(a)           The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not be subject to any fiduciary or other implied duty, whether or not a Default or Event of Default has occurred or is continuing and shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.  The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 or Article VI) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until Borrower or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)          Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 7.04                  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Loan, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05                  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.03 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.06  Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank or a trust company with an office in the United States of America, or an affiliate of such a bank or trust company; provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender, directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph; provided further that so long as no such successor Administrative Agent shall have accepted such appointment Borrower shall have the right to appoint, at its own cost and expense, a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank or a trust company with an office in the United States of America (an “Interim Administrative Agent”), which Interim Administrative Agent shall serve as Administrative Agent in all respects (with the rights, privileges and obligations thereof, including without limitation the right to resign (and appoint a successor) as set forth above in this Section 7.06) until such time as the Required Lenders appoint a successor thereto in accordance with the provisions described above in this Section 7.06). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as a successor Administrative Agent or Interim Administrative Agent has been appointed as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.07                  Non‑Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deep appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making the Loan and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making the Loan and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

ARTICLE VIII

MISCELLANEOUS
Section 8.01                   Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service and, if sent by facsimile, to the extent transmitted by 3:00 pm (local time of recipient) on a Business Day, will be deemed to have been received on that Business Day, and if transmitted by facsimile after 3:00 pm (local time of the recipient) on a Business Day or any other day, then on the Business Day next following the day of transmittal (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a party may designate to the other parties:

(i)            if to Borrower or any other Loan Party:

Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00  Prague 5 - Barrandov
Czech Republic
Facsimile:               + 420-242-464-483
Attention:              Legal Counsel

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention:              Jeffrey A. Potash
Tony Lopez
Facsimile:               + 1 (212) 335-4510

(ii)  if to the Administrative Agent and Time Warner Inc., in its role as Lender: Time Warner Inc., to it at One Time Warner Center, New York, NY 10019, Attention Chief Financial Officer (Facsimile No. + 1 (212) 484-7175), with copies to its General Counsel (Facsimile No. + 1 (212) 484-7167) and its Treasurer (Facsimile No. + 1 (212) 484-7151), (x) Steve Kapner (Facsimile No. (212) 484-7151) and (y) Lee Galvez (Facsimile No. (212) 484-7151); and

(iii)          if to any other Lender, to it at its address (or fax number) set forth in any Assignment and Assumption.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02                  Waivers; Amendments.

(a)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of the Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Lender affected thereby, (iv) change Sections 2.08(a) or (b) or Sections 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section 8.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Subsidiary Guarantor from liability under the Guarantee or limit the liability of any Subsidiary Guarantor in respect of the Guarantee, without the written consent of each Lender or (vii) release all or substantially all of the Collateral from the Security of the Security Documents, without the written consent of each Lender.

(b)          Notwithstanding the provisions set forth in Section 8.02(a) above, Borrower’s consent shall not be required for (A) any amendment to this Agreement to incorporate usual and customary capital adequacy or conduit lender provisions or (B) amendments to Article II or Article VII of this Agreement (and related definitions), in each case that are necessary (as determined by the Required Lenders in good faith) to facilitate the appointment of a successor Administrative Agent or an assignment by a Lender otherwise permitted by this Agreement and so long as any such amendment does not create or result in the imposition of any obligation on Borrower which is in any way more burdensome on Borrower than as set forth herein.

Section 8.03                  Expenses; Indemnity; Damage Waiver.

(a)           The Loan Parties shall pay (i) all reasonable invoiced out‑of‑pocket expenses incurred by the Administrative Agent and the Lenders, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (ii) all documented out‑of‑pocket expenses invoiced to and incurred by the Administrative Agent and/or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loan made, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) fees of the Administrative Agent in connection with the administration of the Loan Documents to the extent that Time Warner Inc. or one of its Affiliates is not the Administrative Agent hereunder.

(b)          Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent and each Lender and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by the Administrative Agent or a Lender (or their respective  successors or assignees) against the Administrative Agent or any other Lender (or their respective successors or assignees), as applicable) arising out of, related to or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the execution or delivery of any Loan Document or any other document or instrument contemplated thereby, the performance by the Loan Parties of their respective obligations thereunder, or the consummation of the transactions contemplated thereby, (ii) any violation by Borrower or any Subsidiary of Borrower of any Environmental Law or any other law, rule, regulation or order, (iii) the actual or proposed use of the proceeds of the Loan, or (iv) any transaction in which any proceeds of the Loan are applied (EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE HAS BEEN DETERMINED BY A FINAL NON‑APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE SOLELY RESULTED BY REASON OF THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.  IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 8.03(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.

(c)           To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent under paragraphs (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share computed on the Credit Exposure of such Lender to the Credit Exposure of all Lenders determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost, penalty, fee or related expense, as the case may be, was incurred by or asserted against such Person in its respective capacity as such.

(d)          To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           All amounts due under this Section 8.03 shall be payable not later than three (3) Business Days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 8.04                  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and each assignee and successor shall deliver the forms required to be delivered by a Lender pursuant to Section 2.14(e).  Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.  No Lender may assign its Loans hereunder without the prior consent of Borrower not to be unreasonably withheld; provided that such consent shall be deemed to have been given if Borrower has not responded to a proposed assignment within five (5) Business Days following its receipt of notice of such proposed assignment; provided, further, that Borrower’s consent shall not be required (i) for any assignments by Time Warner Inc. to any of its Affiliates (including, for the avoidance of doubt, TWMH) and (ii) at any time an Event of Default has occurred and is continuing at the time of such assignment.

(b)          The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption.  From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c)          The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.02(a) that affects such Participant.  Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(e)           A Participant shall not be entitled to receive any greater payment under Sections 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or other central bank, and this Section 8.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(g)          Borrower, upon receipt of written notice from any Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

Section 8.05                  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.11 and 2.14, Article VII and Sections 8.03 and 8.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loan, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 8.06                  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07                 Severability.  Any provision of this Agreement or the Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08                  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Borrower or any Subsidiary Guarantor against any and all of the obligations of Borrower or such Subsidiary Guarantor existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such obligations of Borrower or such Subsidiary Guarantor may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender under this Section 8.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.  Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.09                  Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, Security Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or any Subsidiary Guarantor or any of their respective properties in the courts of any jurisdiction (i) to enforce a judgment obtained in accordance with this Section or (ii) to proceed against the Collateral under any Security Document.

(c)           Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 8.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  In addition, each Loan Party hereby irrevocably designates, appoints and empowers CT Corporation System, the principal office of which is 111 Eighth Avenue, New York, NY 10011 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any kind and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document.  By executing this Agreement, each Loan Party hereby confirms that the Process Agent irrevocably accepts such designation, appointment and agency, which shall remain in full force and effect until such time that a notice is delivered by the Process Agent and each Loan Party to the Lenders (in form and substance reasonably satisfactory to the Lenders) stating that the Process Agent will no longer be serving as Process Agent, at which time each Loan Party shall designate a replacement Process Agent satisfactory to the Lenders (and deliver the appropriate documentation in respect thereof as reasonably requested by the Lenders).  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and such Person hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Person at its address specified in Section 8.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10                  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11                  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12                  Confidentiality.

(a)          Time Warner Inc., in its capacity as Administrative Agent and/or Lender, and Borrower agree to maintain confidentiality in the manner set forth in the Confidentiality Agreement; provided that, notwithstanding any other provision in the Confidentiality Agreement to the contrary, subject to an agreement containing provisions no less restrictive than those of this Section 8.12, Time Warner Inc. may disclose any Information (as defined below) to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, either as Administrative Agent or Lender.

(b)           In addition, each of the Administrative Agent (if not Time Warner Inc.) and the Lenders (other than Time Warner Inc.) agrees to maintain the confidentiality of the Information and not to disclose or permit its disclosure to any Person, for a period of at least one (1) year following the termination of this Agreement, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by or legally obligated to disclose it pursuant to a request of any regulatory authority or Governmental Authority purporting to have jurisdiction over it (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency, or (ii) the CUSIP Service Bureau or any similar organization, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of their respective Affiliates on a non‑confidential basis from a source other than Borrower.

(c)          For purposes of this Section, “Information” means all information received at any time prior to the Effective Date and afterwards from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non‑confidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, and at least reasonable care.

Section 8.13                  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 8.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon to the date of repayment, shall have been received by such Lender.

Section 8.14                  No Waiver; Remedies.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies of the Administrative Agent and the Lenders provided in this Agreement are cumulative and not exclusive of any remedies that they would otherwise have.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 8.15                  USA Patriot Act Notice and “Know Your Customer” Provisions.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act and pursuant to other applicable “know your customer” and anti‑money laundering rules and regulations, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti‑money laundering rules and regulations, including the USA Patriot Act.

Section 8.16                  Judgment Currency.

(a)           The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties covenant and agree to pay, or cause to be paid, either (i) such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date, or (ii) such amount, in the Obligation Currency, equal to the amount of the applicable judgment denominated in Judgment currency, converted to the Obligation Currency in accordance with the Judgment Currency Conversion Date.

(c)           For purposes of determining the rate of exchange for this Section 8.16, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 8.17                  Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

Section 8.18                  No Personal Liability of Directors, Officers, Employees, Incorporators or Stockholders.  No director, officer, employee, incorporator or shareholder of Borrower, or any of its Subsidiaries, as such, shall have any liability for any obligations of Borrower or any of its Subsidiaries with respect to the Loan, this Agreement or the Guarantees hereof, or for any claim based on, in respect of, or by reason of, such obligation or their creation.  Each Lender by making a Loan hereunder waives and releases all such liability.  The waiver and release are part of the consideration for Borrower’s entry into this Agreement and its borrowing of the Loan hereunder.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD, as Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

TIME WARNER INC., as Administrative Agent

By:
Name:
Title:

TIME WARNER INC., as Lender

By:
Name:
Title:

TIME WARNER MEDIA HOLDINGS B.V., as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

SCHEDULE 1.01

Commitment

Lender	Commitment Amount

Schedule 3.08

SCHEDULE 3.081

[Filing or Stamp Tax

Curaçao stamp tax (zegelbelasting) amounting to not more than NAFL 20 ($11.20) per page of document and/or registration tax of NAFL 10 ($5.60) per document will be payable in Curaçao in respect of or in connection with (i) the execution, delivery and/or enforcement by legal proceedings of the Credit Agreement and any other Loan Document including the Subsidiary Guarantee or (ii) the performance by any party of its obligations thereunder, in each case to the extent that such actions take place in Curaçao, or in case of registration in Curaçao of documents or if such documents are brought into the courts of Curaçao. Moreover, court fees will be due in the case of litigation in the courts of Curaçao.]

1 To be updated.

Schedule 3.08

SCHEDULE 3.132

Subsidiaries

Company	Jurisdiction of Organization	Ownership/Voting Interest
BTV Media Group EAD	Bulgaria	94%
Media Pro Sofia EOOD*	Bulgaria	100%
Radiocompany C.J. OOD	Bulgaria	69.56%
Media Pro Audiovizual d.o.o.*	Croatia	100%
Nova TV d.d.	Croatia	100%
Central European Media Enterprises N.V.	Curaçao	100%
CET 21 spol. s r.o.	Czech Republic	100%
CME Services s.r.o.	Czech Republic	100%
Čertova nevěsta, s.r.o.	Czech Republic	100%
Pro Digital S.R.L.	Moldova	100%
CME Bulgaria B.V.	Netherlands	94%
CME Development Financing B.V.	Netherlands	100%
CME Investments B.V.	Netherlands	100%
CME Media Enterprises B.V.	Netherlands	100%
CME Media Pro B.V.	Netherlands	100%
CME Media Pro Distribution B.V.	Netherlands	100%
CME Programming B.V.	Netherlands	100%
CME Slovak Holdings B.V.	Netherlands	100%
Hollywood Multiplex Operations S.R.L.	Romania	100%
Mediapro Magic Factory S.R.L.	Romania	100%
Media Pro Distribution S.R.L.	Romania	100%
Media Pro International S.A.*	Romania	100%
Mediapro Music Entertainment S.R.L.	Romania	100%
Media Pro Entertainment Romania S.A.	Romania	100%
Pro TV S.A.	Romania	100%
Pro Video S.R.L.	Romania	100%
Studiourile Media Pro S.A.	Romania	92.21%
MARKÍZA-SLOVAKIA, spol. s r.o.	Slovak Republic	100%
Kanal A d.o.o.	Slovenia	100%
MMTV 1 d.o.o.*	Slovenia	100%
POP TV d.o.o.	Slovenia	100%
Produkcija Plus d.o.o.	Slovenia	100%
TELEVIDEO d.o.o.	Slovenia	100%
CME Media Services Limited	United Kingdom	100%

* In liquidation

2 To be updated as of the Effective Date.